                                 STATE OF ISRAEL











This description of the State of Israel is dated as of July 1, 2002 and appears as Exhibit D to the State of Israel's Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2001.

                                TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
Map of Israel........................................................................................D-1
State of Israel......................................................................................D-3
The Economy..........................................................................................D-13
Balance of Payments and Foreign Trade................................................................D-36
The Financial System.................................................................................D-48
Public Finance.......................................................................................D-56
Public Debt..........................................................................................D-65
Debt Record..........................................................................................D-70
Tables and Supplementary Information.................................................................D-71

                                 LIST OF TABLES


                                                                                                    PAGE
                                                                                                    ----
Table No.  1  NIS/U.S. Dollar Exchange Rates.........................................................D-2
Table No.  2  Immigrants by Place of Last Residence..................................................D-6
Table No.  3  Distribution of Knesset Seats by Party.................................................D-7
Table No.  4  Main Economic Indicators...............................................................D-14
Table No.  5  Resources and Use of Resources.........................................................D-15
Table No.  6  Composition and Growth of the Business Sector Product..................................D-16
Table No.  7  Manufacturing Production by Category...................................................D-17
Table No.  8  Imports and Production of Crude Oil, Natural Gas, etc..................................D-21
Table No.  9  Tourist Arrivals by Area of Origin and Receipts........................................D-22
Table No. 10  Selected Price Indices.................................................................D-24
Table No. 11  Structure of Employment in Israel......................................................D-25
Table No. 12  Principal Labor Market Indicators......................................................D-26
Table No. 13  Selected State-Owned Companies.........................................................D-29
Table No. 14  Balance of Payments....................................................................D-37
Table No. 15  Exports of Goods by Major Groups.......................................................D-40
Table No. 16  Imports of Goods by Major Groups.......................................................D-41
Table No. 17  Exports of Goods by Region.............................................................D-42
Table No. 18  Imports of Goods by Region.............................................................D-42
Table No. 19  Merchandise Trade Indices..............................................................D-43
Table No. 20  External Assets and Liabilities (Debt Instruments).....................................D-45
Table No. 21  Average Exchange Rates.................................................................D-47
Table No. 22  Selected Interest Rates................................................................D-52
Table No. 23  Monetary Indicators....................................................................D-52
Table No. 24  Assets, Liabilities and Equity Capital of the Five Major Banking Groups................D-54
Table No. 25  The Budget Deficit and Its Financing...................................................D-57
Table No. 26  The Domestic Budget Deficit and Its Financing..........................................D-58
Table No. 27  Budgeted Taxes and Other Compulsory Payments...........................................D-60
Table No. 28  Government of Israel Statement of Net Expenditures.....................................D-60
Table No. 29  Net Public Debt........................................................................D-65
Table No. 30  Ratio of Net Public Debt to GDP........................................................D-65

Table No. 31  Annual Domestic Government Debt Issuances..............................................D-66
Table No. 32  Outstanding Public Sector External Debt................................................D-68
Table No. 33  Forward Amortization (Principal) Payments of Public Sector External Debt...............D-68
Table No. 34  Government Guarantees by Category......................................................D-70

TABLES AND SUPPLEMENTARY INFORMATION:
            EXTERNAL DIRECT DEBT OF THE GOVERNMENT OF ISRAEL                                         D-71
                   Loans from the Government of the United States of America.........................D-71
                   U.S. Loan Guarantee Program.......................................................D-71
                   Housing Loans Guaranteed by AID...................................................D-72
                   Loans from the Government of Germany..............................................D-72
                   Loans from Foreign Military Sales Trusts..........................................D-72
                   Loans from Various Financial Institutions in the United States Guaranteed by AID..D-73
                   Loans from Non-Israeli Banks......................................................D-73
                   Loans Through Israeli Banks in Israel.............................................D-73
                   International Capital Markets Issues..............................................D-73
                   State of Israel Notes (Issued through the Development Corporation for Israel).....D-74
                   State of Israel Bonds (Issued through the Development Corporation for Israel).....D-74
                   Government Guarantees of External Indebtedness....................................D-77
            DOMESTIC DIRECT DEBT OF THE GOVERNMENT OF ISRAEL.........................................D-78
                   Non-linked Loans/Floating Rate....................................................D-78
                   Non-linked Loans/Fixed Rate.......................................................D-78
                   CPI Index-linked/Fixed Rate.......................................................D-78
                   CPI Index-linked/Floating Rate....................................................D-80
                   CPI Index-linked/Floating Rate....................................................D-80
                   Dollar-linked/Floating Rate.......................................................D-80

                                [MAP OF ISRAEL]





----------

* These areas are subject to agreements between Israel and the Palestinian Authority. The Palestinian Authority has gradually taken responsibility for administering certain self-rule areas, including most of the Gaza Strip and the cities of Bethlehem, Jenin, Jericho, Kalkilia, Nablus, Ramallah, Tulkarem and part of Hebron.

Except as otherwise specified, all amounts in this report are expressed in New Israeli Shekels ("NIS") or in U.S. dollars ("$", "dollars" or "USD"). Any amounts stated in U.S. dollars in this report as of a stated date or for a stated period that were converted from NIS into U.S. dollars were converted at the foreign exchange representative rate for U.S. dollars on such date, or at the average of the foreign exchange representative rates for U.S. dollars for each day during such period, as published by the Bank of Israel. The foreign exchange representative rate for U.S. dollars for any day is calculated by the Bank of Israel as the average of the NIS/$ buying and selling rates prevailing in the market on such date. The NIS/$ exchange representative rates as of the following dates and for the following periods were:

TABLE NO. 1


                         NIS/U.S. DOLLAR EXCHANGE RATES

                                                                                               YEAR
                                                                  ------------------------------------------------------------
                                                                  1997           1998          1999         2000         2001
                                                                  -----          -----         -----        -----        -----
End......................................................         3.536          4.160         4.153        4.041        4.416
Average..................................................         3.449          3.800         4.140        4.077        4.240

----------
Source: Bank of Israel

On May 20, 2002, the Bank of Israel foreign exchange representative rate for U.S. dollars was 4.854 NIS per U.S. dollar. In October 2000 all restrictions on foreign currency derivative transactions with nonresidents were abolished. For a further discussion of the convertibility of the NIS, see "Balance of Payments and Foreign Trade--Foreign Exchange Controls and International Reserves."

The fiscal year of the Government of Israel (the "Government") ends December 31. The twelve-month period ended December 31, 2001 is referred to in this Prospectus as "2001" and other years are referred to in a similar manner.

Totals in certain tables in this report may differ from the sum of the individual items in such tables due to rounding. Unless otherwise specified, amounts in NIS or USD are given in current amounts.

                                 STATE OF ISRAEL


INTRODUCTION

The State of Israel (the "State" or "Israel") is a highly developed, industrialized democracy. Since 1990, Israel has achieved improvements in most economic indicators. GDP growth, which had been 5% annually on average between 1990 and 1999, reached 6.4% in 2000. A significant factor affecting GDP growth in 2000 was the contribution of start-up companies, exports by high-tech companies, such as electronics and high-technology medical equipment, tourism and private consumption. The last quarter of 2000 showed a marked decrease in GDP, due to a variety of factors, mainly the tense situation with the Palestinian Authority, which negatively affected tourism in particular, the drop in the Nasdaq index, which slowed investments in high tech companies, and the economic slowdown in the U.S. economy, which lowered exports. As these factors persisted and worsened during 2001, the domestic slowdown intensified and GDP decreased by 0.6%.

In recent years, Israel has made substantial progress in opening its economy and major trade barriers and tariffs have been removed. Total exports of goods and services increased by 7.6% annually on average between 1990 and 1999, rose by 23.8% in 2000, and declined by 11% in 2001. Israel has concluded free trade agreements with its major trading partners, and is the only nation, except for Mexico and Jordan, that is a party to free trade agreements with both the United States and the European Union. In recent years Israel has signed free trade agreements with Switzerland, Norway, Iceland, Liechtenstein, Canada, Turkey, the Czech Republic, Slovakia, Slovenia, Poland, Hungary, Mexico, Bulgaria and Romania.

Since 1990, Israel's fiscal and monetary policies have been formulated and coordinated with the goals of reducing Israel's high tax burden, narrowing the Government's fiscal deficits, attaining levels of inflation similar to those in other industrialized countries, and enhancing economic growth. In connection with its economic policies, the Government has also pursued a policy of privatizing State-owned enterprises, including banks. After periods of high inflation in the early 1980s, inflation has been reduced and stabilized. The annual average inflation rate between 1990 and 1999 was 11.2% and in both 2000 and 2001 the annual average was 1.1%. The total budget deficit (excluding net lending and the realized profits of the Bank of Israel) averaged 3.7% of GDP per year between 1995 and 1999 and dropped to 0.7% of GDP in 2000. In 2001 the total budget deficit increased to 4.6% of GDP mainly as a result of a sharp decrease in tax collection in light of the deepening recession. The current account deficit, which averaged $3.8 billion per year between 1995 and 1999, decreased to $1.4 billion in 2000 and $1.7 billion in 2001. The unemployment rate was 8.8% in 2000 and rose to 9.3% in 2001.

Israel's productive and highly educated population remains a principal strength. Based on a 1999 survey, approximately 37% of the Israeli population over the age of 15 has a university or other advanced degree. In addition, from 1990 through 2001, approximately 1.6 million immigrants arrived, increasing Israel's population by approximately 23.2%. The new immigrants are generally highly educated and include a high percentage of scientific, academic, technical and other professional workers. Although this wave of immigration initially placed strains on the economy, raising the budget and trade deficits and contributing to a relatively high level of unemployment, these immigrants have been successfully integrated into the economy. Today, the employment rate of immigrants who came to Israel in the first half of the 1990s is similar to that of native-born Israelis. Over the past two decades, Israel has made progress in reducing the state of hostility that has existed with Arab countries in the region since the establishment of the State in 1948, although the unrest that began in September 2000 and intensified during 2001 is a major setback. The first peace agreement between Israel and its neighbors was the 1979 accord with Egypt. In September 1993, Israel and the Palestinian Liberation Organization signed a Declaration of Principles, a turning point in Israeli-Arab relations. Since that time, the peace process has progressed with further agreements between Israel and the Palestinians and the signing of a peace treaty with Jordan in 1994. Further agreements have also been signed between Israel and the Palestinians. As part of the 1994 Gaza Strip and Jericho Agreement signed in Cairo, and the 1996 Interim Agreement on the West Bank and the Gaza Strip signed in Washington, D.C., Israel withdrew from Jericho and much of the Gaza Strip, as well as from six additional West Bank towns. Further progress was made in October 1998, when Israel and the Palestinian Authority signed the Wye River Memorandum restating their commitment to the implementation of the outstanding interim obligations and the resolution of permanent issues through negotiations. In January 2000, the peace talks with Syria resumed at Shepherdstown, West Virginia. The unrest in the areas administrated by the Palestinian Authority, which began in September 2000, has been a major setback in the peace process. At the end of March 2002, as a result of a massive terror attack perpetrated against the Israeli civilian population by Palestinian extremists, Israel launched a military operation into the Palestinian Authority-controlled areas to root out the terror infrastructure. This military operation has been substantially completed, although future operations may be necessary.

GEOGRAPHY

Israel lies on the western edge of Asia bordering the Mediterranean Sea. It is bounded on the north by Lebanon and Syria, on the east by Jordan, on the west by the Mediterranean Sea and Egypt, and on the south by Egypt and the Gulf of Eilat. Israel has a total land area (excluding the Gaza Strip and the West Bank) of approximately 21,500 square kilometers or 8,305 square miles, approximately the size of the State of New Jersey. Jerusalem is the capital of Israel.

Israel's climate varies considerably from region to region, with distinct seasons. In the south, rainfall is light, amounting to about one inch per year in the Arava Valley south of the Dead Sea, while in the north it is relatively heavy, amounting to about 44 inches per year in the Upper Galilee region. Generally, Israel has between 40 and 60 days of rain annually, mainly in the period from October through April. The average daily maximum temperature in the coastal areas ranges from 65 degrees F in January to 90 degrees F in August. In Eilat, located in the south, daytime temperatures reach about 70 degrees F in January and may rise as high as 114 degrees F in August.

POPULATION

Israel's population, including Israeli citizens living in the West Bank and the Gaza Strip, was estimated as of December 31, 2001 to be 6.5 million. During the period from 1990 through 2001, Israel's population grew by more than 43%, largely as a result of immigration. In

2000, less than 10% of the population was 65 years of age or older, approximately 30% was between the ages of 35 and 64, approximately 32% was between the ages of 15 and 34, and approximately 30% was under the age of 15. Approximately 91% of the population lives in urban areas. 20% of the population lives in Israel's three largest cities: Jerusalem (population 657,000), Tel Aviv (population 354,000), and Haifa (population 270,500).

The Israeli population is composed of a variety of ethnic and religious groups. As of the end of 2000, out of the total Israeli population, 77.9% was Jewish, 15.2% was Moslem, 2.1% was Christian, and 1.6% was Druze. Israel's Declaration of Independence and various decisions by Israel's Supreme Court guarantee the freedom of worship for all Israeli citizens. Hebrew and Arabic are the official languages of Israel; English is commonly used.

Education. One year of kindergarten and ten years of primary school are compulsory for all Israeli children and are provided free of charge by the State. In addition, two more years of schooling, though not compulsory, are provided free of charge to all students. Twelve years of schooling are required for admission to a university in Israel. Based on a 1999 survey, approximately 37% of the Israeli population over the age of 15 has a university or other advanced degree. Israel has a large number of high quality educational institutions.

Health and Human Services. Israel has a ratio of approximately one doctor to every 300 people. All residents of Israel have access to medical care funded through a national health care fee. In addition, the Government makes available a wide range of social benefits to ensure support for children, the elderly, expectant mothers, and the disabled. Israel's hospitals are of high quality, with technologically advanced facilities.

Immigration. Israel has experienced a continuous flow of immigrants over time, made possible in part by Israel's Law of Return, which provides that any Jewish immigrant is entitled to become a citizen of Israel. Since 1990, the flow of immigrants has increased dramatically. During 1990 and 1991, a total of 375,600 immigrants arrived in Israel, while the average annual number of immigrants to Israel from 1992 through 2000 was 71,200. The annual number of immigrants to Israel decreased to 43,400 in 2001. The substantial flow of immigrants since 1990, totaling 1,060,000, increased Israel's population by 23.2%. Over the same period, total population growth was approximately 43%.

Approximately 86% of all immigrants to Israel since 1990 have come from the former Soviet Union. Many of these immigrants are highly educated. Of the immigrants who arrived between 1990 and 1998 and who were above 15 years of age, 65% had over 13 years of schooling. Approximately 63% of immigrants who worked in their place of last residence had scientific, academic, technical or other skilled jobs. This influx of highly skilled workers has contributed to the growth of the Israeli economy since 1990.

TABLE NO. 2

                    IMMIGRANTS BY PLACE OF LAST RESIDENCE(1)

                                        1997        1998        1999        2000         2001
                                      ---------   ---------   ---------   ---------   ---------
Asia ..............................         815         573         629         793         529
Africa
   Ethiopia .......................       1,661       3,110       2,290       2,201       3,272
   Other ..........................         622         404         391         306         301
Europe
   Former
  U.S.S.R.,
  including
  Central Asian
  republics .......................      54,818      46,032      66,848      50,816      33,521
Other .............................       4,100       3,269       2,994       2,717       2,215
Americas and Oceania
   U.S.A ..........................       1,800       1,600       1,515       1,238       1,200
   Other ..........................       2,448       1,716       2,065       2,119       2,403
Not known .........................          18          33          34           0           0
                                      ---------   ---------   ---------   ---------   ---------
Total .............................      66,221      56,730      76,766      60,192      43,433
                                      =========   =========   =========   =========   =========

----------
(1) Includes tourists who changed their status to immigrants or potential immigrants, and excludes citizens who were born abroad to Israeli citizens and came to Israel to settle permanently.

Source: Central Bureau of Statistics.

FORM OF GOVERNMENT AND POLITICAL PARTIES

The State of Israel was established in 1948. Israel is a parliamentary democracy, with governmental powers divided among separate legislative, executive, and judicial branches. Israel has no formal written constitution. Rather, a number of basic laws govern the fundamental functions of the State, including the electoral system, the government, the legislature, and the judiciary. These laws are given special status by Israeli courts relative to other laws and, in some cases, cannot be amended except by an absolute majority vote of the legislature (the "Knesset"). In 1992, the Knesset adopted two additional basic laws that guarantee the protection of property, life, body and dignity, as well as the right to privacy and freedom of occupation. All citizens of Israel, regardless of race, religion or sex, are guaranteed full democratic rights. Freedom of worship, speech, assembly, press and political affiliation are embodied in the country's laws, judicial decisions, and Declaration of Independence.

The President is the head of state and is elected by the Knesset for a single seven-year term. The President has no veto powers and the duties of the office are mainly ceremonial. The current President, Moshe Katsav, was elected in July 2000.

The legislative power of the State resides in the Knesset, a unicameral parliament that consists of 120 members elected by universal suffrage under a system of proportional representation. The entire country constitutes a single electoral constituency. Each party receiving more than 1.5% of the total votes cast is assigned Knesset seats in proportion to its percentage of the total national vote. Knesset elections are held every four years, unless the Knesset votes for elections to take place earlier.

The Prime Minister is the head of Israel's government and appoints a cabinet to assist in governing the country. Prior to the 1996 election, Israeli citizens voted for a particular party and its slate of legislative candidates, which included that party's candidate for Prime Minister in the top slot. In the 1996 elections, for the first time, the Prime Minister was elected by a direct vote, separate from, but simultaneous with, the vote for a party slate. Israel has three major political parties, Avoda (Labor)-Meimad, Likud and Shas. Since the establishment of the State of Israel in 1948, the Government has been a coalition government led by Avoda or Likud and supported by a majority of the members of the Knesset.

The following table presents the distribution of Knesset seats by party resulting from the 1999 election:

TABLE NO. 3

                     DISTRIBUTION OF KNESSET SEATS BY PARTY

                                                                                                               NUMBER
                                                                                                              OF SEATS
Avoda (Labor) - Meimad................................................................................           24
Likud.................................................................................................           19
Sefardi Observants of the Torah ("Shas")..............................................................           17
Meretz................................................................................................           10
Ihud Leumi - Israel Beitenu...........................................................................           7
Israel Bamercaz (Center Party)........................................................................           5
Shinui................................................................................................           6
National Religious Party ("Mafdal")...................................................................           5
National Arab Party...................................................................................           2
United Torah Judaism ("Agudah").......................................................................           5
Israel Bealiya........................................................................................           4
Democratic List for Peace and Equality (Hadash).......................................................           3
Gesher................................................................................................           3
Democratic Choice.....................................................................................           2
Am Echad (One Nation).................................................................................           2
Ta-Al (Arab Movement for Change)......................................................................           1
Herut (National Movement).............................................................................           1
R.A.M (United Arab List)..............................................................................           3
B.L.D (National Democratic Alliance)..................................................................           1
Total.................................................................................................          120

Following the resignation of Prime Minister Ehud Barak on December 9, 2000, direct elections for the Prime Minister were held on February 6, 2001. The two candidates for the position were Mr. Ehud Barak from the Avoda-Meimad party and Mr. Ariel Sharon from the Likud party. Mr. Ariel Sharon was elected Prime Minister with over 60% of the votes.

In March 2001 the election system was changed once again. Beginning with the elections for the next Knesset, currently scheduled for October 2003, the system will revert to one that is similar to the one that was in effect until 1996, with voters choosing a party slate. According to this system, the President assigns one of the Knesset members to form the government, after consulting with different segments' representatives. If a 61-vote majority of the Knesset subsequently votes no confidence in the government and proposes an alternative candidate, the government will dissolve. The Prime Minister, with the approval of the President, also has the authority to dissolve the Knesset.

The judicial power in Israel is exercised by the Supreme Court, District Courts, and Magistrate Courts, as well as municipal courts, labor courts, administrative tribunals, and religious courts. The five District Courts (located in Jerusalem, Tel Aviv, Haifa, Beersheva, and Nazareth) hear all cases not within the limited jurisdiction of the Magistrate Courts or the specialized courts and also hear appeals from the Magistrate Courts. The Supreme Court has ultimate appellate jurisdiction over all decisions rendered by District Courts. The Supreme Court also exercises original jurisdiction sitting as the High Court of Justice in matters in which it considers it necessary to grant relief in the interests of justice and that are not within the jurisdiction of any other court or tribunal. In its capacity as the High Court of Justice, the Supreme Court hears petitions in matters of constitutional and administrative law, reviewing acts of the executive branch and the Knesset. In addition, the High Court of Justice may order religious courts and labor courts to adjudicate any particular matter, or to set aside any proceeding held, or decision given. Judges are appointed by the President upon election by the Judges' Election Committee, the majority of whose members represent the legal profession. Marital and family matters, and certain other personal matters, are handled by religious courts. Separate religious courts exist for the various religions.

NATIONAL INSTITUTIONS

Israel has four so-called National Institutions: the Jewish Agency for Israel (the "Jewish Agency"), the World Zionist Organization, Keren Hayesod, and the Jewish National Fund. The National Institutions, which predate the formation of the State, perform a variety of non-governmental charitable functions. Each of the National Institutions is independent of the Government and finances its activities through private and public sources, including donations from abroad. In 2001, the National Institutions were responsible for net unilateral transfers into Israel of $256 million.

INTERNATIONAL RELATIONS

Over the past two decades, Israel has made progress in reducing the state of hostility that has existed between itself and the Arab countries in the region since the establishment of the State of Israel in 1948. As a result of the historic visit to Israel by the president of Egypt in 1977 and intensive negotiations held by the two countries, Egypt and Israel signed a peace treaty on March 26, 1979, which was the first between Israel and one of its neighboring countries. In 1991, the Madrid Conference marked the start of a broader peace process in the Middle East.

In September 1993, the mutual recognition and the signing of a Declaration of Principles between Israel and the Palestinian Liberation Organization (the "PLO") was a turning point in Israeli-Arab relations. Negotiations between Israel and the PLO progressed, and steps toward a longer-term understanding between the parties have been taken. A number of interim agreements were concluded and the Palestinian Authority (the "PA") was established. The PA has gradually taken responsibility for administering self-rule areas. In October 1998, Israel and the PA signed the Wye River Memorandum restating their commitment to the implementation of the outstanding interim obligations and the resolution of permanent issues through negotiations. Several rounds of negotiations were held between Israel and the PA during the year 2000, aimed at achieving a permanent peace agreement and an end to the conflict. These negotiations did not result in a permanent agreement. Since September 2000 the relations between Israel and the PA have deteriorated due to the violence and terror attacks conducted by Palestinian organizations against Israeli targets and citizens, in violation of all bilateral agreements signed since 1993. Significant damage has been caused to the economic relations in most fields, primarily in the area of bilateral trade. Early 2002 saw an intensification of terror attacks by Palestinian extremists against Israeli citizens, resulting in more than 130 deaths and hundreds wounded in March 2002 alone. As a result, at the end of March 2002, Israel launched a large-scale military operation into the Palestinian Authority controlled areas, to root out the terror infrastructure. This military operation has been substantially completed, although future operations may be necessary. Efforts are being made to bring the Palestinian violence to an end in order to be able to renew the peace negotiations in a suitable atmosphere.

On October 26, 1994, Israel and Jordan signed a peace treaty. After resolving issues relating to borders and water, Israel and Jordan entered into negotiations to promote economic cooperation and planning of regional economic development initiatives. In addition to political and economic discussions between Israel, Egypt and Jordan, in recent years, Israel has begun to establish economic and political relations with other countries in the region, both in Africa and the Gulf states. On October 28, 1999, Israel and Mauritania established full diplomatic relations. Mauritania is the third country after Egypt and Jordan with whom Israel has exchanged ambassadors. As a result of the modification of the Palestinian attitude towards Israel in September 2000, several Arab states reduced the level of relations with the State of Israel, principally regarding economic and commercial activities. Nevertheless, Israeli authorities continue their efforts to increase economic opportunities, especially with the goal of enhancing regional development.

Although Israel has entered into various agreements with Arab countries and the PLO, and various declarations have been signed in connection with the efforts to resolve some of the economic and political problems in the Middle East, no prediction can be made as to whether, and under what terms, a full resolution of these problems will be achieved. To date, Israel has not entered into a peace treaty with either Lebanon or Syria. In January 2000, Israel and Syria renewed the peace talks in Shepherdstown, which were the first talks between the countries after more than three years, but no breakthrough was achieved. On May 23, 2000 the Israeli military forces withdrew from South Lebanon, in accordance with a government decision to implement United Nations Resolutions 425 and 426.

Since 1948, the members of the Arab League have maintained a trade boycott of Israel. The primary tier of the boycott prohibits the importation of Israeli-origin goods and services by member states. The secondary tier of the boycott prohibits individuals in Arab League states from engaging in business with foreign firms that contribute to Israel's military or economic development, and the tertiary tier of the boycott prohibits business dealings with firms that do business with blacklisted entities. In September 1994, the Gulf Cooperation Council (which includes Qatar, Oman, Bahrain, United Arab Emirates, Saudi Arabia, and Kuwait) declared their intention to lift the secondary and tertiary trade boycotts of Israel, signifying a major shift in Israel's relations with several Arab nations in the region. In addition, four other Arab League members (Algeria, Djibuti, Mauritania, and Somalia) do not enforce the secondary and tertiary boycotts of Israel.

Prior to the recent unrest in the area administrated by the Palestinian Authority, Israel and its Arab neighbors had taken several initiatives to encourage the development of economic relations among the countries of the region. The formation of additional regional economic organizations had been proposed to enhance cooperation between Israel and other countries of the region. Among these, the most important are the Middle East Development Bank ("MEDB"), the Middle Eastern-Mediterranean Tourist and Travel Association ("MEMTTA") and the Regional Business Council ("RBC").

Israel maintains a close economic, diplomatic and military relationship with the United States. Israel receives economic and military assistance from the United States in amounts that have averaged approximately $3 billion per year since 1987. In 1991, the United States provided Israel with an additional one-time special grant of $650 million due to expenses incurred by Israel as a result of the Gulf War. In 1992, the United States approved up to $10 billion of loan guarantees during U.S. fiscal years 1993 through 1998 to help Israel absorb the recent influx of immigrants. (See "Public Debt--External Public Debt.")

The Government of Israel and the United States have agreed to reduce U.S. foreign assistance to Israel. This reduction involves a phase out of U.S. Economic Support Fund ("ESF") assistance to Israel through incremental annual reductions in the level of such annual assistance over a ten-year period that began in fiscal year 1999. Over the same time period, the United States will increase annually the level of its Foreign Military Financing ("FMF") assistance to Israel in amounts equal to half the amount of the annual reduction in ESF assistance. Subject to Congressional appropriations, from fiscal year 1999 through 2008 the level of ESF assistance will be reduced by $120 million and the level of FMF assistance will be increased by $60 million.

As a result of the peace process and the end of the Cold War, the number of countries that have diplomatic relations with Israel has risen significantly. Israel currently maintains diplomatic relations with more than 160 countries. Israel has established or re-established commercial, trade, and diplomatic relations with several republics of the former Soviet Union, nations of Eastern Europe, and other countries that had been aligned politically with the former Soviet Union. Furthermore, the developments toward peace in the region in the last decade have facilitated the growth of commercial, trade and diplomatic relations with several Asian countries, including Japan, South Korea, China, and India.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS AND INTERNATIONAL ECONOMIC AGREEMENTS

Israel is a member of a number of international organizations, including the United Nations, the World Bank Group (including the International Finance Corporation), the International

Monetary Fund (the "IMF"), the European Bank for Reconstruction and Development, and the Inter-American Development Bank.

Israel was a signatory to the General Agreement on Tariffs and Trade ("GATT") of 1947 from 1962 and a founding member of the the World Trade Organization Agreement (the "WTO"), which provides for the lowering of tariffs and elimination of non-trade barriers among members. Israel is one of the 26 members of the WTO Government Procurement Agreement, which provides for mutual market access for government purchases among its members.

In March 1996, the Council of Ministers of the Organization for Economic Co-operation and Development ("OECD") approved Israel's request to participate in the organization's activities, and Israel has accordingly joined certain OECD committees as an observer. Since February 2000, Israel has had a dialogue with the OECD leadership in order to promote Israel's admission to the organization as a full member.

Israel has concluded free trade area ("FTA") agreements with its major trading partners and is the only nation, except for Mexico and Jordan, that is a party to free trade agreements with both the United States and the European Union (the "EU"). Israel's FTA agreements allow Israel to export industrial products duty free to the United States and to most Western industrialized nations. In addition, Israel has free trade area agreements with the Czech and Slovak Republics, Hungary, Poland, Slovenia, Turkey, Canada, Mexico, Bulgaria and Romania, Switzerland, Norway, Iceland, and Liechtenstein.

In 1975, Israel established an FTA agreement with the European Economic Community ("EEC") that provided for the gradual reduction and ultimate elimination of tariffs on manufactured goods and certain agricultural products. In July 1995, Israel signed an Association Agreement with the EU which came into force in June 2000. The new agreement, which replaced the 1975 Agreement, contains clauses on financial services, competition, government procurement, and cooperation in research and development. It also expands the list of agricultural products under the 1975 FTA, and in an extension of the agreement improves Israel's access to European government procurement markets in the field of telecommunications. Israel, in a separate agreement, became a member of the EU's Fourth and Fifth Framework Programs for Research and Development, allowing Israeli firms and academic institutions to participate in EU research and development projects. An FTA agreement with the European Free Trade Association that applies to most manufactured goods has been in effect since 1993. In 1985, Israel and the United States entered into an FTA agreement that resulted in the elimination of all tariffs on all industrial products effective January 1, 1995. The FTA agreement with the United States also has resulted in the elimination of certain non-tariff barriers to trade between the two countries.

On February 22, 1999 Israel's admission to the EU's Fifth Research and Development Program was approved, recognizing the special status of Israel as a key technological player in the global arena. The program gives Israel access to $15 billion of research and development tenders within the EU countries. Israel is currently negotiating with the EU on its participation in the EU's sixth research and development program that will begin in November 2002.

In order to promote its international economic cooperation, and in particular Israeli investments in emerging markets, Israel has signed 32 bilateral investment treaties. The treaties provide investors from countries that are party to the treaties, with basic security and protection rights when investing in the other party's territory, including repatriation of investments and returns, no expropriation or nationalization other than for public purposes, prompt, adequate and effective compensation, and no less favorable treatment as compared to investors from countries that are not party to the treaties.

Israel is also a party to over 30 conventions for the avoidance of double taxation that cover most aspects of income and capital tax gains. The convention provides investors from countries that are parties to the convention with greater certainty when investing in the other party's territory and contributes to economic cooperation between the countries that are parties to the convention.

                                   THE ECONOMY

OVERVIEW

Israel's economy is industrialized and diversified. Gross domestic product ("GDP") per capita in 2001 was $17,184. From 1990 through 2001, real GDP growth has averaged 5.0% per year (1.53% per capita). Growth was based largely on increased domestic demand due to the large volume of new immigrants and the growth of high value-added industries, such as electronics and high-tech medical equipment. The GDP growth rate in 1998 and 1999 slowed to 2.6-2.7% in each year, as a result of cyclical factors, the global financial crisis, restrictive monetary and fiscal policies, and other factors. During the period between the second quarter of 1999 until the third quarter of 2000, GDP growth recovered dramatically and reached an average annual rate of 10.4%. Growth during this period was led by high-tech exports and start-up companies. A number of negative factors converged in the last quarter of 2000 and resulted in a drop of 9.9% (at annual rate) compared to the third quarter of 2000. These factors included the security unrest with the Palestinian Authority, which negatively affected tourism, the drop in the Nasdaq index, which slowed investments in high-tech companies, and the economic slowdown in the U.S. economy, which lowered exports. As those factors persisted and worsened during the year, the domestic slowdown intensified and GDP decreased by 0.6% in 2001 and is also expected to decline in 2002 (on an annual basis), despite a small positive growth rate (2.4% at annual rate) in the first quarter of 2002, compared to the previous quarter.

The composition of Israel's trade sector reflects the industrialized nature of its economy. Exports consist primarily of manufactured goods, in particular high-tech goods (whose share in total exports increased rapidly in recent years), while raw materials and investment goods comprise approximately 86% of goods imports. Exports have played a significant role in Israel's economic growth, especially since 1992. Exports of industrialized goods (excluding diamonds) grew by an annual average of close to 9% during 1995-2001. In 2000, due to rapid growth in the US and the EU economies, Israel's exports of industrialized goods (excluding diamonds) increased by 28.7%. Total exports of goods and services increased by 23.7%. However, in 2001 exports of industrialized goods decreased by 6.8% in 2001 and total exports of goods and services decreased by 12.7%. The main factors behind the contraction of exports of goods were the global slowdown - which dampened global trade - and, especially, the high-tech crisis. Exports of services were severely affected by the large decline in exports of tourism services, caused by the security and political situation and the decline, to nearly zero, of start-up exports (sales of successful start-up companies to international buyers) due to the global high-tech crisis. Notwithstanding the steady growth in Israel's exports, Israel continues to experience deficits in its balance of civilian trade, although they have been decreasing in size since 1997. See "Balance of Payments and Foreign Trade--Foreign Trade."

Historically, the Government has had a substantial involvement in nearly all sectors of the Israeli economy. In the past decade, however, a central aim of the Government's economic policy has been to reduce its role in the economy and to promote private sector growth. In order to advance these goals, the Government has pursued a policy of privatizing State-owned enterprises, including banks. (See "Role of the State in the Economy") The

Government has also pursued stability-oriented monetary and fiscal policies. These policies build upon the economic stabilization program established by the Government in 1985.

The 1985 economic stabilization program was a comprehensive plan designed mainly to reduce the high rates of inflation and the chronic balance of trade deficits experienced by Israel as a result of high levels of defense expenditures, rising Government spending and rising oil prices.

Since 1985, Israel has made significant progress in stabilizing inflation through effective implementation of monetary policy by the Bank of Israel, and fiscal restraint and trade liberalization by the Government. During the period 1986 through 1991, inflation stabilized to an annual average rate of 18.1%. During the period between 1992 and 1999, the annual rate decreased to an average of 9.5%. In 2000 and in 2001, average inflation dropped to a mere 1.1% in each year (but is expected to rise in 2002 as a result of the depreciation since December 2001).

TABLE NO. 4

                            MAIN ECONOMIC INDICATORS
                        (IN MILLIONS OF NIS UNLESS NOTED)

                                                                        YEAR
                                           -------------------------------------------------------------
                                              1997         1998         1999         2000         2001
                                           ---------    ---------    ---------    ---------    ---------
PERCENT CHANGE:
Real gross domestic product ............         3.3%         2.7%         2.6%         6.4%       -0.6%
GDP per capita .........................         0.7%         0.2%         0.0%         3.5%       -2.9%
Inflation
   (change in CPI - annual average) ....         9.0%         5.4%         5.2%         1.1%        1.1%
Industrial production ..................         1.7%         3.0%         1.3%         9.7%       -5.0%

CONSTANT 1995 PRICES:
GDP ....................................     291,714      299,650      307,392      326,930      325,114
Business sector product ................     199,768      205,611      210,599      228,554      224,190

PERMANENT AVERAGE POPULATION
   (THOUSANDS) .........................       5,829        5,971        6,125        6,289        6,439

CURRENT PRICES:
GDP ....................................     352,331      387,211      423,127      458,807      465,339
Business sector product ................     238,601      263,339      289,360      317,950      314,685
GNP ....................................     341,942      376,053      406,923      437,203      454,644

----------
Source: Central Bureau of Statistics.

GDP equals GNP minus income of Israeli residents from investments abroad, earnings of Israeli residents working abroad, and other income from work and leases abroad, less corresponding payments made abroad (after deduction of payments to foreign companies with respect to production facilities located in Israel). Business sector product in Israel equals GDP less general Government services, services of private non-profit institutions, and housing services (representing the imputed value of the use of owner-occupied residential property).

GROSS DOMESTIC PRODUCT

GDP growth averaged 5% per year between 1990 and 1999, reached 6.4% in 2000 and decreased to -0.6% in 2001. From 1990 through 2001, Israel's aggregate real GDP grew by 69.7%, which reflects an annual real growth of 4.5%.

The most notable changes in the economy's use of domestic resources during 1990-1995 were the rise in private consumption, reductions in the level of defense expenditures as a percentage of GDP, an increase in investments in fixed assets and, since 1992, a significant increase in exports. From 1996 to 1999, rates of growth in private consumption dropped while the absolute level of investments decreased from its 1996 peak. After a major increase in tourism and exports of goods in 2000, the unrest in the PA and the terror attacks on Israel caused a sharp drop in tourism starting in the fourth quarter of 2000 and continuing during 2001. The recession in 2001 was attributed to a decrease in exports, which declined in volume terms (excluding diamonds and start-up companies) by 6.2%. In contrast to exports, domestic uses increased in 2001. An increase in public and private consumption and a decline in investment were conspicuous among the components of domestic uses.

TABLE NO. 5

                         RESOURCES AND USE OF RESOURCES
                  (IN MILLIONS OF NIS AT CONSTANT 1995 PRICES)

                                                                    YEAR
                                           ---------------------------------------------------------
                                             1997        1998        1999         2000        2001
                                           ---------   ---------   ---------   ---------   ---------
RESOURCES
   GDP .................................     291,714     299,650     307,392     326,930     325,114
   Imports of goods and services(1) ....     135,362     137,728     158,109     177,437     169,609
                                           ---------   ---------   ---------   ---------   ---------
Total ..................................     427,076     437,378     465,501     504,367     494,723
                                           =========   =========   =========   =========   =========
USE OF RESOURCES
   Private consumption .................     172,126     179,528     185,265     197,515     203,962
   Public consumption ..................      84,946      86,988      89,663      90,658      93,276
   Gross domestic investment ...........      75,958      70,602      77,277      74,547      71,668
   Exports of goods and services(1) ....      93,967     100,149     111,785     138,495     123,222
Total(2) ...............................     426,997     437,267     463,990     501,215     492,128
                                           =========   =========   =========   =========   =========

----------
(1) Imports (f.o.b.), exports (f.o.b.), excluding factor payments and Government interest from or to the rest of the world.

(2) The estimates at 1995 prices were obtained by chaining estimates computed each year to previous year prices. Due to the chaining, the sum of the components of resources and of the use of resources may be different.

Source: Central Bureau of Statistics.

In 2001, total private consumption increased by 3.2%, compared to an increase of 6.6% in 2000. The purchase of durable goods decreased in 2001 by 1.7%, mainly due to the recession and the slower growth of personal income.

Israel's gross national savings rate as a percentage of GDP rose in 2001 to 18.2%, after dropping in 2000 to 17.6% from 19.3% in 1998 and 1999.

In 2001, total gross domestic investment (the sum of investments in fixed assets and the change in inventories) decreased by 3.8% in real terms, following a 3.5% decrease in 2000 and a 9.4% increase in 1999. Investment in fixed assets decreased by 6.5% in 2001 after increasing by 1.1% in 2000. The change in inventories in 2000 and 2001 was smaller than in the past due to a decrease in investments in start-up technology, which, like other investments in R&D, are counted as increases in inventories.

Investment in residential construction in 2001 decreased by 10% over the prior year, following a decrease of 6.4% in 2000 and a decrease of 10% in 1999. The three-year shrinking process of the construction sector is explained by the very fast expansion in the first half of the 1990s with the onset of the immigration wave. The cyclical shrinking of this economic branch was exacerbated by the unrest in the last quarter of 2000 and during 2001, which resulted in the absence from work of Palestinians, who accounted for 25-30% of the employees in this sector.

BUSINESS SECTOR PRODUCT

From the beginning of 1990 through the end of 1999, business sector product grew at an average annual rate of 5.9% in real terms, increased by 8.5% in 2000, and decreased by 1.9% in 2001 due to the above mentioned reasons.

TABLE NO. 6

              COMPOSITION AND GROWTH OF THE BUSINESS SECTOR PRODUCT

                                                                                                      PERCENTAGE
                                                    REAL ANNUAL SECTOR GROWTH                          OF TOTAL
                                 ----------------------------------------------------------------     ---------
                                    1997        1998          1999          2000           2001          2001
                                 ---------    ---------     ---------     ---------     ---------     ---------
Trade and services ...........         1.1%        11.9%          7.4%         14.7%         (0.1%)        59.3%
Manufacturing ................         5.6%         4.7%          1.9%          9.9%         (6.9%)        25.3%
Transport and
  communications .............         5.1%         6.1%          3.5%          6.6%         (0.1%)        11.8%
Construction .................         2.1%        (7.2%)        (9.0%)        (4.7%)        (9.2%)         7.0%
Agriculture ..................         0.2%         9.6%         (3.0%)         7.9%          5.4%          2.7%
Water and electricity ........         6.4%         5.4%          3.5%          7.3%          0.4%          2.9%
Total business sector ........         3.7%         2.9%          2.4%          8.5%         (1.9%)       100.0%

----------
Source: Bank of Israel.

Trade and Services. The trade and services sector consists of retail and wholesale sales, professional services, banking, hotels, and other services. The product of trade and services industries increased by 14.7% in real terms in 2000 and decreased by 0.1% in 2001.

Manufacturing. Manufacturing production increased in real terms by 9.9% in 2000 and decreased by 6.9% in 2001. Both the increase in 2000 and the decline in 2001 were due to changes in the production of electronic components and communication equipment, the two biggest manufacturing sectors.

TABLE NO. 7

                      MANUFACTURING PRODUCTION BY CATEGORY

                                                                                                            PERCENTAGE
                                                        ANNUAL REAL PERCENTAGE CHANGE                        OF TOTAL
                                      -----------------------------------------------------------------     ---------
                                        1997           1998         1999          2000          2001           2001
                                      ---------     ---------     ---------     ---------     ---------     ---------
Food, beverages, and
  tobacco .........................         3.0%          0.8%          1.4%          0.1%         (0.8%)        10.5%
Mining of minerals and
   quarrying of stone
   and sand .......................        (2.6)          4.0          (0.9)         (2.3)          1.5           2.7%
Textiles and clothing .............        (3.9)          1.3           2.7          (2.6)         (4.7)          4.7%
Leather and leather products ......       (13.6)        (14.9)        (13.4)        (10.2)        (13.9)          0.2%
Wood and wood products ............        (0.5)         (8.7)         (2.6)          4.5         (14.0)          2.2%
Paper and paper products ..........        (1.3)          1.7          (2.5)         (0.1)         (3.9)          1.9%
Publishing and printing ...........        (0.1)          3.0          (0.9)         (0.4)         (3.6)          4.1%
Chemicals products and ............         1.4          12.7          (3.5)          3.4           0.6          10.7%
   refined petroleum
Rubber and plastic products .......        (1.1)          3.2           4.6           3.3           1.9           4.8%
Non-metallic mineral products .....        (9.2)        (12.3)         (8.2)         (8.3)         (6.1)          2.6%
Basic metal .......................         1.4          (5.8)         (0.5)          1.9          (6.5)          1.5%
Metal products ....................         5.2          (0.9)         (3.4)          8.9          (4.0)          9.6%
Machinery and equipment ...........        (8.8)         (0.2)          3.6          12.8          (7.6)          4.4%
Electric motors ...................        (1.0)         10.3           0.1           2.0         (10.7)          2.1%
Electronic components .............         5.5           4.1           8.4          43.1          (9.9)         21.0%
Communication equipment ...........        12.5          11.8           8.8          16.0         (17.4)         10.7%
Transport equipment ...............         5.8           6.6           3.1           4.9           0.5           5.1%
Jewelry and goldsmiths ............        (1.5)         (6.1)        (14.9)          2.8          (7.4)          0.5%
Others ............................        (8.9)         (1.4)         (3.6)         (0.5)          9.7           0.5%
                                      ---------     ---------     ---------     ---------     ---------     ---------
  Total excluding diamonds ........         1.7%          2.9%          1.4%         10.0%         (5.7%)         100%
                                      =========     =========     =========     =========     =========     =========

----------
Source: Bank of Israel.

Transport. Buses are the major form of public transportation. Bus routes exist in all cities in Israel and connect Israel's major cities, smaller towns, and rural areas. Israel also has a network of over 15,000 kilometers of roads, including highways that link Tel Aviv with Haifa, Jerusalem, and Beersheva. During the period from 1991 through 1999, the transport and communications sector product increased by an annual average of 8.0%. Government-owned railways run from Nahariya on the northern coastline to Be'er Sheva in the south, linking some of Israel's major cities and the southern part of the country.

The Government considers the development of an advanced railway system as a top priority, and decided in December 1996 to establish a separate Railways Authority and a State-owned company for the development and promotion of rail transportation. In addition, the Government is exploring various alternatives for involving the private sector in rail infrastructure and operation, and has recently decided to allow a number of lines to be operated and built by the private sector. In April 1996, the Government established a special State-owned company for the purpose of planning and promoting a mass transportation system in metropolitan Tel Aviv. In early 2002, the Government announced a public pre-qualification tender for this purpose. In 2000, the Government issued a tender to establish a light rail build-operate-transfer ("B.O.T.") project in Jerusalem. The first line is expected to operate in 2006.

In 1997, the Government made initiatives to increase efficiency in the field of transportation. Following a tender, the first private bus lines went into operation in 1997. Tenders for more than 200 additional private bus lines were announced in 2000 and 2001. In January 1998, the Government decided to implement a reform in the procedure for obtaining taxi licenses, eliminating fixed quotas and gradually reducing license fees until 2007. As a result, the number of taxi licenses increased by more than 20% in 1998 and 1999, and by 8% in 2000 and 2001, respectively.

Since 1993, the Government has identified infrastructure improvement as one of its top priorities. From 1993 through 2001, the Government spent NIS 24.4 billion (in 2001 prices) on infrastructure improvements. From the beginning of 1993 through the end of 2001, NIS 18.3 billion (in 2001 prices) were spent on road projects. Traditionally, the Government financed the entire cost of all Israeli highways, while the cost of local roads was financed jointly by the Government and local authorities. The Government has approved a number of road construction projects, including the Israeli North-South toll highway and the Carmel Tunnel, which, unlike existing highways, will be privately funded. In January 1998, a company was granted the concession by the Government for the construction of the North-South toll highway. Construction of the project began in late 1999; its main section is expected to be completed in 2003.

Israel has three major seaports: Haifa and Ashdod on the Mediterranean coast and Eilat by the Red Sea. In 1999, 22.2 million tons of freight were unloaded and
12.9 million tons of freight were loaded at Israeli ports. The Government has approved in principle the construction of two new ports in Ashdod and Haifa. The cost of the proposed ports is expected to be financed by the Ports and Railways Authority.

Israel has three international airports. The main airport is Ben Gurion Airport in Lod, which is located approximately 40 kilometers from Jerusalem and 20 kilometers from Tel Aviv. Ben Gurion Airport served approximately 8 million passengers in 2001, compared to 10 million in 2000, and 9 million in 1999, with flights to most major cities in Europe, Asia, and North America. During the 1990s, air traffic to Israel increased by more than 100%, but declined in 2001. Plans are underway to expand Ben Gurion Airport, in order to increase the annual capacity for passenger arrivals and departures to approximately 16 million. The financing for this expansion is expected to be derived exclusively from Airports Authority revenues and project financing.

Communications. As of the end of 2000, 96.5% of Israeli households had at least one direct telephone line. In addition to the wire telephone network, Israel has four cellular telephone networks. More than 5 million cellular phones were in use in Israel in 2001. Since 1997, two consortia, in addition to the previous monopoly of Bezeq, the Israel Telecommunication Corp. Ltd., have been operating international communications services. Moreover, in March 2002, the cable stations were given licenses to provide internet services, using their cable infrastructures.

Until 1990, the Public Broadcasting Authority had an official monopoly on television broadcasts. In 1990, a second, privately run commercial television station began to operate. In addition, in 1990 a number of private local radio stations began to serve certain urban areas. In 1990, the first licensed cable television stations went into operation in Israel and, as of December 2001, more than 1.8 million Israeli households had access to cable television. On January 1, 1998, the Government decided to authorize another private television station and to issue a direct broadcast satellite ("DBS") television operating license to one or two operators. One DBS license was granted in January 1999 and satellite broadcasting began in July 2000. In December 2001 the Second Authority for T.V. and Radio granted an eight-year concession for the operation of another commercial television channel. Experimental broadcasting began in January 2002.

Construction. In 2001, investment in residential construction decreased by 12.8%, following a 7.2% decrease in 2000 and a 10.7% decrease in 1999. The consumer price index ("CPI")-adjusted price of owner-occupied apartments decreased by 4.7% in 2001, following a 5.7% decrease in 2000 and a 1.0% decrease in 1999. These decreases followed a period, from the end of 1993 through 1996, during which the demand for housing in the central regions of Israel had increased substantially. This increased demand resulted in a 12% increase in the CPI-adjusted prices of owner-occupied apartments in 1994 and a further increase of 6% and 3% in 1995 and 1996, respectively.

Agriculture. In 2001, agricultural exports totaled $638.8 million, representing only 3.2% of total merchandise exports (excluding diamonds).

In 2001, the major categories of agricultural production were livestock (46% of total agricultural revenues), vegetables (20%), non-citrus fruits (14%), ornamental plants and seeds (6%), field products (7%), and citrus fruits (6%). In 2001, 2.2% of all Israeli employees were employed in agriculture and investments in agriculture contributed to 1.9% of gross capital formation (excluding dwellings).

In order to increase competition and productivity in the agricultural sector, the Government has implemented structural reforms, including the elimination of production quotas for the major categories of agricultural products. These reforms encouraged a large shift from manufacturing, marketing, and financing of agricultural products through large cooperatives, which were heavily subsidized by the Government, to a system in which decisions regarding these matters are made by individual production units, which receive fewer subsidies from the Government.

Water and Electricity. In 2000, the water and electricity sector grew by 13.5%. The scarcity of fresh water is a major problem in the Middle East, and Israel is conducting discussions with various parties in the region with respect to the allocation of water resources. The primary sources of fresh water in Israel are the Sea of Galilee, the mountain aquifer (a portion of which is under the West Bank) and the coastline aquifer along Israel's western border. Water from these sources is distributed by pipeline throughout Israel, including the arid areas in the south.

Approximately 60% of Israel's fresh water is supplied through Mekorot Water Co. Ltd. ("Mekorot"), a State-owned company. See "Role of the State in the Economy." The remaining 40% of Israel's fresh water is supplied by private water associations established by agricultural users, and by certain municipalities. During 2001, Mekorot spent NIS 450 million on capital investments related to water, compared to NIS 470 million during 2000.

Approximately 60% of Israel's total water use and 45% of Israel's fresh water use is attributable to agriculture. The Government subsidizes approximately 30% of the cost of water used by the agricultural sector. Because of the utilization of practically all of Israel's existing fresh water resources, further development of agriculture involves intensifying the yield from land already irrigated and intense reuse of treated wastewater to reduce the use of fresh water that is needed for household consumption. Accordingly, in recent years, there has been a reduction in the size of agricultural crops, such as cotton, that require large amounts of water. To address the relative shortage of water, Israeli companies have developed a number of sophisticated irrigation systems, including micro-drip systems that permit efficient irrigation.

Israel has also increased its investment in purification and improvement of wells and sewage treatment plants. The 2002 Government budget includes provisions for both grants and loans to stimulate capital investment in these programs. The Government has also taken steps to facilitate the establishment of regional companies to assume responsibility from Israel's municipalities for the treatment of water and sewage. In July 2001, the Knesset passed a law regulating the commercial relationship between these regional companies, the municipalities and consumers. In April 2001, the government decided to increase the desalination of sea water to 200 million cubic meters, 100 million cubic meters of which will be provided by a B.O.T. project in Ashkelon.

Almost all electric power in Israel is provided by the Israel Electric Corporation ("IEC"), a State-owned company that generates virtually all its own power. See "Role of the State in the Economy." In 1996, the Knesset approved the Electricity Industry Law. According to the law, separate licenses for each type of activity in the electricity industry (generation, distribution and transmission) replace a concession that had been given to IEC. This law enables independent power producers to sell up to 20% of Israel's electricity to users through the existing transmission infrastructure of IEC. IEC has an exclusive license to distribute and transmit electricity through March 2006. A public utility commission has been established to supervise electric utility services, including the regulation of prices of electricity.

ENERGY

Israel's main sources of energy are oil and coal. Israel is almost totally dependent on imported fuel for its energy requirements, since domestic production of crude petroleum is negligible and Israel has no domestic production of coal. Most of Israel's foreign oil is purchased in the open market. The United States has agreed to supply Israel with oil pursuant to the Oil Supply Arrangement in the event of a failure of Israel's oil supply. In 2000, a substantial amount of natural gas was discovered near the shores of Israel.

Israel has succeeded in significantly reducing its dependence on oil for the production of electricity by switching to coal-fired power stations located along Israel's coastline, and by expanding a facility in Ashkelon. All of the coal used in Israel is imported. Israel purchases most of its coal from South Africa, the United States, Colombia and Australia, but it also purchases coal from other countries, including China. The shift to coal has not had a significant environmental impact in Israel, because the majority of coal used in Israel is low sulfur coal.

In 1997, the Government decided to establish a natural gas infrastructure in Israel. As the first stage of this initiative, IEC is negotiating the purchase of natural gas to be used in IEC's power stations. The second stage will include the establishment and operation of a natural gas infrastructure in Israel by a private or government owned company. Procedures for the selection of the company have already begun.

The legislative process for regulating the natural gas market was completed in 2001. According to the law, a Gas Authority will be established within the Ministry of National Infrastructure. The new authority will be responsible for, among other things, approving market development plans, establishing the safety standards for the transmission infrastructure, and determining prices. The law also defines the status of the company that will be responsible for the transmission of gas and the pipeline expropriation rights.

TABLE NO. 8

             IMPORTS AND PRODUCTION OF CRUDE OIL, NATURAL GAS, ETC.
                      (IN THOUSANDS OF TONS OIL EQUIVALENT)

                                                                                     YEAR
                                                               -------------------------------------------------
                                                                  1997         1998         1999         2000
                                                               ----------   ----------   ----------   ----------
IMPORTS:
Crude Oil ..................................................       14,081       11,875       12,404       12,597
Coal .......................................................        5,063        5,925        5,709        6,178
PRODUCTION:
Crude oil ..................................................          4.7          5.8          4.1          5.1
Natural gas ................................................         13.0         10.5          9.5         11.0
Hydroelectricity, solar and other solid fuel ...............        559.8          491        449.1          460

----------
Note: 2001 figures not yet available.
Source: Central Bureau of Statistics and Ministry of Infrastructure.

TOURISM

Tourism plays an important role in the Israeli economy. Receipts from foreign tourism in 2001 decreased to $2.1 billion compared to approximately $3.8 billion in 2000, a record year. The 2001 receipts represented 5.1% of total exports (8.4% in 2000), and approximately 1.9% of GDP (3.4% in 2000).

The major tourist centers are Jerusalem, other significant religious sites, the Eilat area, the Dead Sea and its environs, and the Mediterranean coast.

From 1992 through 1995, aided by the peace process, the number of tourist arrivals to Israel increased by an average annual rate of 25%. Following terrorist attacks in central Israel, the number of tourist arrivals decreased by a total of 8.4% between 1996 and 1998, compared to the record high set in 1995. After a three-year slump, the number of tourist arrivals increased by 17.2% in 1999 compared to 1998, and by a further 8.5% in 2000.

The unrest in the areas administrated by the Palestinian Authority that began in September 2000 resulted in an immediate drop of 42% in the number of tourists entering Israel by air. The total number of tourists entering by air decreased by an additional 40% during 2001. At the beginning of 2002, the number of tourists further decreased as a result of the increasing security unrest. In the first four months of 2002, the number of tourists entering Israel by air was 250,400, compared to 414,200 and 704,800 in the first four months of 2001 and 2000, respectively.

TABLE NO. 9

                 TOURIST ARRIVALS BY AREA OF ORIGIN AND RECEIPTS
             (ARRIVALS IN THOUSANDS AND RECEIPTS IN MILLIONS OF USD)

                                                               YEAR
                            ---------------------------------------------------------------------------
                               1996         1997         1998         1999         2000         2001
                            ----------   ----------   ----------   ----------   ----------   ----------
Asia ....................        213.8        204.9        177.4        228.7        226.3        127.3
Africa ..................         64.5         56.8         49.4         48.0         59.5         41.1
Europe ..................      1,212.5      1,146.9      1,082.3      1,293.4      1,414.5        680.7
Americas
   United States ........        435.1        420.7        451.0        515.2        485.1        266.2
   Other ................        123.9        127.7        120.4        130.5        189.6         78.6
Oceania .................         27.9         29.4         25.0         28.9         28.4         12.6
Other ...................         22.3         24.0         36.3         67.6         12.9          3.8
                            ----------   ----------   ----------   ----------   ----------   ----------
   Total arrivals .......      2,100.0      2,010.4      1,941.8      2,312.3      2,320.6      1,195.6
                            ==========   ==========   ==========   ==========   ==========   ==========
   Total receipts .......   $  2,953.0   $  2,876.1   $  2,761.0   $  3,559.0   $  3,816.7   $  2,163.0
                            ==========   ==========   ==========   ==========   ==========   ==========

----------
Source: Central Bureau of Statistics.

RESEARCH AND DEVELOPMENT

The Government encourages investment in industrial research and development through support and incentive programs created under the Law for the Encouragement of Industrial Research and Development. The objectives of the Government's support for industrial research and development are to foster the development of technology-related industries, to create employment opportunities for Israel's scientific and technological labor force, and to improve Israel's balance of payments by increasing exports of high-technology products and reducing reliance on imports of such products. In 2000, 3.5% of GDP was invested in civilian research and development. Government support of civilian research and development (not including general university funds financed by the Government) totaled

NIS 1.75 billion in the 2000 budget, NIS 1.7 billion in the 1999 budget and NIS
1.6 billion in the 1998 budget.

Israel participates in 17 international and bi-national research and development joint ventures, of which three are with the United States, two each with Canada, South Korea, and the EC Research and Development Program, and one each with Germany, India, China, France, United Kingdom, Japan, Singapore, and the Netherlands. The annual budget for the activity of these joint ventures is NIS 337 million in 2002. Five of these joint ventures are funded through an interest-bearing fixed deposit by the participants. The annual interest income finances the fund's activities.

WAGES AND PRICES

In the early and mid-1980s, Israel's economy experienced high rates of inflation, reaching a peak of 445% in 1984. In response to this crisis, in 1985, the Government implemented the Economic Stabilization Program, which succeeded in reducing the rate of inflation to 19.6% in 1986, and maintaining the annual rate of inflation during the period from 1987 through 1991 at an annual average of 17.8%. As a result, price controls that were introduced as part of the Economic Stabilization Program were largely eliminated by mid-1988.

The inflation rate, measured by the Israeli consumer price index ("CPI"), averaged 10.9% during the period from 1992 to 1997, with fluctuations between 9% and 12.3% on an annual average basis. The annual average inflation rate was 5.4% in 1998 and 5.2% in 1999 and dropped to 1.1% in 2000 and 2001, due to the appreciation of the NIS, the cut in purchase taxes, and the restrictive monetary and fiscal policies.

Both the Ministry of Finance and the Bank of Israel have stated that reaching and maintaining price stability is one of their main priorities. Since the end of 1991, the Government has announced annual inflation targets as part of its effort to further reduce inflation. See "Public Finance - The Budget Process and Deficit Reduction." Since November 1993, the Bank of Israel has adjusted its key rate of interest on lending to banks on a monthly basis. With the lowering of inflation in the last two years, that interest rate has been lowered gradually. In December 2001, that rate was 5.8%, compared to 7.2% in April 2001. By the end of December 2001 the interest rate was sharply lowered to 3.8%. During May and June 2002, in light of a continuous and fast exchange rate depreciation and a subsequent rise in inflation expectations, the Bank of Israel raised the interest rate on several occasions up to 9.1% by June 24, 2002, resulting in a total increase of 5.3% since the beginning of 2002.

TABLE NO. 10

                             SELECTED PRICE INDICES
                       (PERCENTAGE CHANGE, ANNUAL AVERAGE)

                                           CPI
                                    (EXCLUDING HOUSING,                          WHOLESALE PRICE
PERIOD                            FRUITS, AND VEGETABLES)         CPI        OF MANUFACTURING OUTPUT
------------------------------   -------------------------   -------------   -----------------------
1996 .........................             10.2                   11.3                 8.6
1997 .........................              8.3                    9.0                 6.3
1998 .........................              5.5                    5.4                 4.2
1999 .........................              6.0                    5.2                 7.1
2000 .........................              2.0                    1.1                 3.6
2001 .........................              0.3                    1.1                -0.1

----------
Source: Central Bureau of Statistics.

The wage system in Israel is subject to comprehensive indexation under nationwide cost-of-living agreements. These agreements, negotiated by Israel's primary nationwide labor union and representatives of the major employers' organizations in the private sector (subsequently adopted by the public service employees), provide for partial indexation of wages for all employees every six months based on agreed-upon percentages of year-to-year changes of 4.25% or more in the CPI. Furthermore, wages in certain industries are subject to labor agreements that guarantee additional periodic wage increases, as well as equality of treatment with respect to wage increases with workers in other specified industries. In the past decade, wage linkage between sectors weakened as a result of the decreasing scope of unionization and the widening use of personal wage contracts.

In 2001, as a result of the lower than anticipated inflation rate, wages per employee post in the business sector increased by 2.9% in real terms after an increase of 6.9% in 2000, while public sector wages grew by 3% (4.7% in 2000).

EMPLOYMENT AND LABOR

One of Israel's most important resources is its experienced and highly educated work force. In 1999, approximately 37% of the Israeli population over 15 years of age had university or other advanced degrees. With this highly educated population, Israel has developed an export-oriented, technology-based industrialized economy. Over 28% of the Israeli work force consists of scientific, academic, and other professional, technical, and related workers, while 6% consists of administrative or managerial workers. These percentages compare favorably with the percentages of similar workers found in the United States and Japan. The employment qualifications of the recent immigrants have been consistent with the high quality of the Israeli work force, with two-thirds of immigrants from the former Soviet Union having been employed there as professionals, scientists, engineers, and technical staff.

The wave of immigrants since 1990 has led to significant growth in the Israeli labor force. In 2001, Israel's civilian labor force averaged a total of 2.5 million compared to an average of 1.7 million during 1992.

After peaking at 11.2% at the end of 1992, Israel's unemployment rate decreased substantially during the period from 1994 through 1996, as the creation of jobs outpaced the growth of the civilian work force. In 1997-1999, due to the economic slowdown, the unemployment rate increased. As a result of a marked increase in the participation rate in the work force, from 53.8% in 1999 to 54.3% in 2000 and 54.4% in 2001, unemployment increased from 8.9% in 1999 and 8.8% in 2000 to 9.4% in 2001. Due to the deepening of the recession during 2001, the unemployment rate increased further reaching 10.6% in the first quarter of 2002.

TABLE NO. 11

                      STRUCTURE OF EMPLOYMENT IN ISRAEL(1)

                                                                                                YEAR
                                                                    --------------------------------------------------------------
                                                                       1997         1998        1999          2000         2001
                                                                    ----------   ----------   ----------   ----------   ----------
PERCENT OF LABOR FORCE
Business sector
   Manufacturing ................................................         19.6         18.9         18.4         18.0         17.5
   Agriculture ..................................................          2.4          2.3          2.3          2.2          1.9
   Water and electricity ........................................          0.9          1.0          0.9          0.9          0.9
   Construction .................................................          7.2          6.3          5.7          5.3          5.1
   Trade and catering ...........................................         16.7         17.0         17.7         18.7         17.2
   Financial and business services ..............................         13.7         14.1         14.1         15.0         15.5
   Transport, storage and communications ........................          6.1          6.0          6.4          6.6          6.6
   Personal and other services ..................................          1.6          1.5          1.9          1.6          1.6
                                                                    ----------   ----------   ----------   ----------   ----------
           Total ................................................         67.4         67.2         68.2         68.5         66.3
                                                                    ----------   ----------   ----------   ----------   ----------
Public service(2)................................................         32.6         32.8         31.8         31.5         33.7
                                                                    ----------   ----------   ----------   ----------   ----------
                                                                         100.0        100.0        100.0        100.0        100.0
                                                                    ==========   ==========   ==========   ==========   ==========
TOTAL WORKERS (in thousands) ....................................      2,040.2      2,072.6      2,136.7      2,221.3      2,270.1
                                                                    ==========   ==========   ==========   ==========   ==========

----------
(1)      Israeli workers only.

(2)      Including part of the personal services.

Source: Central Bureau of Statistics.

Surveys undertaken by the Israeli Central Bureau of Statistics regarding immigrants who came to Israel in 1990 indicate that immigrant unemployment declines with length of stay in the country. In 2001, the unemployment rate among immigrants was 10.5% compared to 9.4% for the total population. Among immigrants who came to Israel in 1990-1991, unemployment stood at 7.5% in 2001, compared to 9.3% for the population as a whole. Immigrant participation rate in the labor force stood at 57.8% in 2001 (60.6% for immigrants arriving in 1990-1991), compared to 54.4% for the working age population as a whole.

Despite the initial difficulties experienced by many of the professional and other highly-skilled immigrants in finding suitable employment, statistical data regarding employment in Israel suggests that immigrants have moved from their original jobs into jobs better suited to their education and other employment qualifications. One important factor in this transition has been the professional requirements of Israel's high-tech companies, which matched well with the educational and professional background of the immigrants.

TABLE NO. 12

                        PRINCIPAL LABOR MARKET INDICATORS
                                (ANNUAL AVERAGE)

                                                                          YEAR
                                           ------------------------------------------------------------------
                                              1997          1998          1999          2000          2001
                                           ----------    ----------    ----------    ----------    ----------
Permanent average population
    (thousands) ........................        5,829         5,971         6,125         6,289         6,439
Population aged 15+ ....................        4,129         4,243         4,358         4,487         4,605
Civilian labor force (thousands)(1) ....        2,210         2,266         2,345         2,437         2,503
Labor-force participation rate(2) ......         53.5%         53.4%         53.8%         54.3%         54.4%
Unemployment rate - new definition .....          7.7%          8.5%          8.9%          8.8%          9.4%

----------
(1) The sum of the number of civilian workers and the number of job seekers.

(2) Civilian labor force as a percentage of the population over the age of 15.

Source: Central Bureau of Statistics.

The General Federation of Labor in Israel (the "Histadrut") has historically played a significant role in the Israeli economy and social system. As part of a structural and organizational reform, the Histadrut concentrates today on its function as a trade union and as a social organization. The Histadrut also has a major influence on labor legislation and social legislation in the Knesset.

Over 30 trade unions are members of the Histadrut. Although the percentage of union workers has been declining, mainly due to the abolishment of the linkage between membership in the Histadrut and the Kupat Holim (the largest provider of health services), a considerable part of the Israeli labor market is unionized. The coverage of collective agreements is much more comprehensive. The Histadrut signs collective bargaining agreements, affecting workers in both the public and private sectors. In addition to the nationwide agreements (such as the cost-of-living agreement), the collective bargaining network includes collective agreements between occupational or industry unions and employers associations. These agreements are predominant in the public sector. Collective agreements cover issues related to wages, conditions of employment, and social benefits.

ROLE OF THE STATE IN THE ECONOMY

Historically, the Government has been involved in nearly all sectors of the Israeli economy, particularly in defense-related businesses. Traditionally, ownership of industry in Israel was divided between the Government, the Histadrut and the private sector, with the Government and the Histadrut prominent in heavy and basic industry. The Government has also participated in the economy through significant subsidization of certain industries and products, and through financial support of private sector investments. In recent years, the Government has made significant progress towards the privatization of State-owned enterprises and the reduction of its subsidization of industry. At the same time, the Histadrut has disposed of most of its commercial holdings.

As of December 31, 2001, there were 101 State-owned companies, 43 of which are commercial enterprises. The remainder of the State-owned companies, such as funds established as vehicles for employee savings, are not commercial. State-owned enterprises are divided into two categories: Government Companies and Mixed Companies.

Government Companies, which exclude State-owned banks acquired pursuant to the Bank Shares Arrangement (defined below under "Privatization"), are those in which the Government owns more than 50% of the voting shares and are subject to the provisions of the Israeli Government Companies Law and the regulations promulgated thereunder (the "GCL"), as well as the directives of the Government Companies Authority (as defined below under "Privatization"). The provisions of the GCL regulate the management and operations of Government Companies and the circumstances under and procedures by which the Government may sell shares in Government Companies.

Mixed Companies are companies in which the State owns less than 50% of the voting shares. Under the GCL, Mixed Companies are not subject to the same degree of regulation as Government Companies. However, Mixed Companies do remain subject to certain provisions, including the appointment and qualification of the directors chosen by the Government and the establishment of terms of employment.

Government Companies play a significant role in the Israeli economy. In 2000, Government Companies accounted for 7.5% of total exports, although they employed only 2.2% of the Israeli workforce. These companies include several public service monopolies and a number of companies that either engage in activities considered crucial to Israeli national security or provide important services to the Government.

The Government has initiated a number of regulatory arrangements with the major Government Companies that are designed to increase competition in the markets in which these companies participate, and thus prepare them for privatization. Nevertheless, the pace of privatization may be affected by the need for further regulatory and structural reforms and formulation of policies that will define the post-privatization environment in which these companies will operate. The development and implementation of some of these policies and reforms may take a considerable period of time.

Privatization. An essential element of the broader structural reforms initiated by the Government over the past several years to promote the growth of the private sector and to enhance competition was the Government's move towards privatizing its business holdings. Privatization efforts have included the full or partial sale of State-owned companies, banks and activities which were previously performed by the Government or statutory authorities. From 1986 through June 2001, the Government received approximately $8.7 billion from privatizations. From 1986 through June 2001, 79 companies ceased to be Governmental Companies.

Privatization of all State-owned enterprises, other than banks, is conducted by the Government Companies Authority (the "Government Companies Authority"). Pursuant to the Bank Shares Arrangement (as described below), the responsibility for privatization of banks is in the hands of the Ministry of Finance through MI Holding, a wholly-owned government entity. MI Holding advises the Minister of Finance regarding bank privatizations and manages the process according to the Minister's instructions. The previous Government transferred the responsibility for the Government Companies Authority from the Ministry of Finance to the Prime Minister's Office. The ministerial privatization committee, consisting of the Prime Minister, as chairman, the Minister of Finance, and the Minister of Justice (the "Privatization Committee"), has the power to initiate the privatization of any Government Company or Mixed Company without the consent of the minister directly responsible for such Government Company or Mixed Company, and to authorize preparatory measures necessary to effect such privatization. The Government Companies Authority also has general authority relating to the supervision of Government Companies, including the right to convene board meetings and the authority to issue directives to Government Companies in relation to decisions of the Privatization Committee.

In 1983, as a result of the collapse in the share prices of several large banking institutions on the Tel Aviv Stock Exchange (the "TASE"), the Government entered into an arrangement (the "Bank Shares Arrangement") with shareholders. Under the Bank Shares Arrangement, the State purchased shares from the banks' shareholders at the time of the crisis. As a result, the State gained a controlling stake in five of the six largest Israeli banks (though it did not exercise any management control over these banks). The Government's ongoing privatization program is intended to result in the sale of the State's controlling interest in these banks. Implementation of this program continues to progress as the Government has reduced its bank holdings through a variety of public and private transactions.

In July 1999, the State sold 3.96% of the shares in Bank Hapoalim, resulting in proceeds of $120 million. In June 2000, the State sold the rest of its holdings in Bank Hapoalim (17.3% of the shares) for $574 million, and since then the State has minimal holdings (of less than 1%) in Bank Hapoalim.

In December 1999, the State sold its remaining holdings in United Mizrahi Bank of 4.5% through the exercise of options by the public and sales on the TASE. Proceeds from United Mizrahi Bank shares were $28.5 million.

In January 2000, the public exercised options to purchase 8.35% of the shares in Bank Leumi for $184 million. In accordance with the decision of a joint committee of the Bank of Israel (Supervisor of the Banks) and the Ministry of Finance (Accountant General), the Government intends to continue privatizing Bank Leumi by selling the remaining State-owned shares through the capital market.

As of December 31, 2001, the State owns 41.73% (fully diluted) of Bank Leumi and 57.09% of Israel Discount Bank.

TABLE NO. 13

                        SELECTED STATE-OWNED COMPANIES(1)
                (AT, OR FOR THE PERIOD ENDED, DECEMBER 31, 2001)
                  (IN MILLIONS OF DOLLARS, EXCEPT PERCENTAGES)

                                            PERCENTAGE
                                            DIRECT AND
                                             INDIRECT
                                            OWNERSHIP OF         TOTAL     LONG-TERM       TOTAL
                                             GOVERNMENT          ASSETS    LIABILITIES    REVENUES
                                           ----------------    ----------  -----------   ----------
Bezeq, the Israel Telecommunications
   Corp. Ltd. ......................                   54.6%   $    3,890   $    1,142   $    1,848
Israel Electric Corporation Ltd. ...                   99.8        11,891        8,525        2,376
Oil Refineries Ltd. ................                   74.0         1,282          464        2,540
Zim Israel Navigation, Ltd. ........                   48.6         1,246          697          167
El Al Israel Airlines, Ltd. ........                  100.0         1,509        1,418        1,111
Israel Aircraft Industries, Ltd. ...                  100.0         1,825          269        2,089

----------
(1) Based on consolidated and NIS-adjusted financial statements as of December 31, 2001 according to Israeli accepted accounting principles. Amounts converted from NIS to dollars at the exchange rate on December 31, 2000 ($1=NIS 4.41).

Source: Ministry of Finance; Government Companies Authority.

Set forth below are summary descriptions of the State-owned companies included in the above table. Also described below are specific steps taken or planned by the Government to prepare those companies for privatization or to reform their structure and operations.

Bezeq, the Israel Telecommunications Corp. Ltd. ("Bezeq"), is the State-owned telecommunication corporation. Its operations are subject to regulatory arrangements by the Government, including tariff and structural supervision. Arrangements implemented since 1994 are designed to increase competition in the communications sector. International telephony services are provided by three companies (of which one is a fully owned subsidiary of Bezeq). Cellular services are provided by three companies (of which one is 50% owned by Bezeq). In June 1999 Bezeq's legal right to exclusivity in supplying fixed telecom services was terminated. One license to a new operator was granted, but no services have been provided to date. The State holds 54.6% of the share capital of Bezeq. The remaining shares are held by the public, of which approximately 20% is held by Zeevi Communications Holding Ltd. Bezeq's shares are traded on the TASE.

In July 1997, the State reduced its interest in Bezeq to 63.6% (fully diluted) by selling a 12.4% interest to Merrill Lynch & Co. for $250 million, $50 million of which was included in the 1997 budget and the balance of which was recognized in the 1998 budget. In February 1998, the State sold additional shares in a public offering in Israel, raising $138 million and reducing the State's ownership level to 54.6% (fully diluted).

On August 27, 2000, the Privatization Committee decided to privatize the State's holding in Bezeq by way of a private sale. The sale will include shares representing at least 50.01% of the fully diluted share capital of Bezeq. The Knesset Finance Committee approved this plan at its meeting on September 6, 2000, in accordance with the Government Companies Law. During November 2001, announcements were published in the media in Israel and abroad inviting interested parties to participate in the sale process. In March 2002, applications to the Government Companies Authority were submitted. Applicants that comply with threshold conditions will be invited by the Government to continue participation in the process and provide additional information.

Israel Electric Corporation Ltd. ("IEC") is a legal monopoly with responsibility for the entire Israeli electricity industry. Since 1992, IEC has been subject to tariff supervision that includes efficiency incentives. In March 1996, IEC's exclusive concession from the Government expired and the Electricity Industry Act was enacted. Additionally, an authority for the supervision of public electric utility services was established. The purpose of the new law is to regulate activity in the electricity industry for the benefit of the public, and to achieve reliability, availability, quality and efficiency, while guaranteeing cost minimization within a competitive market. The new law provides for a ten-year transition period, during which IEC has a license to transmit, distribute, supply and market electricity. According to the new law, the owner of the license for transmission or distribution functions will be required to purchase electricity from other generators of electricity, and to enable other licensed producers to use the same transmission and distribution channels to supply electricity to its consumers. On January 1, 1998, IEC received licenses, valid until March 3, 2006, to produce electricity at each of its 63 generation units. In August 1999, the Government decided to establish a ministerial committee on reform in the electricity market infrastructure, which appointed an international consultant to advise the committee. The committee has not yet finalized its conclusions, but it has already decided that the electricity market's future structure will be competitive and decentralized. The IEC decided to purchase natural gas from two suppliers to be used in IEC's power stations. The natural gas power stations are expected to replace the oil-fired power stations that operate together with the coal-fired power stations.

Oil Refineries Ltd. ("Oil Refineries") is the only oil refinery company in Israel. Oil Refineries operates in the framework of Government reforms that have linked fuel prices in Israel to fuel prices in the international market. Oil Refineries is entitled to sell its products strictly to wholesalers and to certain key customers. The Government is currently exploring various methods of increasing competition in the Israeli oil sector, including the allocation of the two refinery facilities to separate companies, one in Haifa and one in Ashdod, and the deregulation of tariffs.

Israel Chemicals Ltd. ("Israel Chemicals") is an integrated group of companies engaged in obtaining the minerals and chemicals of the Dead Sea, and in the manufacturing, development, marketing, and sale of chemical and fertilizer products. Most of Israel Chemicals' sales are to markets outside of Israel. In February 1995, the State sold a 24.9% stake in Israel Chemicals to two private investors (under common control). In March 1997, the State sold an additional 17% stake to the same investors. In addition, 25.5% of the shares are held by the public and traded on the TASE. In June 1998, the Finance Committee of the Knesset approved the Government's decision to sell the remainder of the State's shares in Israel Chemicals in public offerings on the TASE. In December 1998, the State sold 29.3% of outstanding ICL shares in a public offering in Israel, raising $302 million and reducing the

State's ownership in the company to 2.2%. In 1999, the State sold 0.52% of its shares on the TASE, raising approximately $7 million, and continued to reduce its holdings to 0.11% by April 2000, raising approximately $20 million.

Zim Israel Navigation, Ltd. ("Zim"), which is privately managed, is Israel's major shipping company. Zim is a Mixed Company. The State holds approximately 48.6% of its shares and The Israel Corporation holds approximately 48.8% of its shares. In 1970, The Israel Corporation was granted first right of refusal over the State's shares in Zim. On August 17, 2000, the Ministerial Committee on Privatization decided to sell all of the State's holdings in Zim, other than a special State Share that grants the State certain veto powers over corporate decisions. On October 4, 2000, the Finance Committee of the Knesset approved the method of privatization of Zim as stated in the above decision of the Ministerial Privatization Committee. During May 2001, announcements were published in the media inviting interested parties to participate in the sale process. On July 26, 2001, applications to the Government Companies Authority were submitted. During January 2002, applicants were invited to enter the company's dataroom. In the next stage of the process, the invited applicants will be required to sign the agreement for the sale of the State's shares, prior to submitting their bids.

El Al Israel Airlines, Ltd. ("El Al") is the Israeli national air carrier. The Government is in the process of preparing for the privatization of El Al. Important elements of this preparation will be the restructuring of El Al's capital structure, the formulation of a plan to finance El Al's expenses for security measures (at least a portion of which are expected to continue to be financed by the Government), and the issue of flights on the Jewish Sabbath and holidays (days on which El Al currently does not fly due to Government regulations enacted in 1982). In 1995, El Al emerged from a reorganization program under which it had operated since 1982 due to labor difficulties at that time. The Privatization Committee decided in June 1998 to privatize up to 50% of El Al by means of a public offering of state shares and newly issued stock in proportions yet to be determined. The privatization is conditional upon the authorization of the Knesset Finance Committee, which has yet to be granted.

The Mekorot Water Company Ltd. ("Mekorot") is the State-owned water company. It supplies approximately 65% of Israel's consumption of water. Approximately 14% of Mekorot's income from supplying water is subsidized by the Government through payments intended to compensate Mekorot for the below-market tariffs charged mainly to agricultural and other consumers. In 1993, Mekorot and the Government agreed on an arrangement establishing efficiency incentives for the years 1993 through 1997 and securing Mekorot a normative return on equity, enabling it to raise capital in private capital markets rather than receiving subsidized loans from the Government. The Government and Mekorot continue to operate under this arrangement, which is extended every few months.

Petroleum and Energy Infrastructures Ltd. ("PENIN") provides infrastructure services for the petroleum industry, including acting as the sole provider of storage and transportation services for refined oil. PENIN's subsidiaries plan, build, operate, and maintain systems and facilities for the transportation and distribution of petroleum products. The State controls the tariff rates of its products and services. Until January 2001, PENIN operated under a concession from the Government. In January 2001, an agreement in principle was signed between the State and PENIN to govern PENIN's activities after the end of the concession. Implementation of this agreement is currently under negotiation.

In October 2000, the State and Israel Industrial Development Bank Ltd. sold their holdings in Israel Industrial Development Investment Company Ltd. for NIS 212 million, of which the State received 50%.

In February 2001, the State (together with the three major banks) sold its holdings in Otzar Hashilton Hamekomi Ltd. for NIS 71 million, of which the State received NIS 42 million.

The Israeli Credit Insurance Company Ltd. ("B.S.S.CH") operates in the short-term export credit insurance sector (commercial and political risk insurance activity). The State sold its 100% holdings in B.S.S.CH in November 2001 for NIS 37 million.

Shekem Ltd. operates in retail commerce. The State sold its holdings of 23.33% for NIS 20 million in May 2001.

Afridar Housing and Development Corp. operates as an initiator of development and construction projects. The State sold its 100% holdings in Afridar for NIS
80.5 million in February 2001.

Two other Government Companies, Israel Aircraft Industries, Ltd. and Israel Military Industries, Ltd., are, like other defense-related industries worldwide, in the process of undergoing major restructuring in response to changing market conditions. As part of the restructuring process, the number of employees of these companies has been reduced significantly, resulting in large severance pay expenditures by Israel Military Industries, which have had a negative effect on their recent operating results.

Government Subsidies. Prior to 1985, the Government heavily subsidized certain segments of the Israeli economy, including basic foodstuffs and agricultural products. The level of direct Government subsidies has been reduced significantly since 1985. The remaining direct Government subsidies consist primarily of subsidies for water, for public transportation, and for agricultural production. Government subsidies for basic products totaled NIS 2.1 billion during 2001, of which NIS 313 million were agricultural subsidies.

Economic Incentives. The Government provides significant assistance to the manufacturing sector under laws designed to encourage investments in "approved enterprises," mainly in peripheral regions of the country. A project that qualifies as an "approved enterprise" is eligible for assistance in the form of cash grants or tax benefits.

Beginning in January 1997, the Government implemented a significant reduction in the rate of grants. For the purpose of determining eligibility for grants, three industrial regions have been identified: Region A, the most remote regions of the country; Region B, the peripheral regions of the country (closer to the central regions than A); and Region C, all other regions. The rate of grants as of January 1998 for Region A is 24% for investments up to NIS 140 million, and 20% for investments above this limit, compared to 10% for Region B for all levels of investments, and 0% for Region C for all levels of investments. Two regions have unique grants programs. In the northern border area the rate of grants is 30% for investments up to NIS 140 million, and 26% for investments above this limit, and in the Negev area the rate of grants is 30% for investments up to NIS 140 million, and 32% for investments above this limit.

During 2001, Government commitment for grants and tax benefits to the manufacturing sector totaled NIS 1.1 billion, compared to NIS 2.4 billion in 2000, NIS 1.3 billion in 1999 and NIS 1.4 billion in 1998. Almost all of the increase in 2000 was due to one unusually large investment of NIS 1 billion. The decrease in 2001 was attributable to a decline in demand for government investment support, as a result of the economic slowdown and the reduction in overall investments.

KIBBUTZIM AND MOSHAVIM

Kibbutzim are collective settlements that traditionally were primarily agricultural. However, most kibbutzim now derive a majority of their revenues from manufacturing, tourism, and other services. There are approximately 270 kibbutzim in Israel with approximately 117,000 members. Moshavim are cooperative settlements, most of which consist of individual owners of small farms. Moshavim derive a large percentage of their revenues from agriculture. There are approximately 455 moshavim with approximately 185,000 members. Both the kibbutzim and the moshavim experienced financial crises in the 1980s.

In 1988, the Government and the bank creditors of the moshavim agreed upon a rescue and recovery program for the moshavim. In 1992, the Knesset approved legislation requiring partial debt forgiveness by the moshavim's bank creditors, partial repayment of moshavim debt using the proceeds of certain required asset sales by the moshavim, and the restructuring of the remaining moshavim debt at below-market interest rates. The total outstanding amount of the moshavim debt as of December 31, 2001, subject to the 1992 legislation is NIS 11.4 billion. The implementation of the 1992 legislation is ongoing. As of December 31, 2001, the 1992 legislation had been implemented with respect to approximately 84.8% of the individual moshavim members and 82.8% of the moshavim union obligors on the moshavim debt. By December 31, 2001, NIS 8.6 billion, representing 70.0% of the debt, was settled.

The agreement establishing the main rescue and recovery program for the kibbutzim was signed by the bank creditors of the kibbutzim, the kibbutzim, and the Government in 1989. The plan provided for a reduction in the kibbutzim's outstanding indebtedness by NIS 5.676 billion (December 31, 1988 data as calculated for December 31, 2001 on a 3.5% interest + index basis), of which 40% was to be paid by the Government and the remainder was to be written off by the bank creditors. The plan also provided for the restructuring of NIS 17.504 billion of the kibbutzim's outstanding loans from the banks. This restructuring was to be funded in its entirety by below-market loans by the Government to the kibbutzim's creditors.

By early 1995, it had become clear that the NIS 5.676 billion in debt reduction for the kibbutzim, negotiated in 1989, was inadequate. On May 6, 1996, a supplemental agreement was signed by the kibbutzim, the Government, and the seven relevant banks. The principles of the supplemental agreement included the following: (a) The debt, which had been rescheduled in the first arrangement
(1989) was divided into two categories: a "refund debt," which the kibbutzim are able to repay, and a "balloon debt," which the kibbutzim are unable to repay and which is covered by the supplemental agreement; (b) NIS 5.63 billion indebtedness of the kibbutzim and the corporations they own was to be written off (in addition to amounts provided for in the 1989 agreement) by their bank creditors; (c) NIS 1.073 billion was to be written off by the banks, provided the kibbutzim pay their debts regularly in the first three years following the signing of the agreement (the "Incentives"); (d) the kibbutzim will surrender to the Government their rights to use 27% of their land leased from the Government; and (e) the Government would pay the banks between 25% and 35% of the aggregate sum of the indebtedness to be written off and of any Incentives. In April 1999, an amendment to the supplemental agreement between the Government, the banks and the kibbutzim was signed, and was approved by the Knesset Finance Committee. The principles of this agreement are: (i) the kibbutzim will surrender to the Government their rights to use 27% of their land leased from the Government (as in the supplemental agreement), (ii) the banks will continue to write off the kibbutzim debt under the supplemental agreement, where 35% will be paid to the banks by the Government in five annual payments bearing interest of 1.5% over the CPI, and 65% will be written off by the banks, and (iii) the Government will market the land surrendered by the kibbutzim and the proceeds of the sales will be distributed between the Government (35%) and the banks (65%).

Pursuant to the first agreement, the supplemental agreement and the amendment, an aggregate of NIS 12.4 billion was written off by the banks, of which 5.6 billion was paid to the banks by the Government. If the remainder of the agreement is executed, then 18 additional kibbutzim, owing an additional debt of NIS 1.284 billion to the banks, will join the agreement. In this case, the government will cover 35% of the debt.

THE ENVIRONMENT

Since the establishment of the Ministry of the Environment ("MOE") in 1989, many environmental laws and regulations have been formulated and promulgated. In 1998, a new procedure for establishing environmental regulations has been implemented. Under this procedure, the MOE formulates environmental standards after consulting with representatives of relevant government ministries and bodies that are likely to be affected by the proposed regulations. The timetable for preparing each standard is not to exceed 24 months. Recently, proposed regulations regarding packaging, fuel storage, ozone-depleting compounds, radio frequency radiation, hazardous waste, and reuse of waste water have been under consideration through this procedure.

In January 1998, a new covenant was signed between the MOE and the Israel Manufacturers' Association concerning reductions in pollutant emissions. The landmark decision to sign such a covenant is the first example in Israel of voluntary compliance by industry with emission standards that have yet to be promulgated. The largest Israeli industries also signed the covenant. In addition, the MOE has concluded an agreement in principle with IEC, the Israeli electric provider. In this agreement, which is to be ratified shortly, emission standards in the company's power plants were defined.

In 1999 the Knesset approved a landfill fee, which is expected to be introduced, for the first time in Israel, during 2002.

Recognizing the importance of adopting environmental management systems, such as ISO 14000, in creating international business opportunities, many Israeli companies are adopting such management systems voluntarily.

In May 1999, Israel signed the Convention on the Prior Informed Consent Procedure for Certain Hazardous Chemicals in International Trade ("PIC"). Israel has been party to the Convention on Biological Diversity since 1995 and is working towards signing the Cartagena Protocol on Biosafety to the Convention on Biological Diversity. Israel attaches great importance to the issue of climate change. After signing The United Nations Framework Convention on Climate Change in 1992 and ratifying it in 1996, the State of Israel signed the Kyoto Protocol to the United Nations Framework Convention of Climate Change in December 1998.

In 2000, the Palestinian and Israeli Ministries of the Environment held two meetings to discuss common environmental problems and ideas for improving cooperation in the environmental field. Israeli experts provided professional answers to their Palestinian counterparts following concerns raised at the meeting, and cooperation in the field of nature conservation was agreed upon. In 2000, the Jordanian and Israeli Ministries of the Environment held a meeting to promote cooperation on various environmental issues of common concern, and in particular on the rehabilitation of an agreed portion of the Jordan River. Cooperation on this issue is now high on the list of priorities of both Ministries.

                      BALANCE OF PAYMENTS AND FOREIGN TRADE

GENERAL

As a small country with a relatively limited domestic market, Israel is highly dependent on foreign trade. International trade (exports plus imports) in goods and services amounted to approximately 79% of GDP in 2001 (up from approximately 74% in 1997-1998).

The goods and services trade deficit increased in 2001 to $4.7 billion compared to $1.4 billion in 2000, as a result of a dramatic decrease in exports, which had a nominal decrease of 14% to $38.7 billion, and a more moderate decrease in imports of 6.6%, to $43.4 billion. The factor income payments (the sum of profits and interest from international investments and payments to foreign workers) deficit decreased by 49.5% to $3.4 billion in 2001 after a 30.3% increase in 2000.

Economic and military assistance furnished by the United States, German reparations, and personal and institutional remittances decreased by 3.5% in 2001 after increasing by 0.5%-4.3% in the preceding years.

Foreign currency reserves grew from $6.9 billion at the end of 1994 to $23.3 billion at the end of 2001. The three-fold increase is explained by a real 150% increase in exports and imports, as well as the Bank of Israel's monetary policy. High interest rates led to an appreciation of the NIS over the benchmark basket of foreign currencies. In 1996 and 1997 the Bank of Israel chose to purchase foreign currency in order to protect the bottom of the exchange rate diagonal band rather than decrease the interest rate.

As of December 31, 2001, Israel's net foreign debt (as reported by the Central Bureau of Statistics) was $4.5 billion (4% of GDP), as compared to $20.8 billion (23.1% of GDP) at the end of 1995.

BALANCE OF PAYMENTS

The balance of payments consists of two parts: (i) the current account, which measures the trade balance (receipts and payments derived from the sale of goods and rendering of services) and transfer payments, and (ii) the capital and financial account, which reflects borrowing by the Government and the private sector, direct investment in Israel and abroad, and assets and liabilities of commercial banks.

The current account deficit remained stable at $1.7 billion in 2001. In the second half of the 1990s the current account deficit decreased steadily, due mainly to an improvement in Israel's terms of trade and a greater increase in exports than the increase in imports.

TABLE NO. 14

                               BALANCE OF PAYMENTS
                          (IN MILLIONS OF DOLLARS)(4)

                                                                       YEAR
                                                ----------------------------------------------------
                                                   1998          1999          2000           2001
                                                ----------    ----------    ----------    ----------
CURRENT ACCOUNT (NET):
   Exports(1) ...............................       35,013        39,181        49,421        42,412
   Imports(1) ...............................      (42,536)      (48,556)      (57,439)      (50,512)
                                                ----------    ----------    ----------    ----------
      Trade balance (net)(1) ................       (7,523)       (9,375)       (8,018)       (8,100)
                                                ----------    ----------    ----------    ----------
   Transfer payments (net)
      Personal restitutions from Germany ....          789           737           614           727
      Other personal remittances (net) ......          992         1,151         1,273         1,170
      Institutional remittances .............          386           416           559           439
      Intergovernmental remittances .........        3,916         4,026         4,156         4,034
                                                ----------    ----------    ----------    ----------
         Total ..............................        6,083         6,330         6,602         6,370
                                                ----------    ----------    ----------    ----------
CURRENT ACCOUNT BALANCE .....................       (1,440)       (3,045)       (1,416)       (1,730)
                                                ==========    ==========    ==========    ==========
CAPITAL AND FINANCIAL ACCOUNT:
   Capital transfers ........................          577           569           494           446
      By the Government .....................          180           163           161           160
      By other ..............................          397           406           333           285

   Financial account
      Direct investments ....................          697         2,083         1,591         1,856
         Abroad .............................       (1,063)         (806)       (2,802)       (1,188)
         In Israel ..........................        1,760         2,889         4,392         3,044
      Portfolio investment ..................        2,495         1,775         2,131          (598)
         Assets .............................           21          (936)       (2,879)         (706)
            Equity securities ...............          103           255        (1,617)         (208)
            Debt securities .................          (82)       (1,191)       (1,263)         (497)
      Liabilities ...........................        2,474         2,711         5,011           108

      Other investments .....................       (1,925)         (222)         (654)       (2,589)
                                                ----------    ----------    ----------    ----------
         Assets .............................       (2,319)       (4,085)       (2,432)       (3,818)
            Government ......................          (13)         (188)         (142)         (887)
            Private sector ..................         (497)       (3,131)       (1,084)       (2,567)
            Banks ...........................       (1,809)         (766)       (1,206)         (584)
         Liabilities ........................          394         3,863         1,778         1,229
            Government - long term ..........         (278)          236           249           273
            Government - short term .........          (12)           23             0             0
            Private sector - long term ......          (57)          (66)          (70)          111
            Private sector - short term .....         (784)        1,271           (58)       (1,038)
            Banks ...........................        1,524         2,400         1,657         1,883
      Reserve assets (net) ..................       (1,880)       (1,108)         (591)          124
                                                ----------    ----------    ----------    ----------
CAPITAL AND FINANCIAL ACCOUNT BALANCE(2) ....          (36)        3,097         2,971          (761)
                                                ==========    ==========    ==========    ==========
STATISTICAL DISCREPANCIES(3) ................        1,475           (52)       (1,555)        2,491
                                                ----------    ----------    ----------    ----------

----------
(1) Includes exports and imports of goods, services, and income payments. The data on exports and imports of goods are based on current foreign trade statistics, adjusted for the balance of payments definitions established by the International Monetary Fund. The value of imports and exports is recorded on a f.o.b. basis. Defense imports, which are not included in the foreign trade statistics, are included in the Balance of Payments table.

(2)      Excluding central monetary institutions.

(3) Statistical discrepancies are, without accounting for the signs of the component terms, the difference between the current account balance and the capital and financial account balance less the change in reserves.

(4) In 1999, some definitions were changed to conform to international standards. Consequently, certain figures for prior periods were revised.

Source: Central Bureau of Statistics.

FOREIGN TRADE

Export growth has played a significant part in Israel's overall economic growth and demonstrates the growing competitiveness of the Israeli economy. In 2000, industrial exports (excluding diamonds) grew by 25.9% due to the fast growth in the US and the EU and a world-wide technology boom. In 2001, as a result of the economic activity slowdown in the EU and the USA and the global crisis in the high-tech sector, industrial exports (excluding diamonds) decreased by 6.8%.

In 2001, imported goods decreased by 8.3%, the result of a decrease in imports of raw materials and investment goods due to the substantial decline in the level of economic activity. Imports of services decreased by 1%.

TRADE LIBERALIZATION

The principal features of the Government's trade liberalization policy included the elimination of certain compulsory licensing requirements designed to protect local manufacturers (with the exception of agriculture), the Government's review of other licensing requirements with an intention to eliminate those imposed for protection purposes, and the replacement of administrative and other non-tariff barriers to imports with tariffs, which are being reduced over time. Tariffs were reduced in September 1996 for most sectors, and in September 1998 for certain sensitive products such as wood and footwear. In September 2000 they were lowered for textiles. In September, 2001 the tariff reduction process concluded with average customs duties reaching a level of 8%-12%, down from 25% (or more) at the time the new trade liberalization was introduced in September 1991. The trade liberalization program also provided for assistance to certain enterprises that would suffer seriously from the implementation of the program. In 1996, Israel signed the GATT accords on agricultural products, and replaced import restrictions with import duties. Since then, duties on processed agricultural products have been reduced gradually from 100%, to eventually be reduced to a level of 50% by 2003.

Notwithstanding the Government's trade liberalization policy, Israel has a number of trade restrictions, including quotas, licensing restrictions, and outright prohibitions on certain goods (including a ban on the importation of non-kosher meats imposed at the end of 1994). The non-tariff barriers have diminished both in number and in size as part of Israel's trade liberalization scheme, embarked upon in 1991. Israel also imposes a post-duty surcharge, called TAMA, that varies in amount by product and is applied after the imposition of an import duty, but before any assessment of purchase taxes. The rate is determined according to the importer's average profit margins in a specific category of goods, and reflects the difference between the retail price in Israel for a domestic product and the import price of the imported good. Israel also maintains product standards that, in certain instances, favor domestic producers of consumer goods over importers. In November 1998, 140 official standards pertaining to the food industry and an additional 130 standards in other industries were abolished. Israel also charges importers 1.3% of c.i.f. cost of imports into Israel for the use of Israeli ports and stevedores. The Ministry of Industry and Trade is in the process of revising the standards law to limit the Government's authority in setting compulsory standards for products sold in Israel for certain purposes, such as safety, public health, protection of the environment, and to prevent any potential use of this authority for protectionist purposes. During the past three years, many standards have been changed to conform with international standards.

Although the U.S. and the EU currently account for approximately 61% of Israel's exports of goods (excluding diamonds), the percentage of exports sold to these countries has been declining in recent years. This decline is a result of an increase in the level of exports to existing Asian markets and the opening of new markets, particularly in Asia and Eastern Europe. Historically, exports to Asia were low due to the effects of the Arab boycott. Exports to countries other than the U.S. and the EU accounted for 38.2% of Israel's non-diamond exports in 2000 and 39.0% of the non-diamond exports in 2001. Exports of non-diamond goods to Asia accounted for 16% of Israel's total non-diamond exports in 2001.

In 2001, Israel had a trade surplus of $4.3 billion with the U.S., compared with a surplus of $2.9 billion in 1998. The surplus disappears when the trade in diamonds is excluded. In 2001, Israel had a $6.2 billion trade deficit with the EU, compared with a deficit of $7.2 billion in 1998. The deficit decreases to $5 billion when diamonds are excluded.

Israel is primarily an exporter of manufactured goods. Exports of the high-tech industries of the manufacturing sector experienced a decline of approximately 7% in 2001. Exports of communication, control, and scientific equipment, which account for 27% of industrial non-diamond goods, decreased by 11.8%.

Approximately 66% of Israel's imports are production inputs (including diamonds and fuels). The remainder of imports are made up of investment goods and consumer products.

Since 1948, members of the Arab League have maintained a trade boycott of Israel. See "State of Israel-International Relations." In September 1994, a number of the Gulf States (Qatar, Oman, Bahrain, United Arab Emirates, Saudi Arabia, and Kuwait) declared their intention to lift the secondary and tertiary trade boycotts of Israel. In fact, these Gulf States, as well as four other Arab League members (Algeria, Djibuti, Mauritania, and Somalia) no longer enforce the secondary and tertiary boycotts of Israel. Nevertheless, some Arab states continue to maintain their trade boycott of Israel. It is difficult to determine the impact on Israeli trade of the remaining elements of the boycott.

TABLE NO. 15

                       EXPORTS OF GOODS BY MAJOR GROUPS(1)
                        (IN MILLIONS OF DOLLARS, F.O.B.)

                                                                            YEAR
                                                --------------------------------------------------------------
                                                   1997         1998         1999         2000         2001
                                                ----------   ----------   ----------   ----------   ----------
A. AGRICULTURAL
     Vegetables and field crops .............   $    243.2   $    250.8   $    248.7   $    240.5   $    230.9
     Fruits .................................        242.6        235.6        214.1        178.9        168.0
     Other ..................................        316.3        322.1        319.5        283.3        239.9
                                                ----------   ----------   ----------   ----------   ----------
     Total ..................................        802.1        809.1        782.3        702.1        638.8
                                                ==========   ==========   ==========   ==========   ==========
B. INDUSTRIAL
     Mining, quarrying and non-metal
      minerals ..............................        422.5        442.1        417.8        451.1        420.3
     Food and beverages .....................        527.3        476.0        439.4        443.6        416.8
     Textiles, clothing and leather .........        997.8      1,063.8      1,136.1      1,144.1      1,041.0
     Wood, furniture, paper and printing ....        171.4        188.8        197.6        224.2        238.7
     Chemicals and refined petroleum ........      2,867.7      2,964.4      3,121.9      3,698.7      3,744.7
     Rubber and plastics ....................        868.0        887.2      1,028.5      1,069.9      1,075.3
     Products, metal basic ..................        940.5      1,022.3        973.0      1,060.0      1,011.6
     Machinery and equipment ................        987.7      1,079.4       1012.9      1,124.0      1,148.7
     Electronic components and
      computers .............................      1,416.8      1,451.5      1,474.7      3,641.7      3,057.1
     Communication, control, medical,
      and scientific equipment ..............      3,468.4      4,031.0      4,602.1      6,021.0      5,240.1
     Electrical equipment and motors ........        420.9        497.1        473.7        528.5        533.8
     Transport equipment ....................        698.2        883.3        969.7      1,012.0      1,047.7
     Jewelry, goldsmith and silversmith .....        525.5        478.1        463.6        472.6        459.5
     Miscellaneous ..........................        124.3        110.6        113.8        113.2        116.5
                                                ----------   ----------   ----------   ----------   ----------
     Total (excl. diamonds) .................     14,437.0     15,575.6     16,424.8     21,004.6     19,551.8
                                                ==========   ==========   ==========   ==========   ==========

DIAMONDS ....................................      5,097.3      4,345.4      5,681.2      6,815.7      5,672.0
     Polished ...............................      4,186.1      3,701.8      4,589.2      5,437.0      4,646.4
     Rough ..................................        911.2        643.6      1,092.0      1,378.7      1,025.6
OTHER .......................................         39.2         41.6         41.0         35.3         45.7

RETURNED GOODS ..............................         77.1        138.4        151.2        216.9        212.2

Total (net) .................................   $ 20,298.5   $ 20,633.3   $ 22,778.1   $ 28,340.8   $ 25,696.1
                                                ==========   ==========   ==========   ==========   ==========

----------
(1)      Excludes trade with the West Bank and the Gaza Strip.

Source: Central Bureau of Statistics.

TABLE NO. 16

                       IMPORTS OF GOODS BY MAJOR GROUPS(1)
                        (IN MILLIONS OF DOLLARS, C.I.F.)

                                                                          YEAR
                                           ------------------------------------------------------------------
                                              1997          1998          1999          2000          2001
                                           ----------    ----------    ----------    ----------    ----------
CONSUMER GOODS:
   Durables
      Vehicles .........................   $    819.2    $    731.4    $    748.4    $    947.8    $    894.9
      Other ............................        986.8         998.1       1,048.0       1,186.9       1,207.6
   Non-Durables ........................      2,070.1       2,145.9       2,154.9       2,362.9       2,554.0
                                           ----------    ----------    ----------    ----------    ----------
   Total ...............................      3,876.1       3,875.4       3,951.3       4,497.6       4,656.5
                                           ==========    ==========    ==========    ==========    ==========
PRODUCTION INPUTS:
      For agriculture ..................        365.2         264.4         289.9         292.7         300.6
      Raw food products ................        943.4         898.6         862.8         825.1         825.6
      Fabrics and yarn .................        710.5         703.0         694.1         685.8         582.7
      Wood and related products ........        303.8         286.5         280.4         296.9         255.3
      Chemical products ................      1,758.9       1,758.1       1,832.5       2,094.5       2,061.4
      Rubber and plastics ..............        872.8         907.6         900.0         990.0         920.3
      Paper-making material ............        547.1         544.8         557.0         615.8         568.6
      Metals
         Iron and steel ................      1,003.6         914.8         774.6         833.7         759.9
         Precious metals ...............        228.3         201.9         169.9         130.3         147.6
         Non-ferrous metals ............        536.1         536.9         531.3         547.9         503.0
      Machines, electronics and
         other industries ..............      5,710.1       5,006.5       5,257.2       6,458.5       5,454.8
      Fuels ............................      2,259.9       1,800.1       2,109.5       3,497.9       3,094.7
                                           ----------    ----------    ----------    ----------    ----------
      Total (excl. diamonds) ...........     15,239.7      14,767.6      15,208.8      18,333.6      16,453.2
                                           ==========    ==========    ==========    ==========    ==========
      Diamonds (net) ...................      4,779.2       3,839.4       5,456.2       6,746.3       5,588.1
                                           ==========    ==========    ==========    ==========    ==========
INVESTMENT GOODS:
      Machinery and equipment ..........      3,557.7       3,660.9       4,500.0       4,764.3       4,809.1
      Transport vehicles(2) ............      1,002.8         889.7         891.4       1,145.3       1,109.7
      Ships and aircraft ...............        278.1          84.1         733.0         239.4         667.5
                                           ----------    ----------    ----------    ----------    ----------
      Total ............................      4,838.6       4,634.7       6,124.2       6,149.0       6,586.3
                                           ==========    ==========    ==========    ==========    ==========
Other Goods ............................          2.7          12.3          16.6          23.0          19.1
Returned goods .........................       (111.5)       (118.7)       (127.6)       (140.7)       (182.9)
                                           ----------    ----------    ----------    ----------    ----------
Total (net)(3) .........................   $ 28,624.8    $ 27,010.7    $ 30,629.7    $ 35,221.0    $ 32,711.8
                                           ==========    ==========    ==========    ==========    ==========

----------
(1)      Excludes trade with the West Bank and the Gaza Strip.

(2)      Excluding ships and aircraft.

(3) Net imports equal gross imports less unworked diamonds returned to the supplier and other returned goods.

Source: Central Bureau of Statistics.

TABLE NO. 17

                          EXPORTS OF GOODS BY REGION(1)
              (IN MILLIONS OF DOLLARS, F.O.B., EXCEPT PERCENTAGES)

                                                                      YEAR
             -------------------------------------------------------------------------------------------------------------------
  REGION              1997                    1998                    1999                   2000                    2001
----------   ---------------------    -------------------    -------------------    -------------------    ---------------------
EFTA .....   $   439.9         1.9%   $   424.8       1.9%   $   405.7       1.6%   $   549.4       1.7%   $   395.5         1.4%
EU .......     6,788.0        30.0      7,090.9      31.2      7,560.9      30.2      8,562.8      27.3       7633.5        26.3
Americas .     8,203.2        36.4      9,009.4      39.6      9,775.9      39.1     12,933.4      41.2      12484.6        43.0
Asia .....     4,196.3        18.6      3,241.6      14.3      4,109.2      16.4      5,817.0      18.5       5244.9        18.0
Africa ...       477.0         2.1        479.2       2.1        469.6       1.9        546.0       1.7        457.8         1.6
Other ....     2,486.4        11.0      2,488.1      10.9      2,668.3      10.7      2,995.2       9.5      2,842.5         9.8
             ---------    --------    ---------  --------    ---------  --------    ---------  --------    ---------    --------
Total ....   $22,590.8       100.0%   $22,734.4     100.0%   $25,016.6     100.0%   $31,403.8     100.0%   $29,058.8       100.0%
             =========    ========    =========  ========    =========  ========    =========  ========    =========    ========

----------
(1) Gross exports (including diamonds returned by importers abroad and other returns to exporters in Israel).

Source: Central Bureau of Statistics.

TABLE NO. 18

                          IMPORTS OF GOODS BY REGION(1)
              (IN MILLIONS OF DOLLARS, C.I.F., EXCEPT PERCENTAGES)

                                                                     YEAR
             ---------------------------------------------------------------------------------------------------------------------
REGION               1997                    1998                    1999                    2000                    2001
----------   -------------------    ---------------------    --------------------    --------------------    ---------------------
EFTA .....   $  1,669.1      5.8%   $  1,583.2        5.8%   $  1,800.5       5.8%   $   1994.7       5.6%   $  1,859.1        5.6%
EU .......     14,858.9     51.0      13,335.4       48.5      14,386.4      46.3      15,466.2      43.3      13,920.4       41.8
Americas .      6,061.8     20.9       6,081.9       22.1       7,002.3      22.5       7,323.4      20.5       7,325.9       22.0
Asia .....      3,134.1     10.8       3,417.5       12.4       4,087.5      13.1       5,202.0      14.6       4,697.2       14.1
Africa ...        387.8      1.3         354.6        1.3         363.3       1.2         372.9       1.0         428.6        1.3
Other ....      2,972.7     10.2       2,697.2        9.8       3,450.0      11.1       5,390.0      15.1       5,072.0       15.2
             ----------  -------    ----------   --------    ----------   -------    ----------    ------    ----------     ------
Total ....   $ 29,084.4    100.0%   $ 27,469.8      100.0%   $ 31,090.0     100.0%   $ 35,749.5     100.0%   $ 33,303.2      100.0%
             ==========  =======    ==========   ========    ==========   =======    ==========    ======    ==========     ======

----------
(1) Gross imports (including unworked diamonds returned to suppliers abroad and other returns to exporters abroad).

Source: Central Bureau of Statistics.

TABLE NO. 19

                            MERCHANDISE TRADE INDICES
                                   (1995=100)

                                                         YEAR
                                 ----------------------------------------------------
                                   1997       1998       1999       2000        2001
                                 --------   --------   --------   --------   --------
INDICES OF PHYSICAL VOLUME
   Exports ...................      123.8      126.1      138.8      174.6      164.9
   Imports ...................      108.6      108.6      124.3      141.1      131.3
INDICES OF PRICES
   Exports ...................       95.8       92.7       91.3       89.1       87.4
   Imports(1) ................       93.3       87.5       85.4       87.6       85.7
TERMS OF TRADE(2) ............      102.7      105.9      106.9      101.7      102.0

----------
(1)      Excluding ships, aircraft, and diamonds.

(2) The price index of exports divided by the price index of imports, multiplied by 100.

Source:  Central Bureau of Statistics.

FOREIGN INVESTMENTS

In 2001, nonresidents invested $5.1 billion in Israel compared to $11.4 billion in 2000 and $8.4 billion per year on average between 1998 and 2000. These figures include direct foreign investments, investment in Israeli securities traded on the Tel Aviv Stock Exchange (TASE) and foreign exchanges, direct credit to the public sector and to residents (excluding trade finance and credit to suppliers), and deposits by nonresidents in Israeli banks. Investment by nonresidents in 2001 was significantly lower than in 2000 or 1999, and comparable to the figures in 1998, which, similarly to 2001, was characterized by a crisis in the international financial markets. The major cause for the decline in foreign investment was Israel's significant involvement in the high-tech industries, which experienced a worldwide slowdown. Nonresident investments were also affected by negative geopolitical developments, but their influence was to a much lower extent.

In 2001, Israeli firms issued $1.2 billion of debt and equity abroad, as compared to $4.3 billion in 2000 and $3.2 billion in 1999. The figure for 2001 consisted of $0.9 billion of debt and $0.3 billion of equity. In comparison, in 2000 Israeli firms issued $1.5 billion of debt and $2.8 billion of equity. The steep decrease in issuances was not unique to Israeli high-tech companies. During 2001, only $32 billion was raised on the NASDAQ stock market by 230 firms, compared to $134 billion by 700 firms in 2000. Direct investment by nonresidents in the non-tradable equity of Israeli firms also decreased in 2001 to $3.2 billion from $4.9 billion in 2000, but was greater than the figure in 1999, which was $2.5 billion. The decrease from 2000 reflects the sharp decline in the acquisition of Israeli high-tech industry firms by non-resident firms and the reduction of profits of non-tradable high-tech firms and the reinvestment thereof. The decline in investments in "start-up" companies was relatively moderate, given that Israeli and foreign venture capital funds raised $1.4 billion in 2001 compared to $2.4 billion in 2000.

In 2001, net foreign direct investment flows in Israeli shares traded on the TASE were close to zero, as compared to a marginal increase of $0.12 billion in 2000. Nonresident investors liquidated a net of $0.75 billion of their portfolio investments in securities traded on the TASE, of which $0.7 billion relates to shares and the rest to bonds. The net liquidation was mainly the result of the growing risk aversion, which characterized investors worldwide, as a result of the developments in the financial markets.

Net deposits by nonresidents in Israeli banks during 2001 totaled $1.8 billion, as compared to $1.6 billion in 2000 and $1.9 billion on average over the previous three years. The increase primarily reflects nonresidents' investment in local currency deposits, because of the increasing interest rate difference between the NIS and the USD during 2001. Simultaneously, there was a liquidation tendency in foreign exchange-denominated deposits, reflecting a reaction to geopolitical events.


FOREIGN EXCHANGE CONTROLS AND INTERNATIONAL RESERVES

On May 14, 1998, the process of removing foreign-currency restrictions on Israeli residents, individuals and businesses, which began in the late 1980s, was for the most part completed. However, certain restrictions on Israeli institutional investors and on some transactions in derivatives carried out with nonresidents remained in force.

As is customary in western countries, in Israel, the expansion and enhancement of reporting procedures regarding external transactions accompanied the process of removing foreign exchange controls. The freedom to engage in transactions with nonresidents is subject to the obligation, of either the person carrying out the transaction or the financial intermediary through which it is carried out, to report the transaction in detail to the Bank of Israel.

In October 2000, all restrictions on foreign currency derivative transactions with nonresidents were abolished. As of January 15, 2002, the 5% ceiling (of assets) on investments abroad of Israeli institutional investors was increased to 20%. Starting January 1, 2003, all activities and transactions in foreign currency between Israeli residents and nonresidents will be allowed.

As part of the deregulation of financial markets, the reserve requirements on domestic foreign-currency deposits were also reduced, and currently are 6% for current accounts (up to six days), 3% for time deposit accounts with maturity of up to one year, and 0% for time deposit accounts with maturity exceeding one year. Since January 1998, local currency has served as the reserve requirement on domestic foreign currency deposits (replacing foreign currency).

In recent years net external liabilities have been dramatically reduced, reaching a level of $4.4 billion, compared to $15.2 billion in 1997.

TABLE NO. 20

               EXTERNAL ASSETS AND LIABILITIES (DEBT INSTRUMENTS)
                            (IN MILLIONS OF DOLLARS)

                                                        BALANCE AT YEAR END
                                      ---------------------------------------------------------
                                        1997        1998         1999       2000         2001
                                      ---------   ---------   ---------   ---------   ---------
EXTERNAL LIABILITIES
      Public sector ...............      26,229      27,462      27,509      27,799      27,614
      Nonbanking private sector ...      11,533      11,523      13,210      14,349      14,610
      Banking system ..............      17,471      19,129      21,218      22,669      24,402
                                      ---------   ---------   ---------   ---------   ---------
         Total ....................      55,233      58,115      61,936      64,817      66,626
                                      =========   =========   =========   =========   =========
EXTERNAL ASSETS
      Public sector ...............      20,766      23,183      23,388      23,969      24,005
      Nonbanking private sector ...       8,115      10,185      14,031      17,578      21,448
      Banking system ..............      11,158      13,372      14,505      16,478      16,798
                                      ---------   ---------   ---------   ---------   ---------
         Total ....................      40,039      46,740      51,924      58,025      62,251
                                      =========   =========   =========   =========   =========
NET EXTERNAL DEBT .................      15,195      11,375      10,012       6,792       4,375
                                      =========   =========   =========   =========   =========

----------
Source: Bank of Israel.

Foreign currency reserves grew from $8.3 billion at the end of 1995 to $23.2 billion at the end of 2001.

FOREIGN EXCHANGE RATES

Until July 1985, the Israeli Shekel was periodically depreciated at a rate consistent with inflation. On September 2, 1985, the Knesset approved the New Israeli Shekel ("NIS"), valued at 1,000 times the then existing Shekel. Since August 1, 1986, only the NIS has circulated, and the NIS has been stabilized by reference to a basket of major currencies (U.S. dollar, German mark, British pound sterling, French franc, and Japanese yen) rather than in relation solely to the U.S. dollar. On August 1, 1986, the date the basket was introduced, the weighting of the component currencies in the basket was 60% U.S. dollar, 20% German mark, 10% British pound sterling, 5% French franc, and 5% Japanese yen. This basket approximates the composition of Israel's external trade, including both imports and exports. The number of each currency unit in the basket is constant, but the weight of each currency can change daily according to changes in cross rates. On June 5, 1995, the Bank of Israel adopted a policy requiring an automatic adjustment in the weighting of the currencies in the basket in any future year in which a cumulative change of more than 2% occurs in the value of Israeli trade in any single currency in the basket, relative to the value of Israeli foreign trade in the other currencies in the basket. Following that decision, in April 1996 the weight of the dollar was increased by 3.3 percentage points, and those of the other currencies reduced accordingly. The number of each currency unit remained constant until May 2000 when the pound sterling's share in the currency basket was reduced by 2.1 percentage points. The weights of the other currencies were adjusted according to Israel's foreign trade structure at that time. On December 31, 2001, the currencies' weights were 66.2% U.S. dollar, 21.8% euro, 6.5% pound sterling, and 5.5% Japanese yen.

In December 1991, the Bank of Israel introduced the "diagonal band" or "crawling peg system" to reduce business sector uncertainty and speculative cycles that had caused sharp capital movements under prior exchange rate systems. Under this system, the slope of the band was adjusted on a daily basis upon a gradual, constant and predetermined path. Initially, the slope of the band was derived from the difference between Israel's inflation target for the following year, as set by the government, and predicted inflation abroad. The width of the band, its midpoint rate and its slope were determined jointly by the Bank of Israel and the Ministry of Finance.

When the diagonal band was first established, its slope was 9% with limits of 5% above or below the midpoint rate. The slope was reduced further to 8% and then to 6% in November 1992 and July 1993, respectively. On May 31, 1995, the limits of the band were widened to plus minus 7% and the midpoint rate was increased by 0.8%, but no change was made to the slope of the band. The change in the midpoint rate was intended to offset the increase in port fees on exports.

In the last few years, the practice has changed such that only the slope of the lower limit of the band has been reduced, whenever possible, in accordance with the difference between the target rate of inflation in Israel and expected inflation abroad. The upper limit has remained unchanged at a steeper slope than the lower limit. As a result, the band is gradually becoming wider. On June 18, 1997, the upper limit of the exchange rate band was raised by approximately 15%, while maintaining its slope at 6%. The lower limit remained unchanged, while its slope was reduced to 4%. On August 7, 1998, the slope of the lower limit was reduced further, to 2%, while the slope of the upper limit again remained unchanged at 6%.

On December 24, 2001, the lower limit of the band was reduced by 1% and its slope was canceled. The lower limit of the band is currently at a constant rate of 4.1021 NIS to the currency basket. Therefore, the exchange rate band can no longer be considered a diagonal. At the end of 2001, the width of the band was 43.9%.

The Bank of Israel has sole responsibility for the daily management of exchange rates. Prior to February 1996, it was the practice of the Bank of Israel to use market intervention to maintain the exchange rate near the midpoint of the band. Since then, the policy has been to intervene only to prevent the rate from moving outside the band. Since June 1997, the Bank of Israel has not intervened in the foreign-currency market, with the exception of six days at the end of 1997.

During 2001, the NIS depreciated against the currency basket by 7.0% and against the US dollar by 9.3%. The difference reflects the strengthening of the US dollar against the other currencies in the basket, such as the euro, sterling and yen.

During the early months of 2002, the NIS also experienced a substantial depreciation (11.3% devaluation against the U.S. dollar between December 31 and May 31), leading to a rise in the prices of imported goods and overall consumer price index (CPI). In response, the Bank of Israel has raised its short-term interest rate by 5.3% (since the beginning of the year) to a level of 9.1% as of June 24, 2002.

TABLE NO. 21

                             AVERAGE EXCHANGE RATES
                             (NIS PER CURRENCY UNIT)

                                                                  YEAR
                                      --------------------------------------------------------------
                                         1997         1998         1999         2000         2001
                                      ----------   ----------   ----------   ----------   ----------
U.S. dollar .......................        3.449        3.800        4.140        4.077        4.240
British pound sterling ............        5.651        6.298        6.701        6.180        6.088
German mark .......................        1.991        2.167        2.258        1.926        1.931
Japanese yen (per 100 yen) ........        2.854        2.928        3.658        3.785        3.453
French franc ......................        0.591        0.646        0.673        0.574        0.576
Currency basket ...................        3.733        4.091        4.432        4.223        4.307
Euro ..............................                                  4.416        3.768        3.776

----------
Source: Bank of Israel.

                              THE FINANCIAL SYSTEM

BANK OF ISRAEL

The Bank of Israel is the country's central bank and functions independently of the Government. It is responsible for formulating and implementing Israel's monetary policy. The Bank of Israel also manages foreign exchange reserves, supervises Israel's banking system, issues bank notes and coins, and acts as the sole fiscal agent for the Government with respect to domestic indebtedness. The Governor of the Bank of Israel acts as an economic advisor to the Government. In addition, the Bank of Israel works jointly with the Government in formulating and implementing foreign exchange policy. See "Balance of Payments and Foreign Trade-Foreign Exchange Rates."

As stipulated in the Bank of Israel Law, the Bank of Israel is not allowed to finance Government deficits or to lend the Government money to finance its expenditures in any fiscal year, except to provide temporary advances to the Government to bridge seasonal cash flow requirements when expenditures exceed revenues during the fiscal year (provided that the outstanding amount of such temporary advances at any time does not exceed 1.6% of the Government's current expenditures budget for the year in which the advances are made). Twice a year, such advances are permitted to equal up to 3.2% of the current expenditure budget for a period of up to 30 days.

The Government is required to deposit all Government revenues, including proceeds of foreign debt (except for certain earmarked funds deposited with commercial banks), in the Bank of Israel, which is responsible for managing the Government's foreign exchange reserves. The Bank of Israel is prohibited by law from investing in equity securities or private bonds, and is subject to internal limitations on the amount of investments it may make in a single country or financial institution. The majority of the Bank of Israel's reserves is held in securities issued by foreign sovereign issuers.

At the end of 1997, the Prime Minister appointed a committee of outside experts to suggest changes in the Bank of Israel Law, in light of the considerable institutional and economic changes that have taken place in Israel since the Bank was set up in 1954, and similar actions taken in many countries in recent years. The committee report was submitted to the Government in December 1998. In March 2002, the government submitted to the Knesset a proposal for the amendment of the Bank of Israel Law. The Government's proposal modifies the Bank of Israel's role, making it similar to the role of central banks in other developed economies and defines price stability as the Bank of Israel's main objective. Furthermore, in order to improve the decision-making process of the Bank of Israel regarding its main policies, the Government's proposal establishes a monetary committee, comprised of well-recognized and experienced professionals in the fields of finance, monetary and macro-economic policies. In order to avoid any possibility of political interference in the nomination process, the members of the monetary committee will be nominated by an independent panel, chaired by a retired Supreme Court judge. In addition, in order to expand its transparency, the Bank of Israel is required to report to the Government and the public on its monetary policy on a regular basis. The proposal is currently under discussion.

MONETARY POLICY

Since 1985, when the Economic Stabilization Plan was adopted, Israel has made significant progress in stabilizing inflation through effective implementation of monetary policy by the Bank of Israel, and fiscal restraint and trade liberalization by the Government. In recent years, the primary objective of Israel's monetary and exchange rate policy has been to gradually reduce inflation to attain levels of inflation similar to those prevailing in other industrialized countries. See "The Economy--Wages and Prices."

The Bank of Israel's principal instruments of monetary control are auctioned time deposits for banks and a discount window facility. Auctions for interest-bearing deposits are currently the main tool for implementing monetary policy and are similar to reverse repurchase agreements. The interest rate received by the banks is determined in the auction. Maturities are one-month, one-week and overnight. In the past, the Bank of Israel injected liquidity using monetary collateralized loans to banks which were allocated to the banking system by periodic auctions of a predetermined amount and were used in a manner similar to repurchase agreements. The auction of overnight funds and deposits of various maturities and the rate of interest determined therein is the key determinant of short-term interest rates in Israel. The Bank of Israel utilizes the daily auctions primarily to offset flows from Government activities and the balance of payments. Through the discount window, Israeli banks can obtain overnight loans to fill temporary funding needs.

In order to offset capital inflows, the Bank of Israel also operates NIS/dollar swaps, absorbing NIS in return for dollars for a given period of time. Allocation of the swaps is made by auction on the difference between the NIS interest rate and the going dollar interest rate. Since August 1997, the Bank of Israel has used this facility only to roll over existing swap stock of 1.4 billion dollars and has refrained from using the swap auctions as a monetary instrument.

Although the Bank of Israel does not issue its own securities, it may effect monetary policy by selling non-indexed zero-coupon Treasury bills of up to one year maturity. In recent years, the Bank of Israel has increasingly utilized such issuances. In 1995, the Government raised the ceiling on the outstanding amount of Treasury bills available to the Bank of Israel for purposes of effecting monetary policy to a total of NIS 15.5 billion, and provided for the automatic adjustment of that ceiling twice annually. Recently, however, the adjustments have only proved sufficient for rolling over principal and interest on the Treasury bills. In order to increase the effectiveness of monetary policy and to enhance the efficiency and completeness of the money and capital markets, the government decided, at the end of December 2001, to remove the ceiling on the outstanding amount of Treasury bills. This adjustment is part of the revised Budget Law for 2002.

At the end of 1991, the Bank of Israel and the Ministry of Finance began publicly announcing annual inflation targets, with the intention of reducing inflation gradually from the 15%-20% range that had prevailed since the Economic Stabilization Program of 1985 to low single-digit levels typical in developed countries. Israel was thus one of the first emerging market economies to adopt the inflation targeting approach to monetary policy, using this regime to reduce inflation rather than merely maintaining a low level that had already been attained. Inflation targeting in its first three years (1992-1994) was implemented with some ambivalence, but when actual inflation significantly exceeded its target in 1994, the Bank of Israel received a mandate from the Government to implement more restrictive monetary measures in order to prevent inflation from reverting to its pre-1992 levels.

The Bank's tight policy since the fourth quarter of 1994 has been a key factor in the attainment of the current, very low inflation levels. This monetary policy has been part of a three-pronged approach to macroeconomic policy that is designed to facilitate stable economic growth over the long run by prompting monetary and financial stability and providing a favorable business environment. The other key features are fiscal restraint and structural reform, the latter also geared to spurring economic growth from the supply side.

The Bank of Israel has been reducing gradually its interest rates since 1999. These rates reached unprecedented low levels in 2001 and in the first quarter of 2002 in light of the slowdown in economic activity and the below target annual inflation. The process of interest rate reduction has been recently reversed following a fast exchange rate depreciation and a subsequent rise in the inflation rate and inflation expectations.

Since the summer of 1997 until the end of 2001, the annual rate of inflation has been below 3%, with the exception of the last quarter of 1998, when an international financial crisis led to significant depreciation of the NIS and a significant "one-time" increase in price levels spaced over three months. A significant depreciation and an increase in the price level also took place in early 2002.

In August 2000, the Government set inflation targets for the years ahead. For 2001, the target was 2.5%-3.5%, for 2002 it is 2%-3%, and from 2003 onwards, it is set at 1%-3%, a level of measured inflation that is defined as "price stability." These targets are consistent with the inflation targets, explicit and implicit, of nearly all developed countries.

The end-of-year inflation rate was 1.3% in 1999, zero in 2000 and 1.4% in 2001. These rates were below the yearly targets, but in 2002 the end-of-year inflation rate is likely to exceed the target.

The focus of macroeconomic policy on financial stability during the past few years has paid off handsomely in the past two years, as most financial indicators suggest a degree of stability despite the very significant shocks that have hit the economy during this period. These shocks include the softening of the high-tech boom, the sharp decline of share prices on the NASDAQ and the Palestinian uprising.

Monetary policy since 1997 has emphasized the inflation-targeting regime, with exchange rate policy effectively having evolved to a free float. Until June 1997, the parameters of the upwardly sloping exchange rate band were such that the Bank was required to intervene frequently in the foreign exchange market to prevent appreciation. At that point, continued intervention was viewed as untenable and the band was widened considerably with provisions enacted for further gradual widening. These measures have thus far effectively removed the exchange rate constraint on monetary policy and the Bank has been able to adjust its key interest rate as required to meet the inflation target, without having had to intervene in the foreign exchange market. The perception of risk in the foreign exchange market is now centered on small, day-to-day fluctuations rather than the larger, less frequent ones that typified a more tightly managed exchange rate regime. The current perception is more amenable to creating a more stable financial system. While the crawling band has not yet been removed, it appears that the policy measures in 1997 sent a signal to the public about the policy makers' resolve to get inflation down to Western levels. At the end of December 2001, the Ministry of Finance and the Governor of the Bank of Israel decided to allow more flexibility in the foreign exchange market by flattening the slope of the lower band of the exchange rate (lowering the slope from 2% annually to 0%) and reducing its level by 1%.

Another key policy move was the significant increase of the interest rates in the wake of the sharp price level jump following the international financial crisis and the NIS depreciation in the autumn of 1998. The Bank's key rate was increased by 4 percentage points during the first two weeks of November, following growing evidence that the prevailing rates would not be sufficient to prevent the price shock from evolving to a new, higher inflation rate. The sharp increase in interest rates succeeded in reversing the depreciation of the NIS and led to a restoration of low inflation from 1999 to date. The Bank has gradually reduced its key rate since then, but recollection of episodes in 1993 and 1995, when the Bank eased rates too soon to lock-in low inflation, has led to a more cautious approach this time. Thus, while undershooting the target in these years was caused in part by unexpectedly low commodity price increases and unexpected appreciation of the NIS, the need for caution given Israel's inflation history also played a role. By the end of 2000, the Bank's key rate stood at 8% and it was reduced further to 5.8% by early December 2001.

In the last week of December 2001, the key rate was reduced by 2 percentage points, to 3.8%. This exceptional one-time measure was made possible by a combination of several factors: (i) the expression of readiness on the part of the government to cut the budget expenditure relative to the level initially approved and to return to a declining deficit path in 2002-2005; (ii) the Government's decision to take steps in the financial sphere, such as eliminating the ceiling on the issuance of treasury bills, making the exchange-rate band more flexible and completing the cancellation of foreign-currency control by expanding possibilities for institutional investors to diversify their asset portfolio abroad; and (iii) assessments regarding the moderation of actual and expected inflation, after the acceleration in the third quarter of 2001, as well as the exacerbation of the economic slowdown. The object of these shifts in the instruments of economic policy was to help the economy cope with the recession that has resulted from the economic slump worldwide, and in the US in particular, as well as from the tense situation with the Palestinian Authority.

During May and June 2002, in light of a continuous and fast exchange rate depreciation and a subsequent rise in inflation expectations, the Bank of Israel raised the interest rate on several occasions up to 9.1% by June 24, 2002, resulting in a total increase of 5.3% since the beginning of 2002.

TABLE NO. 22

                             SELECTED INTEREST RATES

                                    SHORT-TERM LOCAL-
                                 CURRENCY TO THE PUBLIC
                                 -----------------------
                                                          AVERAGE COST
                                 OVERDRAFT       TERM     OF MONETARY      SROs
                                 FACILITIES     CREDIT      LOANS(1)     (CDs)(2)
                                 ----------   ----------   ----------   ----------
1996 .........................         22.9         18.8         16.2         13.8
1997 .........................         20.8         17.0         14.3         12.2
1998 .........................         18.3         14.7         12.0         10.3
1999 .........................         19.1         14.9         12.4         10.7
2000 .........................         15.8         11.6          9.3          8.0
2001 .........................         13.7          8.8          6.6          5.6

----------
(1) The weighted average of the marginal cost of monetary loans of various maturities.

(2) Excluding large negotiable SROs (self-renewing overnight, local currency, interest-bearing deposits).

Source: Bank of Israel.

TABLE NO. 23


                               MONETARY INDICATORS

                                                                               YEAR
                                                --------------------------------------------------------------------
                                                  1996        1997        1998        1999        2000        2001
                                                --------    --------    --------    --------    --------    --------
Monetary aggregates (average)(1)(10)
         M1(2) ..............................       15.9        13.2        12.0         9.6        11.0        14.2
         M2(3) ..............................       27.1        25.8        22.7        21.1        20.7        17.2
Public sector injection/GDP(5) ..............        2.7         1.0         0.9         1.4        (0.1)        0.1
Bank of Israel injection/GDP(6) .............       (2.4)       (5.7)       (0.7)       (0.1)        0.6         1.6
Private sector foreign currency
         sales/GDP ..........................        1.8         6.5         0.3        (0.1)       (0.1)       (0.4)
Nominal interest rate
         SRO (CD)(7) ........................       13.8        12.2        10.3        10.7         8.0         5.6
         Unrestricted credit(8)(10) .........       20.7        18.7        16.2        16.4        12.8        10.0
         Currency-basket interest rate
            (average)(9) ....................        4.6         4.9         4.9         4.5         5.6         3.7
NIS/currency-basket (during period)(1) ......        3.0         3.7        20.6        (2.5)       (6.3)        3.7
Real yield to maturity on 5-year bonds ......        4.6         4.1         5.1         5.6         6.0         4.9
Nominal yield on equities (during
         period)(4) .........................       (1.6)       36.1         2.9        65.7         0.5        (6.9)
Nominal GDP (average)(1)(11) ................       15.8        12.6         9.9         9.3         8.4         1.4

----------
(1)      Percentage change over previous period (average).

(2)      Currency in circulation plus demand deposits.

(3) M1 plus treasury bills and interest-bearing, local currency deposits with maturities shorter than 12 months.

(4) Includes convertible securities and warrants, as adjusted for dividends and stock splits.

(5)      Contributions to monetary expansion.

(6)      From 1995 includes SWAP transactions.

(7)      Self-renewing, overnight deposit.

(8)      In local currency.

(9)      Weighted average of three-month LIBOR.

(10)     Includes mortgage banks.

(11)     Updated to May 2002.

Source: Bank of Israel.

BANKING INSTITUTIONS

Israel has a highly developed banking system. In 2001 there were 43 banking corporations operating in Israel, including 23 commercial banks, seven mortgage banks, one investment-finance bank, six financial institutions, one merchant bank, two joint-service companies, and three foreign banks. The total assets of banking corporations rose to NIS 747 billion by the end of 2001 (a 7% annual increase over the previous year), while the number of domestic branches was reduced from 1,032 in 2000 to 1,013 in 2001.

Israeli banks have maintained a relatively high rate of profitability since 1992. However, in 2001 banks reached a profitability of about 5.9%, compared to 11.7% in 2000.

Three banks, Bank Leumi Le-Israel, Bank Hapoalim, and Israel Discount Bank, and their subsidiaries, account for approximately 80% of the banking business in Israel. Prior to 1993, Israeli banks were permitted to conduct (in addition to traditional banking activities) a variety of non-banking activities, including underwriting securities, operating provident funds, intermediation, and trading in securities. Currently, banks are permitted to conduct such activities only through segregated non-bank subsidiaries. As part of recent banking reforms, distinctions between commercial banks and specialized banks (such as mortgage banks) are gradually being eliminated. Until the mid-1980s, the role of financial intermediation by banks and other private-sector financial institutions was limited due to large Government borrowings to finance the Government's activity, which severely limited the availability of capital resources. The reduction in Government deficits and borrowings since that time, along with capital market reforms, have significantly increased the availability of capital resources to the private sector, giving the banks a larger role in the financial system.

All Israeli banking groups and every banking corporation satisfy the minimum capital adequacy requirement of 9% prescribed by the Bank of Israel in accordance with international standards.

The banking reform included the reduction of reserve requirements to which the public's deposits are subject. Since the end of 1992, all types of deposits are subject to a nominal reserve requirement of 6% on deposits with maturity up to 6 days, 3% on deposits with maturity up to a year and 0% on longer-term deposits. In addition, banking reform has included the elimination of most restrictions on interest rates and minimum terms of indexed deposits and credit, and the removal of the prohibition against the issuance and trading of certain types of derivatives. The deregulation of bank activity, together with the liberalization of foreign exchange, helped to reduce the segmentation between different types of financial intermediation and augmented the substitutability between different types of credit.

The liberalization of foreign exchange narrows the gaps between domestic interest rates on foreign-currency denominated instruments and interest rates prevailing abroad, and also works indirectly to lower interest rate spreads in the local currency sectors. As a result, the cost of credit in Israel has decreased faster than has interest on deposits, causing interest-rate spreads to contract significantly during the 1990s.

Another main aspect of the banking reform is the privatization process, which received special emphasis in recent years. The State sold all of its shares in Bank Hapoalim, the largest bank in the Israeli banking system. Currently, the State owns 41.73% of Bank Leumi Le-Israel and 59.95% of Israel Discount Bank.

In past years, Israeli banks have had a large number of significant non-bank holdings in various sectors of the Israeli economy. In the last three years, the banks have been engaged in a process of reducing their holdings in non-financial firms. As a direct result of a joint report issued by three committees in December 1995, the Knesset approved an amendment to the Banking Licensing Law in May 1996, which, inter alia, provided for the following: (a) total non-financial holdings by the banks will be restricted to 15% of each bank's capital after 2001; (b) the percentage of such holdings can be augmented by an additional 5%, provided the holdings in each non-financial corporation are no more than 5% of the bank's capital, and can be augmented by an additional 5% if the investment is in a foreign corporation; and (c) the bank is authorized to hold a controlling interest in only one non-banking corporation in which its capital exceeds NIS 1.25 billion after 1997.

TABLE NO. 24

     ASSETS, LIABILITIES AND EQUITY CAPITAL OF THE FIVE MAJOR BANKING GROUPS
              (IN MILLIONS OF NIS AT CONSTANT DECEMBER 2001 PRICES)

                                                                              AT YEAR END
                                                     --------------------------------------------------------------
                                                        1997         1998         1999         2000         2001
                                                     ----------   ----------   ----------   ----------   ----------
ASSETS
     In local currency ...........................      346,544      361,591      400,161      432,199      452,127
     In foreign currency .........................      179,766      217,508      246,542      267,406      295,015
                                                        -------      -------      -------      -------      -------
        Total assets .............................      526,312      579,099      646,703      699,605      747,142
                                                        =======      =======      =======      =======      =======
LIABILITIES AND EQUITY CAPITAL
     In local currency ...........................      356,224      373,646      418,941      453,276      477,517
     In foreign currency .........................      170,088      205,453      227,762      246,329      269,625
                                                        -------      -------      -------      -------      -------
        Total liabilities and equity capital .....      526,312      579,099      646,703      699,605      747,142
                                                        =======      =======      =======      =======      =======
Equity capital ...................................       29,820       30,802       32,435       34,633       36,458

----------
The division into local and foreign currency for 1997,1998 and 1999 was adjusted according to the published financial statement for those years.

Source: Bank of Israel; Supervisor of Banks.

CAPITAL MARKETS

Israel's capital markets and the laws regulating them are highly developed. The principal regulatory body responsible for administering the Israeli securities laws is the Israel Securities Authority ("ISA"). ISA's main function is to protect the interests of investors by overseeing the activities of the TASE, supervising public securities offerings, and mandating disclosure of material information by listed companies by means of publications such as prospectuses, financial reports, and other periodic reports. A company whose securities have been offered to the public in Israel by prospectus or whose securities are traded on the TASE is required to file quarterly and annual reports and certain current event reports with the ISA, the TASE, and the Registrar of Companies. These reporting requirements are enforceable by the Israeli courts upon the application of the ISA, which also has the power (under certain conditions) to direct the TASE to suspend trading of a company's securities.

The TASE is the only stock exchange and the only public market for the trading of securities in Israel. The TASE has 28 members, and as of December 31, 2001, 649 companies had equity securities listed on the TASE. The total market value of all listed equity securities as of December 31, 2001, was $57.6 billion, whereas the annual trading volume for equity securities in 2001 was $15.7 billion.

The Government bond market in Israel is highly developed, and Government bonds account for the vast majority of publicly issued debt securities. In 2001, the Government raised a net amount of $9.4 billion, mostly through non-indexed bonds. The bond market in Israel has been a growing source of capital for Israeli corporations. In 2001, the amount of capital raised through eight bond issues by the corporate sector totaled $639 million.

In recent years, the role of institutional investors in the Israeli capital markets has increased significantly. The principal types of institutional investors are provident funds (long-term savings), severance pay funds (special funds established to hold assets set aside by employers for the payment of severance obligations owed to their employees), advanced study funds, mutual funds, and a variety of life insurance savings schemes. As of December 31, 2001, assets held by provident funds, severance pay funds, and advanced study funds totaled $38.9 billion, assets of life insurance saving schemes totaled $17.5 billion and assets of mutual funds totaled $14.3 billion.

The active involvement of foreign investors in the TASE began in 1994. In 2001 international holdings declined to 8.7% of the total market capitalization, compared to 10.9% in 2000.

All shares, convertibles, treasury bills, government bonds and derivatives are traded via TACT, the TASE'S fully automated trading system. The Dual Listing Law enables U.S.-traded Israeli companies to dual-list on the TASE with no additional regulatory requirements. As of May 31, 2002 eighteen U.S.-traded Israeli companies have dual-listed on the TASE, based on the new regulatory framework.

GOLD RESERVES

The State has not maintained gold reserves since 1992.

                                 PUBLIC FINANCE

GENERAL

The public sector in Israel is defined by Israel's Central Bureau of Statistics as the central Government, the Bank of Israel, and the National Institutions. The public sector does not include the local authorities or Government Companies. The Government's annual budget covers the expenditures and revenues of the Government only, and does not include the accounts of National Insurance Institute ("NII"), the National Institutions, the Bank of Israel, or surpluses and deficits of Government authorities, such as the Post Authority, the Airports Authority, and the Ports and Railways Authority.

THE BUDGET PROCESS AND DEFICIT REDUCTION

The Government's fiscal year ends December 31. The Government's annual budget process is generally initiated in June by the Budget Department of the Ministry of Finance, which coordinates budget discussions with the various Government ministries. During September and October, the details of the budget are finalized within the Government. No later than 60 days before the end of the year, a budget bill, together with supporting information, is required to be submitted to the Knesset for its approval. At the time the Government submits the annual budget to the Knesset, it is required by law to submit a three-year projected budget, which is non-binding and does not require Knesset approval. No later than the end of the year, after discussions with respect to the proposed annual budget before the Finance Committee of the Knesset by the relevant Government Ministers and officials, the annual budget law is required to be approved by the Knesset.

In response to persistent budget deficits, the Knesset passed the Deficit Reduction Law in 1992. This law required that the targeted domestic budget deficit (excluding credit granted by the Government), as a percentage of GDP, decrease each year during the period between 1993 and 1997, as compared to the targeted domestic budget deficit (excluding credit granted by the Government) for the preceding year. The amount of the year-to-year decrease was not specified. However, in 1996, the Government submitted a new Deficit Reduction Law, which was approved by the Knesset in January 1997, with specific targets for the total deficit for each year until 2001, rather than for the domestic deficit only as under the previous law. In recent years, the Government submitted amendments to the Deficit Reduction Law, which were approved by the Knesset, with new specific deficit targets. According to the most recent amendment that was approved by the Knesset on June 5, 2002, the total budget deficit, as a percentage of GDP, will be targeted not to exceed 3.0%-3.5% in 2003 and 2.5%-3.0% in 2004. Moreover, from 2004 onward, the budget deficit target will be reduced by at least 0.5% a year, down to 1% of GDP. This amendment is required as a result of a sharp decrease in activity within the Israeli economy, caused by a world economic slowdown, a severe crisis in the high-tech sector and the deterioration of security conditions in Israel, which led to a substantial decrease in state revenues collection. Moreover, the deterioration of security conditions has elevated the need for an increased security budget.

Unless the Knesset approves an increase in budgeted expenditures, no ministry in the Government can spend any amount in excess of its budget. However, budgeted amounts that are not spent by the Government in any given year may, upon notice to the Finance Committee of the Knesset, be spent in the following year. The deficit target established pursuant to the Deficit Reduction Law refers to the budget as proposed by the Government, rather than actual expenditures and revenues. Therefore, no adjustment to Government expenditures is required by law if the actual deficit missed the targeted deficit because Government revenues or the actual GDP are different than anticipated. The Government finances its deficits through a combination of internal and external indebtedness and proceeds from privatization. See "Public Debt."

From 1992 through 1996, the domestic deficit, excluding net allocation of credit, was 4.9%, 2.4%, 2.0%, 3.2%, and 4.7% of GDP, respectively, in comparison with domestic deficit targets of 6.2%, 3.2%, 3.0%, 2.75%, and 2.5%, respectively. In 1997, as stated, the Government decided to replace the domestic deficit target with a total deficit target. From 1997 through 2001 the total deficit, excluding net allocation of credit, as a percentage of GDP was 2.8%, 2.4%, 2.5%, 0.7%, and 4.6%, respectively.

The following tables set forth the Government deficit and its financing on a total and domestic basis. Domestic expenditures constitute all expenditures by the Government made in Israel. Domestic revenues constitute all taxes raised in Israel. The Government accounts for domestic expenditures and revenues as a method of measuring the influence of the Government on the domestic economy. Tables 25 and 26 present the gross budget figures, including revenue-dependent expenditures and contributions from the budget to the National Insurance Institute; Table 28 presents the budget net of these expenditures.

TABLE NO. 25

                      THE BUDGET DEFICIT AND ITS FINANCING
                     (IN THOUSANDS OF NIS AT CURRENT PRICES)

                                               ACTUAL           ACTUAL           ACTUAL          ORIGINAL         ORIGINAL
                                                1998             1999             2000          BUDGET 2001      BUDGET 2002
                                            -------------    -------------    -------------    -------------    -------------
REVENUES AND GRANTS
   Tax revenues .........................     116,762,309      127,887,996      146,589,004      153,920,000      155,337,035
   Non-tax revenues .....................      30,063,831       30,778,545       31,298,244       33,899,583       35,951,516
      Foreign grants ....................      12,572,226       11,048,502       11,588,028       11,466,000       12,281,100
                                            -------------    -------------    -------------    -------------    -------------
      Total .............................     159,398,366      169,715,013      189,475,276      199,285,583      203,569,651
                                            =============    =============    =============    =============    =============
GROSS EXPENDITURE AND LENDING

Current and capital expenditures ........      76,853,069       80,259,977       88,557,489       92,097,412       98,849,997
   Transfer payments and subsidies ......      57,786,943       64,539,028       65,937,377       70,321,455       75,239,001
   Interest payments and commissions(1) .      24,562,573       24,972,911       27,795,386       28,608,032       28,980,221
   Loans ................................       3,467,467        3,715,087        3,657,136        4,586,276        5,002,303
   Other expenditures ...................       4,323,022        5,240,435        4,927,892        9,999,418        9,359,052
                                            =============    =============    =============    =============    =============
      Total .............................     166,993,074      178,727,438      190,875,280      205,587,593      217,430,574
                                            =============    =============    =============    =============    =============
SURPLUS (DEFICIT) .......................      (7,594,708)      (9,012,425)      (1,400,004)      (6,302,010)     (13,860,923)
                                            =============    =============    =============    =============    =============
FINANCING
   Foreign borrowings(2) ................       4,973,270        6,727,569        5,706,518       10,259,262        9,286,687
   Foreign loan repayments ..............       6,467,726        7,008,338        6,457,465       10,259,262       10,286,687
                                            -------------    -------------    -------------    -------------    -------------
   Foreign financing (net) ..............      (1,494,456)        (280,769)        (750,947)               0       (1,000,000)
                                            =============    =============    =============    =============    =============
   Domestic borrowings ..................      35,689,375       38,441,823       31,591,450       44,335,199       47,567,031

                                               ACTUAL           ACTUAL           ACTUAL          ORIGINAL         ORIGINAL
                                                1998             1999             2000          BUDGET 2001      BUDGET 2002
                                            -------------    -------------    -------------    -------------    -------------
   Domestic loan repayments .............      31,694,035       30,979,270         (408,571)      41,033,189       34,206,923
                                            -------------    -------------    -------------    -------------    -------------
   Domestic financing (net) .............       3,995,340        7,462,553       32,000,021        3,302,010       13,360,923
                                            =============    =============    =============    =============    =============
PROCEEDS FROM PRIVATIZATION .............       5,093,824        2,121,565        2,889,053        3,000,000        1,500,000


                                                  ACTUAL           ACTUAL          ACTUAL           ACTUAL
                                                   1998             1999            2000             2001
                                              -------------    -------------    -------------    -------------
   Domestic loan repayments .............      31,694,035       30,979,270         (408,571)      41,033,189       34,206,923
                                            -------------    -------------    -------------    -------------    -------------
   Domestic financing (net) .............       3,995,340        7,462,553       32,000,021        3,302,010       13,360,923
                                            =============    =============    =============    =============    =============
PROCEEDS FROM PRIVATIZATION .............       5,093,824        2,121,565        2,889,053        3,000,000        1,500,000

CASH BALANCE OF THE GOVERNMENT (AT END OF
   PERIOD)
   Deposits in NIS ........................      (4,531,000)     (13,378,000)     (13,921,000)     (14,750,000)
   Deposits in foreign currency included in
      budget ..............................       7,184,000        6,318,000        6,817,000        2,908,000
      not included in budget ..............      13,339,000       13,783,000       14,224,000       16,101,000
                                              -------------    -------------    -------------    -------------
      Total deposits in foreign currency ..      20,583,000       20,101,000       21,041,000       19,009,000
                                              =============    =============    =============    =============
         Total ............................      16,052,000        6,723,000        7,120,000        4,259,000
                                              =============    =============    =============    =============

----------
(1) Interest payments and commissions are net of amounts attributable to indexation of NIS-linked Government bonds and that portion of the interest payments on NIS loans attributable to inflation for the year of payment. These amounts are included in the capital expenditures portion of the budget as domestic loan repayments.

(2) Excludes proceeds borrowed under the U.S. loan guarantee program which are not used for budget financing.

Source: Ministry of Finance.

TABLE NO. 26

                  THE DOMESTIC BUDGET DEFICIT AND ITS FINANCING
                     (IN THOUSANDS OF NIS AT CURRENT PRICES)

                                                       ACTUAL          ACTUAL          ACTUAL         ORIGINAL        ORIGINAL
                                                        1998            1999            2000          BUDGET 2001     BUDGET 2002
                                                    -------------   -------------   -------------    -------------   -------------
REVENUES AND GRANTS ...............................   141,632,081     153,456,110     176,278,121      186,483,473     185,380,392
GROSS EXPENDITURE AND LENDING
   Current and capital expenditures ...............    67,243,364      71,400,403      80,912,625       80,536,744      86,431,872
   Transfer payments and subsidies ................    57,786,943      64,539,028      65,937,377       70,321,455      75,239,001
   Interest payments (including credit subsidies) .    18,688,194      19,167,849      21,606,855       21,519,151      22,542,201
   Loans ..........................................     3,467,467       3,715,087       3,657,136        4,586,276       5,002,303
   Other expenditures .............................     4,328,544       5,240,435       4,927,892        9,999,418       9,359,052
                                                    -------------   -------------   -------------    -------------   -------------
      Total .......................................   151,514,494     164,061,334     177,026,237      186,963,044     197,638,540
                                                    =============   =============   =============    =============   =============
DOMESTIC SURPLUS (DEFICIT) ........................    (9,882,413)    (10,605,224)       (748,116)        (479,571)    (12,258,148)
                                                    =============   =============   =============    =============   =============
FINANCING

Domestic borrowings ...............................    35,698,375      38,441,823      31,591,450       44,335,199      47,567,031
Domestic loan repayments ..........................    31,694,035      30,979,270      32,000,021       41,033,189      34,206,108
                                                    -------------   -------------   -------------    -------------   -------------
Domestic financing (net) ..........................     3,995,340       7,462,553        (408,571)       3,302,010      13,360,923
                                                    -------------   -------------   -------------    -------------   -------------

----------
Source: Ministry of Finance.

TAXATION AND TAX REVENUES

In 2001, the Israeli total tax burden reached 41.2% of GDP, compared to 41.3% in 2000 and 39.4% in 1999.

Israel has a progressive personal income tax with a top rate of 50%, supplemented by a 15% National Insurance fee (including the health tax and the employer's contribution) and a 36% corporate tax rate.

Indirect taxes consist primarily of a 17% VAT. In addition, a high purchase tax is levied on durable goods, fuel, and cigarettes. Imports from the European Union and the United States are duty-free, whereas customs are applied on imports from other countries.

In recent years, further changes to the tax system were adopted to integrate Israel more firmly into the global economy. As part of this policy, custom duties on imports continued to decline. Decisions taken under GATT in 1994, with respect to reducing duties on agricultural products, went into effect on January 1, 1996. Free trade agreements with Canada, Slovakia, the Czech Republic, Turkey, Poland, and Mexico were signed, lowering custom duties on imports from these countries.

On January 1, 1995, a double taxation treaty with the United States went into effect. This treaty governs the income taxation of residents of the United States or Israel, as the case may be, who conduct business or otherwise derive income in the other country subject to the treaty jurisdiction. Among other things, the treaty provides for reduced rates of withholding tax on certain nonbusiness income, such as dividends, interest, and royalties, which is sourced in Israel and derived by a resident of the United States. The treaty provides rules for the avoidance of double taxation through a foreign tax credit mechanism, and allows for the resolution of disputes arising under the treaty through a mutual agreement procedure involving the governing taxing authorities.

In February 2002, the Finance Minister appointed a committee for a comprehensive examination of the direct-tax system in Israel. The tax-reform committee was formed in response to the disparity between the high tax burden on labor income and the tax exemption on most interest income and capital gains on the stock exchange, in which the highest income decile has an especially large share. In June 2002, the committee presented its recommendations that focus on reducing direct taxes on labor while taxing capital income.

TABLE NO. 27

                  BUDGETED TAXES AND OTHER COMPULSORY PAYMENTS
                     (IN MILLIONS OF NIS AT CURRENT PRICES)


                                                       ACTUAL       ACTUAL       ACTUAL     ORIGINAL      ORIGINAL
                                                        1998         1999         2000      BUDGET 2001   BUDGET 2002
                                                     ----------   ----------   ----------   -----------   -----------
Income tax .......................................       55,310       60,471       75,589       73,300       76,250
Property, inheritance and other taxes ............        8,719        9,218        9,299       13,000       12,200
Customs, excise and sales tax ....................       15,418       17,155       18,087       18,450       17,900
Value added tax ..................................       34,002       37,304       39,657       43,720       43,780
Revenue stamp, license and registration fees .....        3,313        3,740        3,957        5,450        5,207
                                                     ----------   ----------   ----------   ----------   ----------
      Total ......................................      116,762      127,888      146,589      153,920      155,337
                                                     ==========   ==========   ==========   ==========   ==========

----------
Source: Ministry of Finance.


TABLE NO. 28

               GOVERNMENT OF ISRAEL STATEMENT OF NET EXPENDITURES
                        (EXCLUDING CAPITAL EXPENDITURES)
                     (IN MILLIONS OF NIS AT CURRENT PRICES)

                                                               ACTUAL       ACTUAL       ACTUAL     ORIGINAL      ORIGINAL
                                                                1998         1999         2000      2001 BUDGET   2002 BUDGET
                                                             ----------   ----------   ----------   -----------   -----------
GOVERNMENT EXPENDITURES:
   Government administration .............................       13,225       14,221       15,856       16,808       18,101
   Local authorities .....................................        3,863        4,482        4,442        4,244        4,297
   Defense ...............................................       36,538       37,747       40,165       37,460       41,087
   Social services .......................................       59,154       65,414       67,895       74,014       79,805
   Economic services .....................................        8,306        9,611        9,125        9,179        9,336
Interest payments ........................................       24,424       24,930       27,748       28,570       28,948
Credit subsidies .........................................          138           43           48           39           24
Reserves .................................................           --           --           --        4,609        3,334
                                                             ----------   ----------   ----------   ----------    ---------
   Total expenditures (other than capital expenditures) ..      145,648      156,448      165,279      174,923      184,931
                                                             ==========   ==========   ==========   ==========    =========
DEVELOPMENT AND CAPITAL ACCOUNT EXPENDITURES:
   Development expenditures (including repayments of
     debt)................................................       52,361       52,366       51,637       69,840       64,676
       Repayments of debt ................................       42,485       42,737       43,378       56,697       50,521

----------
Source: Ministry of Finance.


GOVERNMENT BUDGET FOR 2002

The original State budget for 2002 was NIS 251.6 billion. Government expenditures (excluding principal) were NIS 217.4 billion. Budget expenditures (excluding principal and including Government hospitals) were 46.3% of the projected 2002 GDP. In early 2002, the Government deficit had substantially increased in light of decreasing tax collections and the larger than expected defense-related expenditures. This resulted from the deepening recession and the security unrest. In order to deal with this challenge, on June 5, 2002, the Knesset approved a comprehensive set of emergency budgetary measures, many of them also affecting the 2003 fiscal year and the fiscal outlook in the medium term. These measures include Government expenditure cuts, tax raising, and setting a decreasing Government deficit target.

The original total deficit, excluding net allocation of credit, was expected to be NIS 14.65 billion. The total planned deficit in the 2002 budget was composed of a domestic deficit of 2.66% of GDP and a deficit in government activities abroad of 0.34% of GDP.

The budget policy for 2002 aims to achieve four major targets:

Budget framework. The 2002 budget emphasizes continued gradual reductions of the deficit, government expenditures, and debt measured as a percentage of GDP, in comparison to the actual deficit of 2001.

Increased infrastructure investment. The 2002 budget boosts government investments in infrastructure by NIS 1.7 billion relative to the 2001 budget. Most of the increase will be invested in transport. In addition to direct investment from the State budget, the Government will take action to attract private investments by using build-operate-transfer (B.O.T.) tenders for infrastructure projects. The expansion of infrastructure investments will help stimulate growth not only by creating added economic activity in the performance of the infrastructure projects themselves, but also by expanding the advanced infrastructure that the business sector needs to develop more rapidly.

Employment encouragement. The measures aim at reducing the number of foreign workers employed in Israel, encouraging populations dependent on government assistance to integrate into the labor market, and creating new jobs for Israelis. In 2001 unemployment rates increased due to the economic slowdown. The increase in the number of foreign workers has led to the crowding out of a large number of Israeli workers. Firm measures by the government, such as reducing the number of foreign workers and increasing employment possibilities, will lead to the creation of thousands of new jobs for Israelis.

Land planning and use improvement. In order to enhance activity within the construction sector, the government is required to make sure that there are no barriers in the fields of land administration and housing that prevent full adjustment of housing supply and demand within a reasonable time and without price increases. Therefore, in order to improve land use, the government has decided to take measures to increase the sale of land, to promote urban planning, especially in town centers, and to locate land, which is in possession of the government authorities and not needed for their activities.

Additional areas of emphasis in the 2002 budget include enhancing competitiveness in various industries, downsizing and reducing central government sectors, improving the health care services and making them more efficient and changing industry support criteria.

LOCAL AUTHORITIES

Local authorities in Israel include 68 municipalities, 144 local councils, and 54 regional councils. The local authorities are obligated by law to provide a number of basic social services. Local authorities generally finance the provision of such services through local taxes (primarily taxes based on the use of property) and through transfer payments from the

Government. In addition, under certain circumstances, local authorities may finance a portion of their activities through borrowings, while less financially sound local authorities may receive supplementary grants from the Ministry of Interior. As of December 31, 2000, the total outstanding debt of the local authorities was approximately NIS 13.4 billion. Transfer payments from the Government are allocated among all local authorities based on fixed criteria and for specific purposes, such as social services or education. The aggregate of the capital expenditures of all local authorities in 2000 was approximately NIS
7.0 billion, most of which was for construction of roads and public buildings and improvements of sewage systems. The Government currently maintains authority to approve changes in the level of taxes imposed by local authorities.

SOCIAL SECURITY SYSTEM

National Insurance Law. Under Israel's National Insurance Law, the National Insurance Institute (the "NII"), an independent institution, provides a wide range of social security benefits, including old-age pension benefits, unemployment insurance, long-term disability payments, workers' compensation benefits, maternity support benefits, and child support payments. In 2001, total expenditures by the NII were NIS 45.6 billion. The NII funds its expenditures using the proceeds of social security taxes paid by employers and employees, transfer payments from the Government required according to the National Insurance Law, and interest income on deposits representing surplus from previous years. The NII also receives separate funds for non-contributory NII benefit payments, including payments to new immigrants and other payments not covered by social insurance programs. In 2001, the Government's transfer payments to the NII (including Government payments replacing employers' contributions to the NII, pursuant to a Government program intended to reduce labor costs) and the Government's share of the NII provision for non-contributory payments totaled NIS 3.1 billion and NIS 9.5 billion, respectively. The aggregate amount of Government transfer payments to the NII in the 2002 budget is NIS 23.5 billion, compared to an actual total government transfer of NIS 21.2 billion in 2001.

Health Care. Israel has an advanced medical system and a ratio of one doctor for approximately every 300 people. Until 1993, the health organization operated by the General Federation of Labor in Israel (the "Histadrut") provided health care for more than 70% of the Israeli population. In 1994, as a result of significant deficits experienced by the Histadrut-sponsored health care organization, the Government implemented a recovery program for this organization, after which other health care organizations increased their share of the health care market. There are currently four public health insurance organizations in Israel. Under this program, the Government agreed to make transfer payments to those organizations in an aggregate amount of approximately NIS 2.4 billion (in 1994 prices) over a multi-year period. In 1994, the Government also enacted new health care legislation that came into effect in 1995, which instituted a new health care tax at a rate of 4.8% of an individual's gross salary, to fund part of the health care benefits, with the remaining part being funded by the government. The 1995 law, which provides equal health care services to all Israeli citizens and residents, has reformed the Israeli health care system in many aspects. According to the law, every resident of Israel is entitled to a wide range of medical benefits. In 1996, in order to curb the increase in the number of hospitalization days, the Ministry of Finance initiated a ceiling mechanism. The new mechanism provides for a ceiling for each hospital for income from each public health insurance organization. For every additional NIS beyond this ceiling, the public health insurance organization receives a discount from the hospital (since 1997 the discount rate has been 50%). In 1997, the Government enacted legislation in order to enhance efficiency in the health care market. The legislation reflects and expresses some of the structural changes proposed by the Ministry of Finance. These changes are mainly related to the framework of health funds under the national health care law by expanding their flexibility, authority, and responsibilities, thus giving them incentive to make their service more efficient. Additional changes are related to the reduction of systematic redundancies and introduction of reckoning arrangements among agencies in the system, leading to resources savings and efficiency. As a result of these changes, the health funds reduced their expenditures in the years 1998 and 1999, and their budget deficit decreased from NIS 1.6 billion in 1997 to NIS 0.4 billion in 1998 and NIS 0.3 billion in 1999. In 1998, due to long waiting periods for surgical operations, new health care corporations, alongside the government-owned hospitals, were established. These corporations operate the government owned hospitals beyond the regular operating hours, and each hospital has been given a share of their income in return for the use of the hospital's facilities.

In January 2002, the Government changed the formulas for calculating the ceiling mechanism between the health care organizations and the hospitals, so that the calculation will be based on three preceding years, rather than one. This change takes into account long term changes in the relationships between the hospital and the public health insurance organizations regarding the use of hospital facilities. In 2002, the Government also intends to regulate the financial relations between the health care corporations and the hospitals. In addition, the Government intends to authorize the sale of non-prescription drugs, sold over the counter, in places other than pharmacies. This reform is to be implemented in the second half of 2002. The 2002 government health care budget is approximately NIS 20 billion. The expense on health care is 9.2% of Israel's GNP.

PENSION FUNDS

Pension funds, along with life insurance policies and provident funds, are the principal instruments in Israel for the accumulation of retirement savings and provision of retirement income. Most employees who participate in a pension fund do so pursuant to a collective agreement between the pension fund, the employer (or a representative organization for such employer), and the representative organization for such employees. These agreements require that the employer and the employee make contributions to the pension fund. At retirement age (or other insurable event), each employee becomes entitled to receive pension payments.

There are generally two types of pension funds in Israel: an old, mostly unbalanced defined benefits pension fund and a new, balanced defined contribution pension fund. In March 1995, in response to large and rising actuarial deficits of Israel's pension funds, the Government adopted a new policy, including a comprehensive plan of recovery for existing pension funds. The primary elements of the new Government policy are: (1) the existing pension funds will be closed to new participants, yet existing participants will continue to be covered under the existing plans for the life of such plans, subject to certain limitations on the future accumulation of benefits; (2) the Minister of Finance is empowered by the Government to draft recovery plans for pension funds in actuarial deficit positions, according to the principles established by the Government; (3) the Minister of Finance, at his discretion, is authorized to continue to issue special bonds to pension funds in actuarial deficit for an interim period; (4) new members enrolling in pension programs will join new, actuarially balanced funds that will operate separately and independently from existing funds, while benefits payable by the new pension funds will be subject to automatic reductions, to the extent necessary, to eliminate any actuarial funding deficit of such new funds; and (5) the Government will issue special bonds, bearing interest at above-market rates (real rate equal to approximately 5% per annum), to each new pension fund with respect to 70% of its assets, provided the contributions made to any such fund are made with respect to wages not exceeding twice the amount of the average market wage. The portion of the new pension funds' assets that is not invested in special bonds will be invested in the Israeli capital markets. As of December 31, 2000, the Government estimates that over the next 80 years, the total cost to the Government of the recovery plan for existing pension funds will be approximately NIS 132 billion, consisting of approximately NIS 56 billion for pension payments that the pension funds will be unable to make, and NIS 76 billion for the subsidy component of the special bonds.

Currently, approximately 85% of all assets held by Israeli pension funds are held in pension funds controlled and operated by the Histadrut (The General Federation of Labor in Israel), and approximately 30% of the workers in Israel participate in these funds. Generally, pension funds are funded through employer and employee contributions and are supported by the Government through significant tax benefits and special non-tradable bonds. The Government issues non-tradable bonds bearing real rates of 5.05% per annum to the new pension funds and non-tradable bonds bearing real rates of 5.57% per annum to the old pension funds. Since 1995, approximately 70% of the assets of all new pension funds are invested in such special bonds (as compared to 93% in old pension funds). During the period 1992 through 1994, the average annual above-market component of the interest paid on these special bonds (as compared with comparable Government bonds issued in the market) was approximately 2.5%. The spread for existing funds decreased to 0.5% in 1998, 0.5% in 1999, and 0.25% in 2000 and 0.8% in 2001. For new pension funds, after three continuous years of 0 spread in 1998,1999 and 2000, the spread was 0.3% in 2001. Historically, all Israeli pension plans have been managed as non-profit organizations. In recent years, however, for-profit organizations have also begun to get involved in the operation of pension funds.

Public sector employees are presently participating in an unfunded Government pension plan mandated by the State Service (Benefits) Law. The actuarial liabilities of the Government with respect to pension benefits payable under this plan were approximately NIS 220.6 billion as of December 31, 2000. The Government has entered into an agreement with the Histadrut that provides that new Government employees will not participate in the existing unfunded Government pension plan, but will instead participate in the new funded pension plans (described above), to which the Government will make contributions on their behalf in the same manner as any other employer. This agreement prevents the participation of additional employees in the unfunded Government pension plan and is expected to reduce the actuarial Government liabilities in the long run.

                                   PUBLIC DEBT

GENERAL

Public sector debt ("public debt") in Israel consists of the internal and external debt of the public sector. Net public debt as a percentage of GDP has generally declined over the last ten years to a level of 83.6% of GDP in the year 2001.


TABLE NO. 29

                               NET PUBLIC DEBT(1)
               (AT END-OF-YEAR CURRENT PRICES IN BILLIONS OF NIS)

                                                                                  YEAR
                                                     --------------------------------------------------------------
                                                        1997         1998         1999         2000         2001
                                                     ----------   ----------   ----------   ----------   ----------
Domestic(2) ......................................        292.0        326.4        353.0        354.9        378.9
External(3) ......................................         19.5         17.7         17.6         16.2         15.8
                                                     ----------   ----------   ----------   ----------   ----------
Total ............................................        311.5        344.2        370.7        371.1        394.7
                                                     ==========   ==========   ==========   ==========   ==========

----------
(1) The net public debt includes debt of local authorities, except the local authorities' debt to the central government.

(2) In 2001, the domestic net public debt increased in real terms (at 2000 constant prices) by 5.6% to NIS 378.9 billion.

(3) External public debt equals the Government's foreign liabilities less foreign reserves (change in foreign reserves less repayment of principal). The local authorities debt and the external debt are estimates (based on the data for September 30, 2001).

Source: Bank of Israel.

TABLE NO. 30

                         RATIO OF NET PUBLIC DEBT TO GDP
                    (PERCENTAGE OF GDP AT END-OF-YEAR PRICES)


                                                                                   YEAR
                                                     ------------------------------------------------------------------
                                                        1997          1998          1999          2000          2001
                                                     ----------    ----------    ----------    ----------    ----------
Domestic .........................................         80.6%         81.2%         84.0%         76.7%         80.2%
External(1) ......................................          5.4           4.4           4.2           3.5           3.3
                                                     ----------    ----------    ----------    ----------    ----------
Total ............................................         86.0          85.6          88.2          80.2          83.6
                                                     ==========    ==========    ==========    ==========    ==========

----------
(1) External public debt equals the Government's foreign liabilities less foreign reserves (change in foreign reserves less repayment of principal).

Source: Bank of Israel.

DOMESTIC PUBLIC DEBT

The domestic net public debt is defined in the consolidated balance sheet of the Government and the Bank of Israel as the Government debt and the debt of local authorities, less the liabilities of private sector debtors to the public sector. The net public debt includes debt of local authorities, except the local authorities' debt to the central government. In 2001, the domestic net public debt reached NIS 378.9 billion.


TABLE NO. 31

                    ANNUAL DOMESTIC GOVERNMENT DEBT ISSUANCES
                       (GROSS PROCEEDS IN BILLIONS OF NIS)

                                                             YEAR
                                 --------------------------------------------------------------
                                    1997         1998         1999         2000         2001
                                 ----------   ----------   ----------   ----------   ----------
TOTAL ISSUANCES
   Tradable ..................         17.2         25.1         26.5         20.8         39.5
   Non-tradable ..............          9.5         10.7         11.4         10.6         13.0
                                 ----------   ----------   ----------   ----------   ----------
   Total .....................         26.7         35.8         37.9         31.4         52.5
                                 ==========   ==========   ==========   ==========   ==========
AVERAGE MATURITY (IN YEARS)
   Tradable ..................          6.6          5.9          6.3          8.0          9.1
   Non-tradable ..............         12.4         14.3         14.5         14.3         14.6
   All .......................          8.7          9.4          8.6         10.8         10.7

Source: Bank of Israel.


EXTERNAL PUBLIC DEBT

Except as otherwise specified and for the purposes of presenting the statistical data in this report, public sector external debt means all debt of the public sector that is required to be paid in a currency other than the NIS, excluding any indebtedness originally issued within Israel or to an Israeli person or entity. On December 31, 2001, Israel had no external short-term floating rate indebtedness. The Government is the principal public sector borrower. In 2001, the public sector's share of Israel's gross external debt was 41.4%, a decrease of 1.2% since 2000, continuing a declining trend since 1994. The share of the Government's gross external debt of its total (external and internal) debt was 27.1% in 2001, compared to 26.7% in 2000 and 26.8% in 1999.

Total public sector external debt in 2001 was $27.6 billion, a decrease of $0.2 billion from the level of 2000, compared to an increase of $4.3 billion during the years 1994 to 1998. Total assets of the public sector in 2001 were $24.0 billion, a slight increase from $23.8 billion in 2000. In 1999, this level stabilized after a period from 1995 to 1998 that was characterized by a sharp increase, primarily as a result of increased foreign investments and other capital inflows. Consequently, during the period from 1995 to 1998, net public sector external debt decreased by $10.6 billion.

Israel's access to external funding has broadened increasingly over the past decade. From the mid-1980s to 1992, the major source of external net borrowings by the Government was

State of Israel Bonds, the remainder coming from governments, international institutions, and foreign banks. State of Israel Bonds have been sold by the Government through the Development Corporation for Israel ("DCI"), Israel Bonds International ("IBI") and Canada-Israel Securities Limited ("CISL"). Sales of State of Israel Bonds have raised $21.4 billion since 1951. State of Israel Bonds are not freely transferable. The State of Israel Bonds have proven to be a reliable and important source of financing for the State, particularly under adverse circumstances, because many purchasers are individuals and institutions, including the Jewish community around the world, that have an interest in Israel. Israel expects to continue to issue State of Israel Bonds in the future.

By 1991, the annual amount raised by the Government through the sale of State of Israel Bonds reached an average of $1 billion per year. The outstanding balance of State of Israel Bonds of $9.7 billion on December 31, 2001 represented approximately 35% of Israel's total public sector external debt.

From 1993 through 1998, the largest source of external borrowings by the Government was the U.S. loan guarantee program. This program was enacted in 1992 for the stated purpose of supporting "Israel's extraordinary humanitarian effort to resettle and absorb immigrants into Israel from the republics of the former Soviet Union, Ethiopia and other countries." The U.S. loan guarantee program provided for the guarantee of up to $10 billion in principal amount of loans to Israel during U.S. government fiscal years 1993 through 1998. Under the program, the United States guaranteed all payments of principal and interest on guaranteed loans issued by Israel.

During 1998, Israel completed its borrowings under the U.S. loan guarantee program. Israel borrowed a total of $9.3 billion under this program, through the issuance of guaranteed notes having various terms, interest rates, and maturity. At the end of 2001, approximately $3.6 billion of the proceeds from these loans remained in the Government's account with the Bank of Israel to be applied to the budget over the next years. During 2001, Israel borrowed a total of approximately $1.5 billion abroad, of which approximately $1.1 billion was borrowed through State of Israel Bonds. In addition, Israel borrowed $225 million through a syndicated term loan facility from 19 banks and $162 million through a private placement denominated in Japanese yen.

The net external debt of the public sector, defined as the public sector external debt less foreign assets of the public sector, slightly decreased in 2000 as it had in 1999 and after a sharp decline in the period from 1994 to 1998. As a percentage of GDP, net public sector external debt as of December 31, 2000, was less than 4%, a decline from the level at the end of 1999 and down from the peak of 55% in 1985. Furthermore, the average maturity of the net external debt has lengthened in recent years and the cost of servicing such debt has also declined in both absolute and relative terms.

Approximately 93% of Israeli's public external debt is denominated in U.S. dollars, and approximately 4.4% is denominated in euros.

TABLE NO. 32

                     OUTSTANDING PUBLIC SECTOR EXTERNAL DEBT
                            (IN MILLIONS OF DOLLARS)

                                                           BALANCE AT YEAR END
                                           -------------------------------------------------
                                              1998         1999         2000         2001
                                           ----------   ----------   ----------   ----------
PUBLIC SECTOR EXTERNAL DEBT
Foreign governments
     and international institutions ....        3,853        3,425        3,098        2,806
Negotiable bonds guaranteed
     by the US government (1) ..........       13,821       13,284       13,006       12,749
Negotiable bonds - unguaranteed ........        1,048        1,595        1,736        1,392
     Thereof: in Israel ................          217          211          179          121
State of Israel bonds (2) ..............        8,186        8,755        9,311        9,683
Foreign banks ..........................          508          374          309          450
Total ..................................       27,417       27,433       27,460       27,081
TOTAL PUBLIC SECTOR EXTERNAL ASSETS ....       23,183       23,389       23,969       23,953
                                           ----------   ----------   ----------   ----------
NET PUBLIC SECTOR EXTERNAL DEBT ........        4,234        4,044        3,491        3,128
                                           ==========   ==========   ==========   ==========

----------
(1)      Includes interest accrued on zero coupon bonds.

(2)      Includes interest accrued on savings and zero coupon bonds.

Source: Accountant general of the Ministry of Finance and Bank of Israel.

Israel's major sources of external financing have been low-cost, long-term debt from other sovereigns or backed by guarantees of other sovereigns, and State of Israel Bonds. Consequently, the majority of Israel's outstanding public sector external debt was issued at favorable interest rates with a maturity of 10 years and more.


TABLE NO. 33

    FORWARD AMORTIZATION (PRINCIPAL) PAYMENTS OF PUBLIC SECTOR EXTERNAL DEBT
                      (PRINCIPAL IN MILLIONS OF DOLLARS)(1)

                                   OUTSTANDING
                                     AMOUNTS
                                      AS OF
                                   DECEMBER 31,                                                                   2007 AND
                                      2001         2002         2003        2004         2005         2006       THEREAFTER
                                   ------------ ----------   ----------   ----------   ----------   ----------   ----------
US Government ....................      1,978          195          196          197          199          182        1,009
Other foreign governments
and international institutions ...        829           55           49           47           41           35          602
Negotiable bonds guaranteed
by the US government(2) ..........     12,749          735        1,234          996          792          537        8,456
Negotiable bonds - unguaranteed ..      1,393           48           --           --          163          325          857
State of Israel bonds (3) ........      9,683        1,007        1,189        1,311        1,022        1,110        4,045
Foreign banks ....................        450           95           92            6            5          230           22
                                       ------        -----        -----        -----        -----        -----       ------
      Total ......................     27,082        2,136        2,760        2,557        2,222        2,418       14,990
                                       ======        =====        =====        =====        =====        =====       ======

----------
(1) Scheduled non-dollar repayments were calculated using Bank of Israel representative rates as of balance date.

(2)      Includes interest accrued on zero coupon bonds.

(3)      Includes interest accrued on savings and zero coupon bonds.

Source: Bank of Israel.

GOVERNMENT GUARANTEES

In certain cases, the State may issue financial guarantees of third-party obligations if the Government determines that the issuance of such guarantees is in the best interest of the State. These guarantees are generally made on a secured basis and require the payment of a fee to the State. Each guarantee or guarantee program must be specifically approved in advance by the Finance Committee of the Knesset, and the aggregate obligations under such guarantees (not including guarantees set forth under category (iii) below) issued during each budget year may not exceed 10% of the total budget expenditures of the same year. Government guarantees fall into three general categories: (i) guarantees to support economic activities, including encouragement of capital investment, small business activity, and investment in publicly traded venture capital funds pursuant to the Government's publicly announced policy of encouraging development of the private sector; (ii) special guarantees to support Government-controlled entities, particularly those in the defense sector, or to support other enterprises or activities on a case-by-case basis; and (iii) guarantees given to support foreign trade made through Israel Foreign Trade Risks Insurance Company ("IFTRIC"), a Government-controlled company that provides import and export guarantees, guarantees of the capital of IFTRIC, guarantees against foreign political risks on a transaction-by-transaction basis, and direct guarantees for certain large individual transactions, particularly those involving military equipment. These guarantees, fees, and other receipts associated with them are included in the national accounts but, other than some of the guarantees listed in clause (i), are not part of the Government's annual budget.

After the events of September 11, 2001, aviation insurers worldwide gave notice of terminating war liability coverage for third-party bodily injury or property damage.

In order to allow the Israeli aviation companies to continue flying, the State of Israel issued a state guarantee to Inbal Insurance Company Ltd. (a fully government owned insurance company) (Inbal) that enabled it to insure Israeli aviation companies for war liability coverage for third-party bodily injury or property damage.

The total amount of the guarantee to Inbal as of December 31, 2001 is $3.84 billion.

As of December 31, 2001, there were approximately $6.9 billion of Government guarantees outstanding.

The following table sets forth the outstanding Government guarantees of third-party indebtedness by category.

TABLE NO. 34

                        GOVERNMENT GUARANTEES BY CATEGORY
                            (AS OF DECEMBER 31, 2001)
                              (IN THOUSANDS OF NIS)

SUPPORT OF ECONOMIC ACTIVITIES             GUARANTEES OF INDEBTEDNESS                  GUARANTEES FOR INTERNATIONAL TRADE
------------------------------             --------------------------                  ----------------------------------
GUARANTEE PROGRAMS                         STATE-OWNED ENTERPRISES                     IFTRIC
   IEC Corporation           8,217,238.4   Israel Aircraft Industries   2,221,834.0    Foreign Trade Insurance         899,811.3
Small Business Funds(1)         90,539.5   Israel Military Industries     116,653.0
Capital Investment Law         117,481.7
Development Bank Loans          38,491.7
                             -----------                                -----------                                 ------------
      Subtotal               8,463,751.3   Subtotal                     2,338,487.0    Subtotal                        899,811.3
                             -----------                                -----------                                 ------------
CASE-BY-CASE GUARANTEES                    CASE-BY-CASE GUARANTEES                     CASE-BY-CASE GUARANTEES
                                           Miscellaneous                    7,652.6    IEC Corporation               1,068,739.3
Absorption and Construction    305,802.8                                               EL AL Israel Airlines           453,730.8
Education and health             1,198.7                                               Inbal Insurance Company Ltd. 16,957,440.0
Other industries               128,333.6                                                                            ------------
                             -----------                                -----------
   Subtotal                    435,335.1   Subtotal                         7,652.6    Subtotal                     18,479,910.1
                             -----------                                -----------                                 ------------
      Total                  8,899,086.4   Total                        2,346,139.6    Total                        19,379,721.4
                             ===========                                ===========                                 ============

----------
(1) Until 2001, the figures did not include realized guarantees. Since 2001, figures include both realized and unrealized guarantees.

Source: Ministry of Finance.


                                   DEBT RECORD

Israel has never defaulted in the payment of principal or interest on any of its internal or external indebtedness.

                      TABLES AND SUPPLEMENTARY INFORMATION
               EXTERNAL DIRECT DEBT OF THE GOVERNMENT OF ISRAEL(a)

                                                                                                              OUTSTANDING AMOUNT ON
                                                                                                               DECEMBER 31, 2001
       INTEREST RATE (%)          ISSUE DATE                  YEAR OF MATURITY             CURRENCY               (IN MILLIONS)
       -----------------          ----------                  ----------------             --------          ---------------------
                                     LOANS FROM THE GOVERNMENT OF THE UNITED STATES OF AMERICA

           3.000                    1976                           2016                      USD                     135.8
           8.204                    1976                           2006                      USD                      43.9
           7.676                    1976                           2006                      USD                     120.8
           3.000                    1977                           2017                      USD                     171.1
           7.869                    1977                           2006                      USD                      24.4
           7.916                    1977                           2007                      USD                     134.1
           3.000                    1978                           2018                      USD                     294.2
           8.606                    1978                           2008                      USD                     158.5
           9.228                    1978                           2008                      USD                     170.7
           3.000                    1979                           2009                      USD                      34.2
           3.000                    1983                           2019                      USD                     180.8
           7.753                    1984                           2014                      USD                      30.7
           8.359                    1986                           2011                      USD                      97.6
           8.689                    1986                           2014                      USD                     380.5

                                                       U.S. LOAN GUARANTEE PROGRAM

             6.125                   1993                           2003                      USD                     71.5
          Zero Coupon                1993                         2003-2023                   USD                    456.3(b)
             5.625                   1993                           2003                      USD                    200.0
          Zero Coupon                1993                         2004-2023                   USD                    436.0(b)
             6.625                   1994                           2004                      USD                    117.0
             6.600                   1994                         2005-2008                   USD                    256.0
             6.800                   1994                           2012                      USD                    333.0
          Zero Coupon                1994                         2012-2024                   USD                    196.8(b)
             7.625                   1994                           2004                      USD                    115.0
          Zero Coupon                1994                         2005-2024                   USD                    252.0(b)
          Zero Coupon                1994                         2005-2024                   USD                    308.1(b)
             6.25                    1995                           2002                      USD                    149.7
          Zero Coupon                1995                         2006-2025                   USD                    252.5(b)
             5.7                     1996                           2003                      USD                    150.0
             5.89                    1996                           2005                      USD                    150.0
          Zero Coupon                1996                         2006-2025                   USD                    415.3(b)
             6.625                   1996                           2003                      USD                    150.0
             6.75                    1996                           2004                      USD                     83.2
          Zero Coupon                1996                         2007-2026                   USD                    471.8(b)
          Zero Coupon                1997                         2002-2026                   USD                    590.8(b)
          Zero Coupon                1997                         2002-2027                   USD                    502.1(b)
          Zero Coupon                1998                         2002-2027                   USD                  1,416.9(b)

                                                                                                          OUTSTANDING AMOUNT ON
                                                                                                            DECEMBER 31, 2001
       INTEREST RATE (%)       ISSUE DATE                  YEAR OF MATURITY             CURRENCY              (IN MILLIONS)
       -----------------       ----------                  ----------------             --------        ----------------------
                                                  HOUSING LOANS GUARANTEED BY AID

             8.7229               1991                        2021                         USD                  396.1

----------
(a) External direct debt of the Government is defined by the Ministry of Finance for purposes of this table to include all indebtedness of the Government denominated in foreign currency, including all such indebtedness owed to domestic banks. This definition differs from the definition of external debt used by the Bank of Israel.

(b)      Proceeds realized, not face amount.



                      LOANS FROM THE GOVERNMENT OF GERMANY

       2.000                   1972                 2002               DM                     6.5
       2.000                   1972                 2003               DM                     0.5
       2.000                   1973                 2003               DM                    12.5
       2.000                   1974                 2004               DM                    20.6
       2.000                   1974                 2005               DM                     1.4
       2.000                   1975                 2005               DM                    26.1
       2.000                   1975                 2006               DM                     2.4
       2.000                   1976                 2005               DM                     1.2
       4.500                   1982                 2002               DM                     8.7
       4.500                   1983                 2002               DM                     3.9
       4.500                   1983                 2003               DM                    10.7
       4.500                   1984                 2004               DM                    50.6
       4.500                   1985                 2005               DM                    33.4
       4.500                   1986                 2006               DM                    51.2
       4.500                   1987                 2007               DM                    70.1
       4.500                   1988                 2008               DM                    49.0
       2.000                   1989                 2019               DM                   124.7
       2.000                   1991                 2020               DM                   133.0
       2.000                   1991                 2021               DM                   140.0
       2.000                   1992                 2022               DM                   140.0
       2.000                   1993                 2023               DM                   180.0
       2.000                   1994                 2024               DM                   100.0
       2.000                   1995                 2025               DM                   140.0
       2.000                   1996                 2026               DM                    90.0
       2.000                   1998                 2027               DM                    50.0
       2.000                   2000                 2030               DM                     8.9
       2.000                   2001                 2030              Euro                   10.4


                    LOANS FROM FOREIGN MILITARY SALES TRUSTS

       9.745                   1988                 2013               USD                1,284.1
       9.4075                  1988                 2002               USD                    7.1
       9.7410                  1988                 2013               USD                  978.6
       8.9549                  1989                 2011               USD                  301.2

                                                                                                             OUTSTANDING AMOUNT ON
                                                                                                               DECEMBER 31, 2001
       INTEREST RATE (%)             ISSUE DATE                  YEAR OF MATURITY           CURRENCY              (IN MILLIONS)
       -----------------             ----------                  ----------------           --------         ---------------------
                         LOANS FROM VARIOUS FINANCIAL INSTITUTIONS IN THE UNITED STATES GUARANTEED BY AID

         LIBOR + 0.375                  1990                           2009                    USD                    15.7
         LIBOR + 0.375                  1990                           2010                    USD                    18.3
         LIBOR + 0.375                  1994                           2005                    USD                     8.7
         LIBOR + 0.375                  1994                           2007                    USD                    12.1

                                                    LOANS FROM NON-ISRAELI BANKS

         LIBOR + 0.259                  1996                           2003                    FFR                   880.0
                4.15                    1997                           2015                    CHS                    33.5
                1.15                    1997                           2015                    CHS                    13.2
                4.69                    1998                           2015                    FFR                    15.7
                1.69                    1998                           2015                    FFR                     6.2
                0.45                    2001                           2006                    USD                   225.0

                                                 LOANS THROUGH ISRAELI BANKS IN ISRAEL

                4.00                    1989                           2004                    USD                     0.5
                1.81                    1997                           2007                    JYN                 1,144.6

                                                INTERNATIONAL CAPITAL MARKETS ISSUES

                6.375                   1995                           2005                    USD                   250.0
                3.006                   1997                           2007                    JYN                20,000.0
                7.25                    1998                           2028                    USD                   250.0
                6.875                   1999                           2034                    GBP                   100.0
                4.75                    1999                           2006                   EURO                   400.0
                7.75                    2000                           2010                    USD                   500.0
                3.5                     2001                           2031                    JYN                20,000.0

                              STATE OF ISRAEL NOTES
             (ISSUED THROUGH THE DEVELOPMENT CORPORATION FOR ISRAEL)

                                                                                                                  OUTSTANDING
                                                                                                                   AMOUNT ON
                         INTEREST                                                                              DECEMBER 31, 2001
       ISSUES            RATE(%)(a)             ISSUE DATE                       MATURITY            CURRENCY    (IN MILLIONS)
--------------------   --------------     ----------------------      ---------------------------    --------  -----------------
Average Prime Issues   AP - 0.75%         Jan.  1995 - Jan.  1996     Dec.  2000 - Jan.  2003(f)      USD                  300.5
(b)
                       AP - 1.25%         Feb.  1996 - Jun.  1996     Jan.  2001 - Jun.  2003(f)      USD                   67.6
                       AP - 1.50%         Jul.  1996 - Nov.  1996     Jan.  2002 - Nov.  2003(f)      USD                   34.5
                       AP - 1.75%         Dec.  1996 - Dec.  1999     Jan.  2002 - Dec.  2006(f)      USD                  441.4
Libor Issues(c)        Libor + 1.0%       Feb.  1995 - Jan.  1998     Feb.  2002 - Jan.  2003(f)      USD                   90.9
                       Libor + 0.8%       Feb.  1996 - Jun.  1996     Feb.  2003 - Jun.  2003(f)      USD                   41.9
                       Libor + 0.5%       Jul.  1996 - Nov.  1996     Jul.  2003 - Nov.  2003(f)      USD                   29.0
                       Libor + 0.4%       Dec.  1996 - Dec.  2001     Apr.  2003 - Dec.  2008(f)      USD                  284.1
                       Libor + 0.4%       Dec.  2001 - Dec.  2001     Dec.  2008 - Dec.  2008(f)      USD                   13.0
Libor Issues(d)        Libor +0.6%-0.75%  Oct.  1999 - Dec.  1999     Oct.  2004 - Dec.  2004         USD                  125.0
                       Libor + 0.6%       Dec.  1999 - Jan.  2001     Dec.  2001 - Jan.  2006         USD                  250.0
                       Libor + 0.6%       Jan.  2001 - Dec.  2001     Jan.  2006 - Dec.  2006         USD                  138.6
Issues (e)             Base Rate          1995 - 2001                 2002 - 2008                     GBP                    2.0

----------

(a)      All notes pay interest semiannually on June 30 and December 31.

(b) The average prime rate is determined according to the average prime rates of Citibank, and Bank of America Corp.

(c) The Libor Rate is determined according to Telerate, page 3750 for 6 months period rounded upwards to the next 1/16%.

(d) The Libor Rate is determined according to Telerate, page 3750 for 3 months period rounded upwards to the next 1/16%.

(e) The Base Rate is determined according to the base rates of Barclays plc, Midland Bank plc, National Westminster PLC, and Lloyds Bank plc.

(f)      Put option commencing five years from the issue date.


                              STATE OF ISRAEL BONDS
             (ISSUED THROUGH THE DEVELOPMENT CORPORATION FOR ISRAEL)

                                                                                                                    OUTSTANDING
                                                                                                                     AMOUNT ON
                                 INTEREST                                                                         DECEMBER 31, 2001
         ISSUES                  RATE(%)             ISSUE DATE                    MATURITY             CURRENCY   (IN MILLIONS)(a)
         ------                  -------      -----------------------     ------------------------      --------  -----------------
Development Issue
-----------------
7th - CIB                           4.0       May   1985 - Jan.  1997      May   2000 - Jan.  2012         USD           308.8
    - Int'l Savings                 4.0       Oct.  1996 - Dec.  1999      Oct.  2011 - Dec.  2014         USD            63.3
    - Amended CIB                   4.0       Oct.  1996 - Dec.  2001      Oct.  2011 - Dec.  2016         USD            43.7
    - Amended                       4.0       Jun.  1996 - Dec.  2001      Jun.  2011 - Dec.  2016         USD            48.2
      Registered Savings
    - Amended Int'l Savings         4.0       Sep.  1996 - Dec.  2001      Sep.  2011 - Dec.  2016         USD            25.0
5th Dev. Inv.-                      5.5       Feb.  1977 - Feb.  1987      Feb.  1997 - Feb.  2006         USD             5.3
    Coupon
    - CIB                           5.5       Jan.  1983 - Jan.  1987      Jan.  2003 - Feb.  2007         USD             6.0

Variable Rate Issue (VRI)
-------------------------

5th                                (b)        Mar.  1987 - Jun.  1990      Mar.  1999 - Jun.  2002         USD            55.2
6th                                (b)        May   1990 - Nov.  1991      Mar.  2002                      USD           282.5
7th                                (b)        Nov.  1991 - Apr.  1992      Sept. 2003                      USD           205.9

                                                                                                                    OUTSTANDING
                                                                                                                     AMOUNT ON
                                 INTEREST                                                                         DECEMBER 31, 2001
         ISSUES                  RATE(%)             ISSUE DATE                    MATURITY             CURRENCY   (IN MILLIONS)(a)
         ------                  -------      -----------------------     ------------------------      --------  -----------------
Development Issue
-----------------
8th                                (b)        Apr.  1992 - Aug.  1992      Mar.  2004                      USD           171.3
9th                                (b)        Jun.  1992 - Oct.  1992      Jun.  2004                      USD           228.4

Individual Variable Rate Issue (IVRI)
-------------------------------------

3rd                                (c)        Feb.  1987 - Dec.  1990      Feb.  1999 - Dec.  2002         USD            29.2
4th                                (c)        Oct.  1990 - May   1994      Oct.  2002 - May   2006         USD           135.6
5th                                (c)        May   1994 - Apr.  1996      May   2006 - Apr.  2009         USD            72.9
6th                                (c)        May   1997 - Jan.  1999      May   2009 - Jan.  2011         USD            73.5
Chai Issue                         5.8        April 1999 - Jan.  2002      April 2000 - Jan.  2007         USD             9.5
----------
Canadian Issues
---------------

Variable Rate                      (d)        Sept. 1991 - Dec.  1993      Sept. 2003 - Dec.  2005         USD            26.8
Floating Rate                      (e)        Mar.  1994 - Dec.  1994      Mar.  2006 - Dec.  2006         USD             1.9
2nd Floating Rate                  (e)        Jan.  1995 - Jan.  2002      Jan.  2007 - Jan.  2014         USD            16.0
EDI                             5.25 - 7.2    Jan.  1998 - Oct.  2001      Jan.  2003 - Oct.  2006         USD           100.2
2nd EDI                         5.50 - 7.2    Oct.  2001 - Jan.  2002      Oct.  2006 - Jan.  2007         USD            12.7
Chai                               5.8        April 1999 - Jan.  2002      Apr.  2004 - Jan.  2006         USD             1.4
Zero Coupon                      6.6-7.45     Oct.  2000 - Jan.  2002      Oct.  2010 - Jan.  2012         USD            23.6

Economic Development Issue (EDI)
--------------------------------

1st                                6.5        Nov.  1992 - Feb.  1993      Dec.  2002(i)                   USD            75.1
2nd                             6.0 - 6.5     Jan.  1993 - Oct.  1993      Dec.  2002(i)                   USD           148.8
3rd                             6.0 - 7.2     Nov.  1993 - Sept. 1994      Sep.  2003(i)                   USD           139.3
4th                             7.2 - 8.4     Jun.  1994 - Mar.  1995      May   2004(i)                   USD           382.2
5th                             6.0 - 7.7     Mar.  1995 - Oct.  1996      Apr.  2005(i)                   USD           385.3
6th                                7.0        Sept. 1996 - Jun.  1996      Sept. 2006(i)                   USD           395.2
7th                             6.75 - 7.5    May   1997 - Dec.  1997      May   2007(i)                   USD           398.5
8th                             6.1 - 6.75    Oct.  1997 - Apr.  1998      Aug.  2007(i)                   USD           208.8

Zero Coupon Issues
------------------
3rd                             6.0 - 8.1     Aug.  1993 - Jan.  1995      Oct.  2003                      USD           101.5
4th                             6.5 - 8.1     Feb.  1995 - Apr.  1996      Jan.  2005 - Jan.  2007         USD           190.8
5th                             5.65 - 7.9    Jan.  1997 - Feb.  2000      Jan.  2007 - Feb.  2010         USD           171.1
6th                             6.65 - 8.0    Feb.  2000 - Jan.  2001      Feb.  2010 - Jan.  2011         USD            90.3
7th                            6.65 - 7.15    Mar.  2001 - Jan.  2002      Mar.  2011 - Jan.  2012         USD            91.5

Floating Rate Issue  (FRI)
--------------------------

1st                                (f)        Jan.  1993 - May   1996      Jan.  2004(i)                   USD           153.4
1st Amendment                      (g)        Feb.  1996 - May   1996      Jan.  2004(i)                   USD            31.3
2nd                                (g)        May   1996 - May   1998      Mar.  2006(i)                   USD            98.3
3rd                                (g)        Feb.  1998 - Aug.  1998      Jan.  2008                      USD            99.5
4th                                (h)        Aug.  1998 - May   1999      Aug.  2008 - May   2009         USD           149.4
4th additional                     (h)        Mar.  1999 - Jan.  2002      Mar.  2009 - Jan.  2012         USD            62.8

Certificates
------------

$250                               0.0        July  1983 - Jan.  1995      July  1988 - Jan.  2000         USD            10.8
$100                               0.0        Jan.  1995 - Dec.  1997      Jan.  2000 - Dec.  2003         USD             6.0

Jubilee
-------

5 Years                         4.75-7.45     Mar.  1998 - Jun.  2001      Apr.  2003 - Jun.  2006         USD           522.3
2nd 5 Years                      5.25-6.0     Jun.  2001 - Jan.  2002      Jun.  2006 - Jan.  2007         USD           210.5
10 Years                          5.5-7.7     Mar.  1998 - Jun.  2001      Apr.  2003 - Jan.  2011         USD           211.6
2nd 10 Years                      6.4-6.8     Jun.  2001 - Jan.  2002      Jun.  2011 - Jan.  2012         USD            92.3

                                                                                                                    OUTSTANDING
                                                                                                                     AMOUNT ON
                                 INTEREST                                                                         DECEMBER 31, 2001
         ISSUES                  RATE(%)             ISSUE DATE                    MATURITY             CURRENCY   (IN MILLIONS)(a)
         ------                  -------      -----------------------     ------------------------      --------  -----------------
Development Issue
-----------------
Libor Floating Rate Issue (i)
-----------------------------
1st                       Libor+.75%-.9%      Oct. 1999 - Aug. 2000        Oct. 2009 - Aug. 2010          USD           149.6
2nd                       Libor+.75%          Jul. 2000 - Jan. 2001        Jul. 2010 - Jan. 2011          USD            96.8
3rd                       Libor+.75%          Dec. 2000 - Jun. 2001        Dec. 2010 - Jan. 2011          USD            95.6
4th                       Libor+.75%          Jul. 2001 - Jan. 2002        Jul. 2011 - Jan. 2012          USD            46.8

----------
(a)      Not including USD 98.8 million awaiting Bond issuance by Fiscal Agent.

(b) Minimum annual interest rate of 7.5%, plus 50% of the excess, if any, over 7.5% of the average of the prime rate quoted by Bank of America Corp. and Citibank N.A.

(c) Interest rate equals 5% plus one-half of the difference between prime and 5% if prime is greater than 5% and equals prime if prime is less than 5%.

(d)      Interest rate equals five-year Canadian Treasury minus 50 basis points.

(e)      Interest rate equals Canadian prime minus 75 basis points.

(f)      Interest rate equals average prime minus 75 basis points.

(g)      Interest rate equals average prime minus 150 basis points.

(h)      Interest rate equals average prime minus 175 basis points.

(i) The Libor rate is determined according to telerate, page 3750 for three months rounded upward to the next 1/16%.

                 GOVERNMENT GUARANTEES OF EXTERNAL INDEBTEDNESS

                                                                                                              OUTSTANDING
                                                       INTEREST RATE                                           AMOUNT ON
         TO                           FOR                   (%)       ISSUE DATE    MATURITY   CURRENCY    DECEMBER 31, 2001
------------------------   --------------------------- -------------  ----------    --------   --------    -----------------
U.S. Exim Bank             EL AL                               7.39      1994         2006       USD               102,747,005
European Investment Bank   Industrial Development Bank         1.81      1997         2007       JYN             1,144,631,438
U.S. Exim Bank             IEC Corporation                     9.50      1989         2003       USD                14,112,381
                           IEC Corporation                     9.50      1996         2008       USD               111,741,999
                           IEC Corporation                     6.88      1994         2002       USD                 8,770,705
Deutsche Bundesbank        IEC Corporation                     8.1       1986         2008       USD                27,481,020
KFW                        IEC Corporation                  (i)          1994         2005       EURO               71,776,421
                                                            (i)          1995         2005       USD                 4,543,247
EDC                        IEC Corporation                  (ii)         1997         2005       USD                29,286,246
                                                           (iii)         1997         2013       USD                 5,213,159

----------
(i)      Interest rate is the KFW cost of funding plus 0.65%.

(ii)     Interest rate is LIBOR plus 0.4%.

(iii)    Interest rate is LIBOR plus 0.5%.


The following table sets forth the balances of the Government's external debt by currency as of December 31, 2001

                                                                                                                   TOTAL
                                                                                                               (IN MILLIONS)
                                                                                                               -------------
United States Dollars (USD)........................................................................               15,115.0
Euro (EURO)(a).....................................................................................                  410.4
German Marks (DM)..................................................................................                1,455.4
French Francs (FFR)................................................................................                  901.9
Swiss Francs (CHS).................................................................................                   46.7
British Pound Sterling (GBP).......................................................................                  102.0
Japanese Yen (JYN).................................................................................               41,144.6

(a) Excluding debt in German marks and French francs. As of December 31, 2001, total Government external debt in euro (including debt in German marks and French francs) was euro 1,302 million.

                DOMESTIC DIRECT DEBT OF THE GOVERNMENT OF ISRAEL


                        SERIAL                                                              YEAR OF      FACE VALUE ON DECEMBER 31,
 SERIAL NO.              NAME              INTEREST RATE(%)        ISSUE DATE               MATURITY     2001 (IN MILLIONS OF NIS)
 ----------              ----              ----------------        ----------               --------     -------------------------
                                                   NON-LINKED LOANS/FLOATING RATE
 9225137                Gilon                  6.1                    1997                    2002                   953.3
 9227034                                       6.5                    1998                    2005                 3,195.2

 9230137            Gilon Chadash              6.8                    1999                    2009                 5,000.0
 9230236                                       5.8                    1999                    2009                 2,662.7
 9230335                                       6.3                    2000                    2010                 7,475.9
 9230434                                       5.8                    2001                    2011                10,751.3

                                                    NON-LINKED LOANS/FIXED RATE

 9263534                Shahar                11.5                    1999                    2002                 3,804.9
 9263633                                      10.5                    1999                    2002                 2,008.6
 9266032                                      10.0                    1998                    2003                 2,645.5
 9266131                                      11.0                    1999                    2004                 4,026.2
 9266537                                       9.0                    2000                    2005                 6,942.0
 9266636                                       7.0                    2001                    2006                 7,364.7
 9267030                                       9.0                    2000                    2007                 7,364.8
 9268038                                       7.0                    2001                    2011                 4,080.4

                                                    CPI INDEX-LINKED/FIXED RATE

 9425638                Sagie                  CPI+4.0                1996                    2002                 3,274.4
 9425737                                       CPI+4.0                1997                    2003                 4,877.2
 9387036                Galil                  CPI+4.00               1998                    2005                 4,141.3
 9470139                                       CPI+4.00               1996                    2007                   853.6
 9470238                                       CPI+4.00               1996                    2007                 1,574.8
 9470337                                       CPI+4.00               1997                    2008                 2,785.2
 9481136                                       CPI+4.00               1991                    2003                   820.5
 9481235                                       CPI+4.00               1991                    2003                   497.5
 9481334                                       CPI+4.00               1991                    2003                   352.3
 9481433                                       CPI+4.00               1991                    2003                   390.8
 9481532                                       CPI+4.00               1991                    2003                   607.0
 9481631                                       CPI+4.00               1992                    2004                   649.9
 9481730                                       CPI+4.00               1992                    2004                   702.7
 9481839                                       CPI+4.00               1992                    2004                   900.0
 9481938                                       CPI+4.00               1992                    2004                   773.8
 9482035                                       CPI+4.00               1992                    2004                 2,086.9
 9490137                                       CPI+2.50               1990                    2003                   779.5
 9520131                                       CPI+4.75               1988                    2002                   756.5
 9520230                                       CPI+4.75               1988                    2002                   758.6
 9520339                                       CPI+4.75               1988                    2002                   315.8
 9520438                                       CPI+4.75               1989                    2003                 1,130.7
 9520537                                       CPI+4.00               1991                    2005                   630.6
 9520636                                       CPI+4.00               1991                    2005                   375.4
 9520735                                       CPI+4.00               1992                    2006                 1,460.7
 9520834                                       CPI+4.00               1992                    2006                 1,042.7
 9540139                                       CPI+4.75               1987                    2002                    63.4
 9540238                                       CPI+4.75               1987                    2002                   332.7

                        SERIAL                                                              YEAR OF      FACE VALUE ON DECEMBER 31,
 SERIAL NO.              NAME              INTEREST RATE(%)        ISSUE DATE               MATURITY     2001 (IN MILLIONS OF NIS)
 ----------              ----              ----------------        ----------               --------     -------------------------
 9540337                Galil                  CPI+4.75               1987                    2002                   322.0
 9540436                                       CPI+4.75               1987                    2002                   454.0
 9540535                                       CPI+4.75               1987                    2002                   621.1
 9540634                                       CPI+4.75               1988                    2003                   908.5
 9540733                                       CPI+4.75               1988                    2003                   650.3
 9540832                                       CPI+4.75               1989                    2004                   335.6
 9540931                                       CPI+4.75               1989                    2004                   629.8
 9541038                                       CPI+4.75               1989                    2004                   350.7
 9541137                                       CPI+4.75               1989                    2004                   381.9
 9541236                                       CPI+4.75               1990                    2005                   167.6
 9541335                                       CPI+4.75               1990                    2005                   381.7
 9541434                                       CPI+4.75               1990                    2005                   189.3
 9541533                                       CPI+4.00               1993                    2008                   523.4
 9541632                                       CPI+4.00               1993                    2008                   686.0
 9541731                                       CPI+4.00               1993                    2008                   576.1
 9541830                                       CPI+4.00               1993                    2008                   844.2
 9541939                                       CPI+4.00               1994                    2009                   825.3
 9542036                                       CPI+4.00               1994                    2009                 1,403.6
 9542135                                       CPI+4.00               1994                    2009                 1,046.4
 9542234                                       CPI+4.00               1994                    2009                   925.6
 9542333                                       CPI+4.00               1995                    2010                   692.0
 9542432                                       CPI+4.00               1995                    2010                   753.8
 9542531                                       CPI+4.00               1995                    2010                 1,658.5
 9542630                                       CPI+4.00               1995                    2010                 1,936.6
 9542739                                       CPI+4.00               1997                    2012                 4,719.9
 9545138                                       CPI+4.00               1998                    2005                 3,567.2
 9547035                                       CPI+5.00               1998                    2013                 3,941.5
 9547134                Galil                  CPI+5.00               1999                    2014                 1,072.6
 9547233                                       CPI+5.00               2000                    2015                 5,284.1
 9548033                                       CPI+4.00               2001                    2011                 2,786.0
 9560137                                       CPI+4.75               1988                    2005                   179.4
 9560236                                       CPI+4.75               1988                    2005                   729.1
 9560335                                       CPI+4.75               1988                    2005                   424.7
 9560434                                       CPI+4.75               1988                    2005                   580.5
 9560533                                       CPI+4.75               1988                    2005                 2,192.8
 9560632                                       CPI+4.75               1988                    2005                   805.7
 9561036                                       CPI+4.75               1988                    2005                 1,974.0
 9561135                                       CPI+4.75               1989                    2006                   375.7
 9561234                                       CPI+4.75               1989                    2006                   338.9
 9561333                                       CPI+4.75               1990                    2007                   205.4
 9561432                                       CPI+4.75               1990                    2007                    59.4
 9561531                                       CPI+4.75               1990                    2007                    86.2
 9570136                                       CPI+4.75               1989                    2007                 1,036.5
 9570235                                       CPI+4.75               1989                    2007                   380.3
 9570334                                       CPI+4.75               1989                    2007                   343.9
 9570433                                       CPI+4.75               1990                    2008                   524.2
 9570532                                       CPI+4.75               1990                    2008                   223.5
 9570631                                       CPI+4.75               1990                    2008                   219.2
 9570730                                       CPI+2.50               1990                    2008                    17.5
 9590134                                       CPI+4.75               1989                    2009                 1,011.4

                        SERIAL                                                              YEAR OF      FACE VALUE ON DECEMBER 31,
 SERIAL NO.              NAME              INTEREST RATE(%)        ISSUE DATE               MATURITY     2001 (IN MILLIONS OF NIS)
 ----------              ----              ----------------        ----------               --------     -------------------------
 9590332                Galil                  CPI+4.00               2001                    2021                 1,118.1

                                                   CPI INDEX-LINKED/FLOATING RATE

 9139635                 Kfir                  4.3                    1995                    2002                   896.8
 9139734                                       4.3                    1995                    2002                 1,330.9
 9139833                                       4.3                    1995                    2002                 2,158.1
 9139932                                       4.3                    1996                    2003                 2,160.2
 9149535                                       4.3                    1990                    2002                   442.8
 9151135                                       3.9                    1990                    2002                 1,279.3

                                                   CPI INDEX-LINKED/FLOATING RATE

 9152133             Kfir Chadash              4.1                    1998                    2004                 1,121.5

                                                    DOLLAR-LINKED/FLOATING RATE

 9653833                Gilboa                 3.89000                1997                    2002                 1,583.5
 9653932                                       3.48750                1998                    2003                 3,274.9
 9654039                                       3.09380                1998                    2003                 5,101.6
 9654138                                       3.88000                1999                    2004                 3,156.1
 9654237                                       3.73440                1999                    2004                 2,293.3
 9655135                                       3.72940                2000                    2010                   326.4